As filed with the Securities and Exchange Commission on June 23, 2005
Registration No. _______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DISCOVERY BANCORP

(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Number)	20-1814766 (I.R.S. Employer Identification Number)

338 Via Vera Cruz
San Marcos, California 92078
(760) 736-8900
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

James P. Kelley, II
President and Chief Executive Officer
Discovery Bancorp
338 Via Vera Cruz
San Marcos, California 92078
(760) 736-8900
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:

S. Alan Rosen, Esq.
Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302
(818) 591-2121

     Approximate date of commencement of proposed sale to the public:                     , 2005

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum
Securities to be Registered	Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, no par value per share	$12,832,000	$1,511

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Preliminary Prospectus dated June 23, 2005

_____________ Shares

[LOGO] DISCOVERY BANCORP

338 Via Vera Cruz
San Marcos, California 92078
Phone (760) 736-8900

COMMON STOCK

     We are Discovery Bancorp, a bank holding company headquartered in San Marcos, California. We are offering for sale up to ___shares of our no par value common stock at [$15.50 to $16.50] per share. We are conducting this offering in order to fund our acquisition of the business of a commercial financial lender, to support the growth of our banking subsidiary, Discovery Bank, to pay our organizational expenses, and to provide working capital. An additional ___[$800,000 + 2,000] shares have been set aside as part of the consideration for the acquisition of the business of the commercial finance lender, Celtic Capital Corporation.

     Our common stock trades on the OTC “Bulletin Board” under the symbol “                    .” On                      2005, the last reported sale price for our common stock was $_____ per share.

     Investing in our common stock involves substantial risks. See “RISK FACTORS” beginning on page ___to read about factors you should consider before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The securities offered hereby are not deposits or savings accounts of a bank or savings association and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

     This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     Hoefer & Arnett, Inc., our standby placement agent, will use its “best efforts” to offer and sell our common stock on a standby basis, as our agent. Hoefer & Arnett, Inc., will be paid five percent of the first $6 million in subscriptions attributable to its efforts, regardless of whether we accept such subscriptions, and five percent of gross sales proceeds from the additional sales made through its efforts. There is no firm commitment by Hoefer & Arnett, Inc., or any other firm to buy or sell any of our common stock in connection with this offering. In addition to our placement agent, our directors and officers will also offer and sell our common stock. Our directors and officers will not be compensated for such efforts, but may be reimbursed for reasonable out of pocket expenses associated with the offering.

HOEFER & ARNETT
Incorporated
Standby Placement Agent

The date of this prospectus is                     , 2005

PROSPECTUS SUMMARY

     This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including “Risk Factors” and our consolidated financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

Discovery Bancorp

     We are Discovery Bancorp, a California corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our principal business is to serve as a holding company for our banking subsidiary, Discovery Bank. When we say “we,” “our,” or the “Company,” we mean Discovery Bancorp on a consolidated basis with Discovery Bank. When we refer to “Bancorp” or to the “Holding Company,” we are referring to the parent company on a stand-alone basis, and when we refer to the “Bank,” we are referring to Discovery Bank on a stand-alone basis.

     Bancorp was incorporated under the laws of the State of California on October 7, 2004, at the direction of the Board of Directors of the Bank for the purpose of becoming the Bank’s holding company. The holding company reorganization was consummated on ___, 2005 and all of the outstanding shares of the Bank’s common stock and warrants were exchanged for shares of Bancorp’s common stock and warrants.

     Subject to regulatory approval and the successful completion of this offering, our wholly-owned subsidiary, Celtic Merger Corp., will acquire certain of the assets and assume certain of the liabilities of Celtic Capital Corporation (“Celtic”), a commercial finance lender. Upon consummation of the asset purchase transaction, Celtic Merger Corp. will change its name to Celtic Capital Corporation and operate as a separate subsidiary (the “Celtic Subsidiary”). We are purchasing Celtic because we believe that a commercial finance subsidiary will enhance our profitability.

     We will use the proceeds of this offering to fund the Celtic acquisition, to enhance the Bank’s capital, to pay our organizational costs, and to provide working capital.

     We anticipate that the primary source of our income will come from the Bank, and to a lesser extent from the Celtic Subsidiary. The Bank derives its income primarily from interest received on loans and investment securities and from fees received from deposit services. The expenses of the Bank are the interest it pays on deposits and borrowings, salaries and benefits for employees, occupancy costs for its banking offices and general operating expenses. The Celtic Subsidiary will derive its income primarily from commercial finance operations, making loans to small businesses with a general maximum dollar amount of $3,000,000. The expenses of the Celtic Subsidiary will be salaries and benefits for employees, occupancy and equipment costs for its processing facilities and general operating expenses. Our assets will consist primarily of the assets of the Bank and to a lesser extent those of the Celtic Subsidiary.

     Our common stock is traded on the OTC Bulletin Board under the symbol “                    .” Our headquarters are located at 338 Via Vera Cruz, San Marcos, California 92078. Our telephone number is (760) 736-8900.

Discovery Bank

     Discovery Bank commenced operations on September 19, 2001, as a California state-chartered bank. Discovery Bank is authorized to engage in the general commercial banking business by the California Department of Financial Institutions (“DFI”) and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the applicable limits of the law. Discovery Bank is not a member of the Federal Reserve System (“FRB”).

     The Bank provides a wide range of financial services to small- and medium-sized businesses and individuals, including real estate, commercial and consumer loans. The Bank is one of very few independent banks in southern California that specializes in asset-based lending. The Bank also specializes in SBA-guaranteed lending and is designated as a “Preferred Lender” by the SBA. The Bank has experienced continued growth in loans, deposits and total assets since commencing operations and as of March 31, 2005, the Bank had total loans of $94.6 million, total deposits of $99.9 million, total assets of $119.4 million, and total stockholders’ equity of $10.4 million.

     During 2003 the Bank conducted a successful public offering, selling 242,000 shares at $13.50 per share, raising an aggregate of $3.1 million in new capital.

     The Bank currently operates from its main office in San Marcos and a branch office in Poway. The Bank recently relocated its main office from 1145 San Marino Drive, San Marcos, California 92078 to 338 Via Vera Cruz, San Marcos, California 92078.

Pending Acquisition of Celtic Capital Corporation

     In addition to serving as the holding company for the Bank, the Holding Company, through its wholly-owned subsidiary, Celtic Merger Corp., intends to acquire certain assets and assume certain liabilities of Celtic, which has operated for more than 22 years from its headquarters in Santa Monica, California. Simultaneously, Celtic Merger Corp. will obtain a commercial finance lender’s license, change its name to “Celtic Capital Corporation,” and engage in the business previously conducted by Celtic.

     As a commercial finance lender, Celtic makes “asset-based” loans to companies that do not qualify for bank credit and secures its loans with business assets, such as accounts receivable and inventory.

     At March 31, 2005, Celtic had total assets of $22.5 million, total loans of $18.8 million, and total shareholders’ equity (deficit) of ($729,000). For the three months ended March 31, 2005, Celtic earned $47,000, compared to a loss of $83,000 for the three months ended March 31, 2004. Celtic earned $83,000 for the year ended December 31, 2004, compared to $16,000 for the prior year. Celtic’s net interest income after provision for credit losses was $2.7 million in 2004 compared to $3.0 million in 2003. During 2004 Celtic reduced costs by approximately $300,000. Celtic’s net interest margin was 11.53% for the three months ended March 31, 2005, compared to 13.48% for the three months ended March 31, 2004, 13.39% for the year ended December 31, 2004, and 16.73% for the year ended December 31, 2003.

     The business of Celtic has, in the past, been conducted solely for the benefit of its family owners and has been hampered by lack of capital upon which to build. Accordingly, Celtic’s profitability has been greatly impacted over the past few years by the dependence and high cost of the subordinated debt that makes up Celtic’s entire capital base. Having an appropriately structured capital base, as is being proposed with the acquisition, is critical to an asset-based lending operation. Management believes that the resultant improved financial structure will permit overall funding at lower costs than was available to the family-owned business. Further, management believes that with the above-mentioned estimated funding of the commercial finance company at lower costs, plus anticipated reductions in certain operating expenses, as well as acquiring a business that augments the business of the Bank, that we will have enhanced the capacity to manage Celtic’s business in a more profitable manner, which can be operated in such a fashion as to earn an attractive rate of return to the shareholders of the Holding Company.

     Because the business to be conducted by the Celtic Subsidiary is the same as that previously conducted by Celtic, the Holding Company has caused the Celtic Subsidiary to enter into Employment Agreements and/or Consulting Agreements with the Celtic principals, Mark Hafner, who will serve as President and Chief Executive Officer of the Celtic Subsidiary, Alex Falo, who will serve as the Vice President and Loan Manager of the Celtic Subsidiary, and Bron Hafner who will serve as a Consultant. Each of the Employment and Consulting Agreements provide for a term of three (3) years and contain certain restrictions which prevent or limit the contracting party from competing against the Celtic Subsidiary. A detailed discussion of the terms of the Employment Agreements and the Consulting Agreement including salaries, bonuses and non-compete provisions is included in the discussion of Celtic Capital Corporation. (See “CELTIC CAPITAL CORPORATION — Background and Description of Celtic Transaction.”)

     Under the terms of the Asset Purchase Agreement, dated January 27, 2005 (the “Purchase Agreement”), by and among the Holding Company, Celtic Merger Corp., certain of Celtic’s principals and Celtic, Celtic will be paid the net book value of its furniture, fixtures and equipment plus the aggregate outstanding principal balance of, and accrued but unpaid interest owing on, the loans and outstanding balances on lines of credit that Celtic has extended to its customers, minus the outstanding balance of Celtic’s debt to Wells Fargo Bank which was used to fund Celtic’s loan business (the “Net Payment Amount”). At March 31, 2005, the Net Payment Amount would have been $3,330,346.

     In addition to the Net Payment Amount, Celtic will receive a premium of $900,000 in cash and $800,000 worth of our common stock valued at the per share price established in this offering. (See “CELTIC CAPITAL CORPORATION.”) It is further anticipated that Celtic’s debt to Wells Fargo will be reduced.

     Under the terms of the Purchase Agreement, in the event that the Celtic acquisition is not completed, the Holding Company, but not the Bank, may be liable to Celtic for out-of-pocket costs and expenses incurred by Celtic in connection with the transaction contemplated therein.

Our Guiding Philosophy

     Our board of directors has adopted the following Vision Statement:

     “To be the preferred financial provider in the communities and markets that the Bank serves, using exceptional employees to deliver outstanding customer service.”

      Our board of directors has also adopted the following Mission Statement:

     “To identify the financial needs of customers and to exceed customer expectations in the delivery and quality of products and services; and to partner with communities we serve to provide lasting economic value and improve the quality of life. By achieving this mission in a professional and ethical manner, the Bank will assure the maximization of shareholder value.”

Our Principal Markets

     The local area from which the Bank attracts most of its business is the City of San Marcos, the neighboring cities of Carlsbad, Escondido and Vista, as well as other cities and communities throughout San Diego County’s North County, including Carmel Mountain, Poway, Rancho Bernardo, Rancho Penasquistos, Ramona and Scripps Ranch.

     Celtic makes loans in both Northern and Southern California and in Arizona.

Our Management Team

     We have assembled a management team with depth and breadth of experience in the financial services industry. Our executive management team includes:

			Years of
			Financial
			Services
Name	Age	Title	Experience
Joseph C. Carona	64	Executive Vice President and Chief Administrative Officer	35

Stanley M. Cruse	55	Executive Vice President and Chief Credit Officer	34

James P. Kelley, II	53	Director, President and Chief Executive Officer	29

     Upon the successful closing of the Celtic acquisition, the senior management of Celtic will continue to serve the Celtic Subsidiary. In addition, we anticipate that Mr. Bron Hafner, who will continue to serve as a consultant to the Celtic Subsidiary, will be added to our board of directors.

The Offering

Issuer	Discovery Bancorp

Securities Offered to the Public	shares of Discovery Bancorp common stock

Offering Price Per Share	[$15.50 to $16.50]

Net Proceeds	$11,200,000, if all shares are sold, net of estimated expenses related to the offering, including estimated commissions, of $800,000

Minimum Subscription	$ (500 shares)

Common Stock Outstanding	shares

Common Stock to be Outstanding After the Offering	shares, assuming all shares of common stock being offered in this offering are sold and assuming none of sur outstanding warrants or stock options are exercised

Common Stock to be Outstanding After the Offering and the Celtic Acquisition	shares, assuming all shares of common stock being offered in this offering are sold and assuming none of sur outstanding warrants or stock options are exercised

Offering Expiration Date	, unless we decide to extend or terminate earlier

Use of Proceeds	We plan to use approximately $4.5 million of the net proceeds of this offering to fund the Celtic acquisition, approximately $2.5 million to increase the Bank’s capital to fund the Bank’s continued growth, approximately $305,000 to pay our organizational expenses, and the balance to enhance our working capital.

Risk Factors	See “RISK FACTORS” and other information included in this prospectus for a discussion of factors you should carefully consider before investing in the common stock.

Dividend Policy	We intend to continue to follow our strategic plan of retaining earnings to increase our capital and provide additional basis for growth. Accordingly, we do not plan to pay dividends on our common stock in the near future.

OTC “Bulletin Board” Trading Symbol	“ ”

SELECTED FINANCIAL INFORMATION

     The holding company reorganization was consummated on ___, 2005. Therefore, the following table sets forth the Bank’s statistical information as of and for the quarters ended March 31, 2005 and 2004, and as of and for the years ended December 31, 2004, 2003, and 2002, and as of and for the initial period of operations ended December 31, 2001. This data should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” and the Bank’s unaudited consolidated financial statements as of and for the quarters ended March 31, 2005 and 2004 and related notes and the Bank’s audited consolidated financial statements as of December 31, 2004, 2003 and 2002 and related notes included elsewhere herein. The selected financial data was derived as of and for the quarters ended March 31, 2005 and 2004 from the Bank’s historical unaudited consolidated financial statements for those quarters, and as of and for the years ended December 31, 2004, 2003 and 2002 and for the interim period ended December 31, 2001, from the Bank’s historical audited consolidated financial statements for those fiscal years and for the period from inception to December 31, 2001. The Bank’s unaudited interim consolidated financial statements include, in its opinion, all normal and recurring adjustments that the Bank considers necessary for a fair statement of the results. The operating results for the quarter ended March 31, 2005 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2005.

	At or For the Three
	Months Ended March 31,
	(unaudited)				At or For the Year Ended December 31,
	2005		2004		2004	2003	2002	2001(1)
	(dollars in thousands)
STATEMENT OF OPERATIONS SUMMARY:
Interest income	$1,648		$1,050		$5,004	$3,292	$1,806	$87
Interest expense	506		237		1,180	866	496	8

Net interest income	1,142		813		3,824	2,426	1,310	79
Provision for loan losses	159		33		238	289	391	81

Net interest income after provision for loan losses	983		780		3,586	2,137	919	(2)
Other income	153		32		153	457	133	5
Other expenses	993		734		3,149	2,303	1,779	780

Income before provision for income taxes	143		78		590	291	(727)	(777)
Income taxes (credit)	37		14		(86)	(149)	1	0

Net income (loss)	$106		$64		$676	$440	$(728)	$(777)

PER SHARE DATA:
Basic(2)	$0.10		$0.06		$0.65	$0.49	$(0.92)	$(0.98)
Diluted	$0.10		$0.06		$0.61	$0.46	$(0.92)	$(0.98)
Book value(3)	$10.05		$9.41		$9.98	$10.81	$7.77	$8.65
Cash dividends	$0		$0		$0	$0	$0	0
Weighted average number of shares outstanding	1,037,298		1,037,298		1,037,298	897,017	795,298	795,298
Weighted average number of shares outstanding (fully diluted)	1,102,495		1,084,128		1,095,455	935,974	822,991	822,459

STATEMENT OF CONDITION SUMMARY:
Cash and due from banks	$3,060		$2,482		$1,639	$1,495	$1,402	$341
Federal funds sold	$9,315		$2,885		$4,945	$615	$1,745	$2,545
Interest-bearing deposits	$2,883		$2,541		$2,692	$2,533	$498	$399
Investment securities	$3,125		$2,525		$2,706	$2,843	$654	$1,833
Loans, net of unearned income	$94,555		$65,683		$81,035	$60,696	$37,674	$6,482
Allowance for possible loan losses	$1,157		$794		$998	$760	$472	$81
Total assets	$119,408		$76,626		$99,268	$68,282	$41,955	$11,841
Total deposits	$99,876		$63,699		$79,679	$54,161	$35,396	$4,904
Total stockholders’ equity	$10,424		$9,757		$10,354	$9,696	$6,178	$6,879

PERFORMANCE RATIOS:
Return on average assets	0.39	%(4)	0.35	%(4)	0.79%	0.81%	(2.53)%	(8.27	)%(4)
Return on average equity	4.06	%(4)	2.54	%(4)	6.73%	5.74%	(11.17)%	(10.59	)%(4)
Net interest margin	4.67	%(4)	4.77	%(4)	4.76%	4.59%	4.71%	3.20	%(4)
Efficiency ratio(5)	74.73%		86.83%		78.99%	79.88%	123.28%	N/A
Average net loans as a percent of average deposits	97.28%		105.24%		101.17%	102.53%	107.67%	94.70%

ASSET QUALITY RATIOS:
Nonperforming loans to total loans	0.00%		0.00%		0.00%	0.00%	0.00%	0.00%
Net charge-offs to average loans	0.00%		0.00%		0.00%	0.00%	0.00%	0.00%

(1)	For the period from commencement of operations, September 19, 2001, through December 31, 2001.

(2)	This figure represents the net income (loss) divided by the number of shares outstanding at the end of the period (exclusive of shares exercisable under our Stock Option Plan).

(3)	The book value per share represents total stockholders’ equity divided by the total number of shares of our common stock outstanding as of the period indicated.

(4)	These ratios have been annualized. No assurance can be given that the annualized ratios for the three months ended March 31, 2005 are indicative of the ratios that may be expected for the year ended December 31, 2005.

(5)	The efficiency ratio is computed by dividing noninterest expense by net interest income plus noninterest income, excluding securities gains and losses.

	At or For the Three
	Months Ended March 31,
	(unaudited)		At or For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001(1)
Allowance for loan losses to period-end loans	1.22%	1.21%	1.23%	1.25%	1.27%	1.27%
CAPITAL RATIOS:
Total stockholders’ equity as a percent of total assets	8.72%	12.73%	10.43%	14.20%	14.73%	58.09%
Average equity as a percent of average total assets	9.57%	13.96%	11.68%	14.07%	22.61%	78.02%
Leverage ratio	9.56%	13.26%	10.57%	15.27%	14.81%	73.31%
Tier 1 risk-based capital ratio	10.28%	14.40%	11.30%	15.05%	19.49%	96.33%
Total risk-based capital ratio	11.44%	15.58%	12.41%	16.23%	20.98%	97.46%

RISK FACTORS

     An investment in our common stock involves a high degree of risk. We describe below the material risks and uncertainties that affect us. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Related to the Company

     We have a Limited Operating History and We Do Not Have a Sustained History of Profitability. The Bank commenced operations on September 19, 2001 and has been profitable, on an annual basis, only since 2003. Therefore, we have a limited operating history and do not have a sustained history of profitability. We still remain subject to the risks inherently associated with a new business enterprise, in general, and a new financial institution, in particular, such as untested systems and management in a full range of economic conditions.

     We Face Limits on Our Ability to Lend. Our legal lending limit as of March 31, 2005, was approximately $2.9 million for secured loans and $1.7 million for unsecured loans. Accordingly, the size of the loans which we can offer to potential customers is less than the size of loans which many of our competitors with larger lending limits can offer. Our legal lending limit affects our ability to seek relationships with the region’s larger and more established businesses. Through our previous experience and relationships with a number of the region’s other financial institutions, we are generally able to accommodate loan amounts greater than our legal lending limit by selling participations in those loans to other banks. However, we cannot assure you of any success in attracting or retaining customers seeking larger loans or that we can engage in participations of those loans on terms favorable to us.

     Declines in Real Estate Values Could Materially Impair Our Profitability and Financial Condition. As of March 31, 2005, a significant portion of our loan portfolio (60% of our loan portfolio) consists of commercial real estate and construction loans secured by real estate collateral. A substantial portion of the real estate securing these loans is located in San Diego County. Real estate values are generally affected by factors such as:

•	the socioeconomic conditions of the area where the real estate collateral is located;

•	fluctuations in interest rates;

•	property and income tax laws;

•	local zoning ordinances governing the manner in which real estate may be used; and

•	federal, state and local environmental regulations.

     Declines in real estate values could significantly reduce the value of the real estate securing our loans and could increase the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not sufficient to provide adequate security for the underlying loans, we will be required to make additional loan loss provisions which, in turn, will reduce our profits and could negatively affect our capital. Finally, if a borrower defaults on a loan secured by real estate, we may be forced to foreclose on the property and carry it as a nonperforming asset, which, in turn, reduces our net interest income.

     Changes in Economic Conditions, in Particular an Economic Slowdown in Southern California, Could Hurt our Business Materially. Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. Substantially all of our business comes from Southern California and particularly San Diego County. A deterioration in economic conditions, whether caused by national concerns or local concerns, in Southern California could result in the following consequences, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	low cost or noninterest-bearing deposits may decrease; and

•	collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

     Our Future Growth May Be Hindered If We Do Not Raise Additional Capital. Bank holding companies and banks are required by law and regulation to meet capital adequacy guidelines and maintain their capital to specified percentages of their assets. A failure to meet these guidelines will limit our ability to grow and could result in banking regulators requiring us to increase our capital or reduce our loans and other earning assets. Therefore, in order for us to continue to increase our earning assets and net income, we may be required, from time to time, to raise additional capital. We cannot assure you that additional sources of capital will be available or, if it is, that it will be available on terms reasonable to us.

     We Have a Continuing Need to Adapt to Technological Changes. The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology allows us to:

•	serve our customers better;

•	increase our operating efficiency by reducing operating costs;

•	provide a wider range of products and services to our customers; and

•	attract new customers.

     Our future success will partially depend upon our ability to successfully use technology to provide products and services that will satisfy our customers’ demands for convenience, create additional operating efficiencies, and respond to regulatory changes. Our larger competitors already have existing infrastructures or substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing those products and services to our current and future customers.

     Our Growth Strategy Involves Risks That May Adversely Impact Our Net Income. We have pursued and continue to pursue a growth strategy which depends primarily on generating an increasing level of loans and deposits at acceptable risk levels. We may not be able to sustain our planned growth without establishing new branches or new products. Therefore, we may expand in our current market by opening or acquiring branch offices or we may expand into new markets or make strategic acquisitions of other financial institutions or branch offices. This expansion may require significant investments in equipment, technology, personnel and site locations. We cannot assure you of our success in implementing our growth strategy without corresponding increases in our noninterest expenses.

     We are Exposed to Risk of Environmental Liabilities With Respect to Properties to Which We Take Title. In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

     Our Ability to Pay Cash Dividends is Restricted by Law and Will Depend on Capital Distributions From Discovery Bank. Our ability to pay dividends to our shareholders is subject to the restrictions set forth in California law. We cannot assure you that we will meet the criteria specified under California law in the future. Even if we may legally declare and pay dividends, the amount and timing of those dividends will be at the discretion of our board of directors. Our board of directors may, in its sole discretion, decide not to declare dividends. We do not plan to pay dividends on our common stock in the near future. We presently intend to follow a policy of retaining earnings, if any, for the purpose of increasing our net worth and reserves.

     As a bank holding company, substantially all of our operating assets are owned by the Bank and we will rely upon receipt of sufficient funds from the Bank and Celtic, primarily in the form of cash dividends, to meet our obligations and corporate expenses. The availability of cash dividends from the Bank and Celtic, however, is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank, and other factors, that the DFI and/or the FDIC could assert that payment of dividends or other payments is an unsafe or unsound practice. As of March 31, 2005, Discovery Bank was not legally able to pay cash dividends.

     Our Allowance for Loan Losses May Not be Adequate to Cover Actual Losses. Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover potential losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings. (See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” herein.)

     The State of California’s and the City of San Diego’s Budget Crises Could Have an Adverse Impact Upon Our Business, Financial Condition, Results of Operations and Share Price. The State of California currently is facing a substantial budget deficit. In response to the budget deficit, the state may reduce substantially the governmental payroll and expenditures. The City of San Diego is also facing a budget crisis and may be forced to reduce payroll and other expenditures. A combination of reductions in government-provided services and increases in the level and nature of taxation could adversely affect economic activity and real estate values, which in turn could have a material adverse affect on our business, financial condition, results of operations and cash flows. The business, financial condition, results of operations and cash flows of the Bank’s customers also could be adversely affected, which could have a negative impact on the Bank’s loan portfolio and on our business, financial condition, results of operations and cash flows.

     Dependence on Key Employees. Like many independent financial institutions, our ability to implement our business plan is closely tied to the strengths of our chief executive officer and other senior officers. In addition, we are subject to the reporting requirements of the Securities Exchange Act of 1934, including the corporate governance requirements of the Sarbanes-Oxley Act of 2002. Management believes that the Holding Company and the Bank need additional expertise to assist with controls over financial reporting and that a material weakness currently exists on a going forward basis. As a result, a new controller was hired on March 1, 2005, who assisted in the preparation of the Holding Company’s Registration Statement on Form S-4, as amended, which was filed with the SEC in connection with the bank holding company reorganization. That individual left in early May to take another position. More recently, the Company’s and the Bank’s chief financial officer, Ms. Lou Ellen Ficke, tendered her resignation to be effective September 30, 2005. Therefore, management has instituted a new search for a chief financial officer and an appropriate corporate controller or similar senior financial executive and is looking to engage either a consultant or a national accounting firm on a consulting basis to assist with financial reporting matters until the new executives are hired.

     Implementation of Sarbanes-Oxley Section 404. The regulations implementing Section 404 of the Sarbanes-Oxley Act of 2002 will require us to provide our assessment of the effectiveness of our internal control over financial reporting beginning with our Annual Report on Form 10-KSB for the fiscal year ending December 31, 2006. Our independent auditors will be required to confirm in writing whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects, and separately report on whether they believe we maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006.

     Except for the material weakness identified in the risk factor entitled “Dependence on Key Employees,” we believe that we currently have adequate controls over financial reporting and that any weakness identified in our internal controls will not be material. We cannot assure you that we will not discover additional material weaknesses in our internal controls. We also cannot assure you that we will complete the process of our evaluation and the auditors’ attestation on time. If a material weakness is discovered, corrective action may be time consuming, costly and further divert the attention of management and its resources. The disclosure of a material weakness, even if quickly remedied, could reduce the market’s confidence in our financial statements and lower our stock price, especially if a restatement of financial statements for past periods were to be necessary.

     A Significant Portion of Our Commercial Loans Are to Small Businesses, Which Have a Higher Degree of Risk Than Other Types of Loans. Commercial business loans generally involve a greater degree of risk than residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principle in a limited number of loans and borrowers, the mobility of collateral, the effect of general economic conditions and the increased difficulty of evaluating and monitoring these types of loans. In addition, unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment. If the cash flow from business operations is reduced, the borrower’s ability to repay the loan may be impaired. As of March 31, 2005, approximately 29% of our loan portfolio consisted of small business loans.

     Risks of Natural Disasters. A major earthquake could result in material loss to the Bank. Our operations are concentrated in the San Diego County area of Southern California. California is an earthquake-prone region. We have a disaster-recovery plan with offsite data processing resources. Our properties and most of the real and personal property securing loans in the Bank’s portfolio are in Southern California. Many of our borrowers could suffer uninsured property damage, experience interruption of their businesses or lose their jobs after an earthquake. Those borrowers might not be able to repay their loans, and the collateral for loans could decline significantly in value. Unlike a bank with operations that are more geographically diversified, we are vulnerable to greater losses if an earthquake, fire, flood or other natural catastrophe occurs in Southern California.

     Geopolitical Concerns and the Heightened Risk of Terrorism Have Caused Business Uncertainty. Stock prices domestically and around the world have generally declined since September 11, 2001 and continue to be adversely affected by geopolitical concerns and the heightened risk of terrorism. Businesses and the stock markets continue to suffer from the uncertainty created by these events and this could adversely affect our operations as well.

     Recent Legislation Addressing Corporate and Auditing Scandals Result in Increased Costs of Compliance. The Sarbanes-Oxley Act of 2002 and related regulations are increasing the costs of all public companies and have imposed new requirements on auditors. Bank regulations are expected to mirror many of the requirements of this act. We expect to bear increased costs as a result; however, at this time we cannot estimate the amount of additional costs we are likely to incur.

Risks Related to the Celtic Acquisition

     There is a Risk the Celtic Acquisition Will Not Close. Although we have every reason to believe that the Celtic transaction will close promptly after the successful conclusion of this offering, there is no assurance that acquisition will close. Of the anticipated net proceeds of this offering, $4,530,346 will be earmarked for the Celtic acquisition, comprised of the Net Payment Amount of $3,330,346, the cash premium of $900,000, and an infusion of $300,000 into the Celtic subsidiary to provide additional working capital. If the Celtic acquisition does not close, the Holding Company, but not the Bank, may be liable to Celtic for out-of-pocket costs and expenses incurred by Celtic in connection with the proposed transaction, and no assurance can be given that the earmarked funds from this offering will be redirected as profitably as intended through the Celtic acquisition.

     Dependence on Key Employees. Like the Bank, the Celtic Subsidiary’s ability to implement its business plan is closely tied to the strengths of its chief executive officer, senior officers, and board of directors. Because the

Holding Company is relying on the expertise of Celtic’s management in the on-going operation of the commercial finance business, the Celtic acquisition is also conditioned upon entering into employment contracts with two of Celtic’s principals and a consulting agreement with another of Celtic’s principals, together with non-compete agreements. Upon consummation of the acquisition, the Celtic Subsidiary’s board of directors will include our executive vice president, Mr. Joseph C. Carona, and our financial consultant, Mr. Allan Dulshaug, both of whom have prior experience with commercial finance lending, as well as two of Celtics current directors, Mr. Bron Hafner and Mr. Mark Hafner, as well as other members from our board of directors. Although we believe that Celtic’s management and board will have sufficient expertise to successfully implement its business plan, no assurances can be given.

     Commercial Finance Lending Entails Greater Risks. The business of commercial finance lending is one of loaning to companies that cannot qualify for bank credit because of weaknesses in their financial condition. In making loans to such borrowers, a commercial finance company relies on collateral security which it must be able to liquidate for proceeds sufficient to repay the money advanced. In most cases, the borrower’s business operations suffers from material weaknesses somewhat mitigated by monitoring such borrowers on a daily reporting basis. The risk of fraud is inherent in commercial finance lending. Considerable reliance is therefore placed upon the skill of the lenders, their ability to correctly evaluate the collateral security offered, their process for monitoring events within the debtor company, and their ability to successfully effect liquidation, should that become necessary. We believe the management and staff of Celtic are skilled in the requisite functions and that the commercial finance business being acquired possesses the requirements needed to be successful, but there is no assurance that such will be the case.

     The Celtic Subsidiary Will be Reliant on Ongoing Marketing. The rates of interest and fees charged by commercial financial lenders are substantially higher than those charged for similar bank loans, so borrowers have significant incentive to try to find more favorable financing, and turnover in the borrower portfolio places substantial emphasis on the marketing process to replace departing borrowers. The Celtic Subsidiary’s ability to charge the required rates varies, from time to time, with the strength of competition. There is no assurance that the Celtic Subsidiary will be able to sustain Celtic’s current volume of business in the future, or that market conditions will be favorable to its operations.

     The Celtic Acquisition Adds Complexity to Our Corporate Structure. The acquisition of the commercial finance business as a separate subsidiary increases the complexity of the existing business operations which our board of directors will oversee, adds an additional regulatory agency to the agencies that oversee our operations, and requires additional education and oversight responsibilities for our board of directors and management. Our board of directors believes this corporate structure is the one best suited to conducting the business operations which will be owned following the Celtic acquisition. It believes the commercial finance company management being acquired is skilled, and that is has assembled a board of directors for the Celtic Subsidiary consisting of individuals with substantial background and experience in the commercial finance business. However, there can be no assurance that the Celtic Subsidiary’s management or board of directors will adequately operate and supervise the business or that the business so structured will operate successfully.

Risks Related to This Offering

     Only a Limited Trading Market Exists for Discovery Bancorp Common Stock Which Could Lead to Price Volatility. Only a limited trading market for our common stock exists on the OTC “Bulletin Board.” Although one dealer currently trades shares of our common stock and warrants, we cannot assure you that an active public market for our common stock or warrants will ever develop or the extent to which those dealers will continue trading our common stock and warrants.

     Concentrated Ownership of Our Common Stock By Directors and Executive Officers Creates a Risk of Sudden Changes in Our Share Price. As of March 31, 2005, directors and members of our executive management team owned or controlled approximately 29.03% of the total outstanding common stock, including warrants and vested stock options as if they were exercised and outstanding. It is anticipated that our directors and executive officers will purchase                      shares in this offering, resulting in their owning approximately ___% of the total shares outstanding, including warrants and vested stock options, assuming                      shares are sold in this offering.

     Investors who purchase our common stock or warrants may be subject to certain risks due to the concentrated ownership of our common stock and warrants. The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock or warrants.

     Purchasers of Our Common Stock Will Experience Immediate Dilution. The offering price for our common stock is higher than the pro forma book value per share of our outstanding common stock immediately after the offering. Purchasers of our common stock in the offering will experience immediate dilution in the book value of their shares of approximately $______ per share, or approximately ___% of the offering price of $______ per share. Investors may incur additional dilution upon the issuance of shares of our common stock under our 2004 Stock Option Plan. 500,000 shares of common stock were reserved for issuance under our 2004 Stock Option Plan, of which no shares have been exercised, and as of March 31, 2005, 218,510 shares of common stock at a weighted average exercise price of $11.68 per share were subject to outstanding options. To the extent that options are exercised under the plan or other share awards are made under the plan, there will be further dilution to new investors. Investors may also incur additional dilution upon the issuance of shares of our common stock upon exercise of outstanding warrants. As of March 31, 2005, 60,500 shares of common stock were reserved for issuance pursuant to outstanding warrants. The warrants are exercisable from issuance through December 31, 2006. The warrants are exercisable at a price of $15.00 per share. (See “DILUTION” herein.)

     Dilution of Ownership Investments. The issuance of shares of our common stock in this offering will dilute the ownership interests of existing shareholders to the extent they do not participate in the offering on a pro rata basis.

     Future Sales of Our Common Stock Could Have an Adverse Effect on Our Stock Price. Future sales of substantial amounts of our common stock after the offering could adversely affect prevailing market prices for our common stock. This would apply if we sold more shares to raise capital or if any of our shareholders did so.

Risks Related to Our Industry

     Our Business is Subject to Interest Rate Risk and Variations in Interest Rates May Negatively Affect Our Financial Performance. Changes in the interest rate environment may reduce our profits. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. It is also affected by the proportion of interest earning assets that are funded by interest-bearing liabilities. In general, over most time periods we have more assets than liabilities repricing and therefore generally benefit more in periods of rising interest rates than in periods of falling interest rates. This is primarily due to our relatively high ratio of interest-earning assets to interest-bearing liabilities. To mitigate the impact of declining interest rates we can extend the repricing maturities of our interest-earning assets and negotiate interest rate floor provisions into our longer term variable rate loans. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

     We Face Strong Competition From Financial Service Companies and Other Companies that Offer Banking Services that Could Hurt Our Business. We conduct our banking operations exclusively in Southern California. Celtic operates throughout California and in Arizona. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking and commercial finance services that we offer in our service areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain customers, we may be unable to continue our loan growth and level of deposits and our results of operations and financial condition may otherwise be adversely affected.

     We are Subject to Extensive Regulation Which Could Adversely Affect Our Business. Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business or prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “may,” “will,” “should,” “would,” and similar words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, and other risk factors referenced in this prospectus. The factors set forth under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

     We caution that these statements are further qualified by important factors, in addition to those under “Risk Factors” above and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things, economic conditions and other risks described in our filings with the SEC.

     Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and shareholder values may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. We do not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-KSB, 10-QSB and 8-K.

THE OFFERING AND PLAN OF DISTRIBUTION

General

     We are hereby offering up to                      shares of our common stock at a price of [$15.50 to $16.50] per share to the public. You must purchase a minimum of 500 shares; however, we reserve the right to sell less than the minimum subscription to any investor.

     Because we are conducting this offering on a best-efforts basis, there is no assurance that all                      shares will be sold. We are offering these shares through our directors and officers. They will not be compensated in connection with their procurement of subscriptions, but will be reimbursed for any reasonable out-of pocket expenses incurred in connection with the offering, if any. We do not expect, however, that any such expenses will be significant. We are also offering the shares through Hoefer & Arnett, Inc., our standby placement agent. (See “Compensation of Standby Placement Agent” herein.)

Plan of Distribution

     The shares of common stock offered hereby are being offered to the public, including our existing shareholders. It is anticipated that our directors and executive officers (12 persons) will purchase approximately 40,000 shares, although no assurance can be given in this regard and the actual number of shares purchased by such persons may be higher or lower than indicated.

     It is our intention to allocate the shares in the order in which the completed Subscription Application forms are received by us, with priority given to customers and potential customers in our market areas. However, we reserve the right to sell shares in such a manner as we, in our sole discretion, deem appropriate. We may, in our sole and absolute discretion, reject any subscription, in whole or in part, and sell to any person a lesser number of shares than the number of shares subscribed for by such person.

     In the event of an over-subscription, in determining which subscriptions to accept, we will consider various factors, including an investor’s existing relationship with us, either as a shareholder or as a customer, the investor’s potential to bring business to us, and the order in which subscriptions are received.

     The shares of common stock offered hereby are offered subject to prior sale, withdrawal or cancellation, without notice by us. We may, in our sole and absolute discretion, elect not to offer shares in connection with this offering to any person, including persons who are not residents of California. We also reserve the right to sell any lesser number of shares than the total offered and to sell less than the minimum subscription to any investor.

     In addition to the shares offered hereby, we have reserved an additional                      [$800,000 worth + 2,000] shares to be used as part of the consideration to be paid for the Celtic acquisition. These shares will not be issued if the Celtic transaction does not close.

How to Subscribe

     You may subscribe for shares of common stock by completing our Subscription Application form and an IRS Form W-9 and delivering them to us, together with payment for the shares of common stock you want to purchase, at the following address:

Discovery Bancorp
338 Via Vera Cruz
San Marcos, California 92078
Attention: Offering

     Checks, bank drafts, or money orders should be made payable to:

Discovery Bancorp – Stock Subscription Account

     Alternatively, you may subscribe by sending a facsimile of the Subscription Application form and the Form W-9 to us and by wiring the necessary funds to us. Funds must be wired to us on the same day as the facsimile is sent. We must receive all facsimile messages and wired funds by 2:00 p.m. California time. Instructions for subscribing in this manner are:

Facsimile number:	760.736.8906
Wire instructions:	Pacific Coast Bankers Bank
FBO Discovery Bancorp
ABA No.: 121042484
Attention: Stock Subscription Account
For credit to Account No.: 122243347

     Subscriptions must be received by us by 5:00 p.m. on                     , 2005, the scheduled expiration date of the offering. However, we may terminate the offering earlier or extend the offering, in our sole discretion, and without delivery of any notice.

     Once accepted, subscriptions are irrevocable and may not be withdrawn without our consent. We may cancel the offering in its entirety at any time, in which event payments received from investors will be returned in full. Also, we may, in our sole discretion, terminate the offering prior to receipt of subscriptions for the maximum number of shares of common stock offered.

Special Subscription Account

     All subscription proceeds will be held by us at Discovery Bank in a specially designated “Stock Subscription Account.” No funds will be released from this account and added to our capital accounts until we have determined which subscriptions to accept or reject, in whole or in part. We will notify each investor no later than 20 days after the offering is concluded whether their subscription has been accepted or rejected, in whole or in part. If we do not accept, in whole or in part, any subscription, whether because the subscription is rejected or because the offering is cancelled in its entirety, we will mail a refund to the investor in an amount equal to the subscription price for shares of common stock as to which the subscription is not accepted, without interest, by no later than 20 days after the offering is concluded. Upon payment of any refund, we, and our directors, officers, and agents will have no further liability to any investor.

Compensation of Standby Placement Agent

     Hoefer & Arnett, Inc., San Francisco, California, a registered broker-dealer and member of the National Association of Securities Dealers, Inc. (the “NASD”), has entered into an agreement with us to perform certain services for us in connection with this offering. Hoefer & Arnett, Inc. will solicit prospective investors, encourage participation by other NASD member broker-dealers, act as the lead selling broker and coordinate and manage the selling efforts of other participating broker-dealers. Thus, it is anticipated that sales will be made directly by Hoefer & Arnett, Inc., as well as through other broker-dealers. Hoefer & Arnett, Inc. also advised us with regard to the terms of the offering, including pricing.

     The agreement with Hoefer & Arnett, Inc. provides for compensation of five percent (5%) of the gross sales proceeds on accepted subscriptions attributable directly to its efforts; provided, however, the agreement further provides for Hoefer & Arnett, Inc. to receive its five percent (5%) compensation on up to $6,000,000 of gross sales proceeds attributed directly to its efforts regardless whether such subscriptions are accepted.

     Other participating broker-dealers will receive a fee of three percent (3%) of the gross sale proceeds on accepted subscriptions attributable directly to the efforts of those broker-dealers. Hoefer & Arnett, Inc. will not receive any compensation with respect to shares sold through the efforts of our officers and directors but will receive two percent (2%) of the gross sales proceeds from sales made by participating broker-dealers.

     In addition, we have agreed to pay Hoefer & Arnett, Inc. for its actual out-of-pocket expenses incurred in connection with the offering, up to $20,000.

Issuance of Certificates

     Certificates for the shares of our common stock duly subscribed, paid for and accepted will be issued by us or our transfer agent, U.S. Stock Transfer Corporation, Glendale, California, as soon as practicable after completion of the offering.

USE OF PROCEEDS

     The net proceeds from the sale of the shares of common stock offered hereby, after giving effect to estimated expenses of approximately $200,000, plus estimated commissions of $600,000, will be approximately $11,200,000, assuming all shares of common stock are sold. We plan to use approximately $305,000 of the net proceeds from this offering to pay our organizational expenses and approximately $4,530,346 (1) to fund the Celtic acquisition. Of the remaining net proceeds, we plan on using the next $100,000 to enhance our working capital(2), $2.5 million to increase the Bank’s capital, and the balance, if any, to further enhance our working capital.

     The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under “RISK FACTORS.” In the event the Celtic transaction fails to close, the proceeds of this offering earmarked for that transaction will be available for other purposes, including other acquisitions, further enhancing the Bank’s capital, and working capital; however, no assurance can be given that the funds earmarked for the Celtic acquisition will be redirected as profitably as intended through the Celtic acquisition. Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering. Pending these uses, we intend to invest the proceeds in short-term, certificates of deposit at the Bank and investment-grade securities.

(1)	This figure is comprised of the Net Payment Amount of $3,330,346, as of March 31, 2005, the cash premium of $900,000, and an infusion of $300,000 into the Celtic Subsidiary to enhance the Celtic Subsidiary’s working capital. It is further projected that Celtic will use approximately $3,216,999 of its existing cash to reduce outstanding borrowings.

(2)	In the event the net proceeds of this offering are sufficient to pay our organizational expenses and fund the Celtic acquisition only, we anticipate reducing the amount of the net proceeds to be utilized to reduce Celtic’s borrowings (see footnote 1 above) and retain approximately $100,000 of the net proceeds as working capital.

CAPITALIZATION

     The following table sets forth the actual capitalization of the Bank and the Holding Company at March 31, 2005(1) and the pro forma capitalization of the Holding Company on a consolidated basis, to reflect the consummation of the Celtic Acquisition, and as adjusted to reflect the receipt and application by us of estimated net proceeds from our sale of                      shares of our common stock in this offering at a public offering price of $______ per share, after deducting the estimated offering expenses and commissions.

     You should read this table in conjunction with the financial statements and the other financial information included in this prospectus.

	As of March 31, 2005
			As Adjusted(2)(3)
			for this
		As Adjusted(2)	Offering and
	Actual(1)	for this	the Celtic
	(Unaudited)	Offering	Acquisition
	(dollars in thousands, except per share amounts)
Stockholders’ Equity:
Common stock, no par value, 10,000,000 shares authorized	$10,754,630	$21,954,630	$
Accumulated deficit	(283,918)	(283,918)	(577,918)
Accumulated other comprehensive income	(46,492)	(46,492)	(46,492)

Total stockholders’ equity	$10,424,220	$21,624,220	$

Total number of shares of common stock outstanding	1,037,298
Book value per share	$10.05	$	$
Capital Ratios:
Tier 1 leverage capital ratio	9.56%	17.94%	%
Tier 1 risk-based capital ratio(4)	10.28%	19.15%	%
Total risk-based capital ratio (4)	11.44%	20.19%	%

(1)	The holding company reorganization was consummated on , 2005.

(2)	Does not reflect ___ unissued shares subject to outstanding stock options and 60,500 shares subject to outstanding warrants.

(3)	Reflects the issuance of an additional ___ shares [$800,000 worth plus 2,000 shares] in connection with the Celtic acquisition.

(4)	The net proceeds from our sale of common stock in this offering are presumed to be invested in 0% risk weighted U.S. Treasury securities for purposes of “as adjusted” risk-based regulatory capital ratios.

DETERMINATION OF OFFERING PRICE

     Our board of directors determined the offering price per share without valuation by any independent securities dealer or investment banker. In determining the offering price, our board of directors consulted with Hoefer & Arnett, Inc. and analyzed and considered several factors including, but not limited to:

•	our book value per share;

•	our price-to-book ratio as compared to other community banks;

•	historical results of operations;

•	assessment of our management and financial condition; and

•	anticipated results of operations.

DILUTION

     If you invest in our common stock you will suffer dilution to the extent the public offering price per share of our common stock exceeds the book value per share of our common stock immediately after this offering. The book value of our common stock as of March 31, 2005 was approximately $10.05 per share. The book value per share represents shareholders’ equity divided by 1,037,298 shares of our common stock outstanding as of that date.

     After giving effect to the issuance and sale of                      shares of our common stock in this offering and our receipt of $11.2 million in net proceeds from such sale, based on the offering price of $______ per share, and after deducting the estimated expenses of the offering of $200,000, plus estimated commissions of $600,000, our “as adjusted” book value as of March 31, 2005 would be approximately $______ million, or $______ per share(1). This amount represents an immediate increase in book value of $______to existing shareholders and an immediate dilution of $______ per share to purchasers of our common stock in this offering. Dilution is determined by subtracting the book value per share as adjusted for this offering from the amount of cash paid by a new investor for a share of our common stock. The following table illustrates the per share dilution:

Offering price per share	$
Book value per share as of March 31, 2005		$10.05
Increase in book value per share attributable to new investors	$
“As adjusted” book value per share after this offering	$
Dilution per share to new investors	$

     The shares of common stock outstanding exclude 500,000 shares of common stock reserved for issuance under our 2004 Stock Option Plan, of which 218,510 shares were subject to outstanding options at March 31, 2005. 179,712 of the options granted under our 2004 Stock Option Plan were exercisable at March 31, 2005 at a weighted average exercise price of $11.68 per share. To the extent that these outstanding options are exercised, there will be further dilution to new investors. Investors may also incur additional dilution upon the issuance of shares of our common stock upon exercise of outstanding warrants. As of March 31, 2005, 60,500 shares of common stock were reserved for issuance pursuant to outstanding warrants. The warrants are exercisable through December 31, 2006 at $15.00 per share.

(1) These figures do not include the issuance of ___shares [$800,000 worth plus 2,000 shares] in connection with the Celtic acquisition.

MARKET FOR COMMON STOCK AND DIVIDENDS

Market For Our Common Stock and Warrants

     There has been a limited trading market for the Bank’s common stock on the OTC “Bulletin Board” (trading symbol “DVLB”) and no assurance can be given that a more active public trading market for the Company’s common stock will develop in the future. The Company is aware of only one dealer that effected trades in its common stock. The Company’s common stock is not registered under the Securities Exchange Act of 1934 and, therefore, is not currently eligible for listing on any exchange or on the Nasdaq National Market.

     There has been no market for the warrants and it is unlikely that an active trading market will develop as a result of the holding company reorganization or this offering.

     Since we are a newly formed bank holding company, the information in the following table indicates the high and low sales prices and volume of trading for the Bank’s common stock for each quarterly period since January 1, 2003, and is based upon information provided by the OTC “Bulletin Board.” Because of the limited market for the Bank’s common stock, these prices may not be indicative of the fair market value of the Bank’s common stock. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

	Sales Prices
			Approximate Number
Quarter Ended	High	Low	of Shares Traded
March 31, 2003	$13.50	$12.15	1,000
June 30, 2003	$14.50	$14.50	300
September 30, 2003	$15.00	$13.60	9,000
December 31, 2003	$14.62	$14.05	18,800

March 31, 2004	$16.00	$14.25	10,200
June 30, 2004	$18.50	$15.50	8,995
September 30, 2004	$17.50	$15.75	21,100
December 31, 2004	$16.75	$15.00	36,009

March 31, 2005	$18.00	$16.00	154,600
June 30, 2005	$	$

Period Ended
___________, 2005	$	$

     According to information provided by the OTC “Bulletin Board,” the most recent trade in our common stock prior to the date of this prospectus occurred on                     , 2005 for                      shares, at a sales price of $                     per share. The “bid” and “asked” prices as of                     , 2005, were $                     and $                    , respectively.

     As of the date of this prospectus we had approximately 270 shareholders of record; however, we believe that there are an additional 100 shareholders who own their shares in “street name” through brokerage firms.

Dividends

     To date, neither the Bank nor the Holding Company has paid any cash dividends. Payment of stock or cash dividends in the future will depend upon the Holding Company’s earnings and financial condition and other factors deemed relevant by our board of directors. It is the Holding Company’s current intention to follow a strategic plan of retaining earnings to increase capital and provide additional basis for growth. Accordingly, no assurance can be given that any cash dividends will be declared in the foreseeable future.

Securities Authorized For Issuance Under Our Equity Compensation Plan

     The following table provides information as of March 31, 2005, with respect to the shares of our common stock that may be issued under existing compensation plans:

Number of Securities
		Weighted Average	Remaining Available for
	Number of Securities to be	Exercise Price of	Future Issuance Under Equity
	Issued Upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(excluding securities reflected
Plan Category	Warrants and Rights	and Rights	in the second column)
Equity Compensation Plan Approved by Holders:
Discovery Bancorp 2004 Stock Option Plan	218,510	$11.68	281,490
Equity Compensation Plan Not Approved by Holders:
None	N/A	N/A	N/A

BUSINESS

Discovery Bancorp

     General. Discovery Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Bancorp’s principal business is to serve as a holding company for our banking subsidiary, Discovery Bank, and our proposed commercial finance lender, the Celtic Subsidiary.

     Bancorp was incorporated on October 7, 2004, under the laws of the State of California, at the direction of the Board of Directors of the Bank for the purpose of becoming the Bank’s holding company. The holding company reorganization was consummated on                     , 2005, pursuant to a Plan of Reorganization and Merger Agreement dated October 20, 2004, and each outstanding share of the Bank’s common stock was converted into one share of Bancorp’s common stock and all outstanding shares of the Bank’s common stock were transferred to Bancorp. Further, each outstanding warrant to purchase the Bank’s common stock, issued in connection with the Bank’s 2003 Unit Offering, was converted into a warrant to purchase Bancorp’s common stock.

     Celtic Acquisition. In addition to serving as the holding company for the Bank, Bancorp, through its wholly-owned subsidiary, Celtic Merger Corp., intends to acquire certain assets and assume certain liabilities of Celtic Capital Corporation, a commercial finance lender, which has operated for more than 22 years from its headquarters in Santa Monica, California. Simultaneously, Celtic Merger Corp. will obtain a commercial finance lender’s license, change its name to “Celtic Capital Corporation,” and engage in the business previously conducted by Celtic. (See “CELTIC CAPITAL CORPORATION – Background and Description of Celtic Transaction” herein.)

Discovery Bank

     The Bank commenced operations as “Discovery Valley Bank” in September 2001 as a state-chartered bank. The Bank is authorized to engage in the general commercial banking business and its deposits are insured by the FDIC, up to the applicable limits of the law. The Bank is not a member of the Federal Reserve System. In January 2003, the Bank changed its name to “Discovery Bank” in order to reflect its growth beyond its initial primary market area known as the Discovery Valley.

     The Bank currently operates from its main office in San Marcos and a branch office in Poway. The Bank recently relocated its main office from 1145 San Marino Drive, San Marcos, California 92078, to 338 Via Vera Cruz, San Marcos, California 92078.

     Since opening in September 2001, the Bank has experienced consistent growth in assets and deposits while maintaining asset quality. Total assets grew from $11,841,000 at December 31, 2001, to $68,282,000 at December 31, 2003, to $99,268,000 at December 31, 2004, and to $119,408,000 at March 31, 2005. Similarly, total deposits grew from $4,904,000 at December 31, 2001, to $54,161,000 at December 31, 2003, to $79,679,000 at December 31, 2004, and to $99,876,000 at March 31, 2005.

     The Bank offers a variety of checking, savings and money market accounts, sweep accounts, and time certificate of deposits, including IRA and KEOGH accounts. Depositors have the option of subscribing for a wide range of electronic services including ATM/debit card services. In addition, the Bank provides other incidental services customary to the banking industry.

     The Bank makes a variety of loan products available, including commercial, real estate, construction, automobile and other installment and term loans. Through affiliations with third party vendors, the Bank also provides loans for single-family mortgages and merchant card services.

     One of the Bank’s specialized banking products is asset-based loans, which are loans secured by accounts receivable, inventory and equipment. These products, not offered by many community banks, allow small business customers the opportunity to borrow without providing real estate collateral.

     The Bank also offers SBA-guaranteed loans and was designated a “Preferred Lender” by the SBA in 2003. Under the SBA’s Preferred Lenders Program, or PLP, loan approval, closing and most servicing and liquidation authorities are delegated to lenders such as the Bank, enabling them to process loans faster. The SBA generally approves PLP loans submitted by participating lenders in 36 hours or less. To become a PLP lender, a bank must compile a consistent record of success and exhibit a broad understanding of SBA lending policies and procedures.

     The SBA’s 7a loan program is available to businesses of almost every type, and makes a special effort to assist businesses owned by women and minorities. With the government guarantee, we can offer loan applicants greater flexibility in maturity terms and interest rates. Loan proceeds can be used for a variety of financing needs, including real estate, equipment, working capital, expansion and inventory.

     The Bank’s business plan emphasizes providing highly specialized financial services in a professional and personalized manner to individuals and businesses in its market area. The Bank’s primary market area is San Diego County. Recently the Bank was selected as an “Emerging 504 Lender” by CDC Small Business Finance Corp. for the Bank’s success in linking owners of small businesses with SBA loans and encouraging economic development activity in the North County area. The Bank markets certain of its services, such as small business loans and real estate loans, to an expanded market encompassing portions of Riverside and Orange Counties. Since the Bank is predominantly locally owned, with a local management team and board of directors charged with monitoring the financial needs of the communities served by the Bank, management believes that the Bank is in a position to respond promptly to the changing needs of its customers.

     Internet Banking Services. The Bank has its own “home page” address on the world wide web as an additional means of expanding its market and providing a variety of internet banking services. The Bank’s website address is: www.discovery-bank.com.

     Premises. The Bank’s new main office is located at 338 Via Vera Cruz, San Marcos, California 92078. The premises consists of a multi-level commercial building with approximately 28,436 square feet of rentable space, of which the Bank is leasing 12,951 square feet of the ground floor space. The building is owned by San Marcos Building LLC (the “San Marcos Subsidiary”), a wholly-owned subsidiary of the Bank. The San Marcos Subsidiary purchased the building for $4,950,000 and spent an additional $700,000 for improvements and for new furniture and equipment for this facility. The Bank entered into a 5-year lease with the San Marcos Subsidiary. The Bank has three 5-year options under the lease. The basic monthly rent for the first year is $2,266, the second year is $2,334, the third year is $2,404, the fourth year is $2,477, and the fifth year is $2,551. The Bank’s board of directors determined that the terms of the lease agreement are no less favorable to the Bank than those that the Bank could have obtained from unaffiliated third parties. The San Marcos Subsidiary has tenants which occupy approximately 16,000 square feet of the building.

     The Bank leases its Poway branch office, located at 13436 Poway Road, Poway, California 92064, in the Poway Town and Country Shopping Center, from an unaffiliated third party. The premises consists of approximately 1,500 square feet. The lease provides for base monthly rent of $2,025 plus a pro rata share of the shopping center’s operating costs and property taxes and annual cost of living increases of at least 3% but not greater than 6%. The lease expires on October 31, 2007 and the Bank has an option to extend for one 5-year period; provided, however, the landlord has the right, upon 180 days’ notice, to terminate the lease on October 31, 2005.

     The Bank believes that its premises will be adequate for present and anticipated needs. The Bank does not contemplate any material capital expenditures. The Bank also believes that it has adequate insurance to cover its premises.

     Employees. At March 31, 2005, the Bank had 26 full-time employees and 5 part-time employees. The Bank’s employees are not represented by any union or other collective bargaining agreement and the Bank considers its relations with its employees to be excellent.

     Market Area. The local area from which the Bank attracts most of its business is the City of San Marcos, the neighboring cities of Carlsbad, Escondido and Vista, as well as other cities and communities throughout San Diego County’s North County, including Carmel Mountain, Poway, Rancho Bernardo, Rancho Penasquistos, Ramona and Scripps Ranch.

     Competition. The banking business in California, generally, and in the Bank’s service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with these major banks, savings and loan associations, finance companies, credit unions and other financial institutions located in our market areas. Among the advantages that the major banks have over the Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in the Bank’s service areas offer certain services (such as trust and international banking services) that are not offered directly by the Bank and, by virtue of their greater total capitalization, such banks have substantially higher lending limits.

     As of June 30, 2004, the most recent period for which figures are available, data reported by state and federal agencies indicated that the 539 banks and savings and loan offices then open in the Bank’s primary market area, San Diego County, held approximately $43.8 billion in total deposits averaging approximately $81.3 million per banking office. The Bank’s total deposits ($70.9 million) in the San Diego market area constituted 0.16% of the total deposits in that market.

     Moreover, all banks face increasing competition for loans and deposits from non-bank financial intermediaries such as mortgage companies, insurance companies, credit unions and securities firms.

     In November 1999, the President signed the Gramm-Leach-Bliley Act, or the GLB Act, into law, which significantly changed the regulatory structure and oversight of the financial services industry. The GLB Act revised the Bank Holding Company Act of 1956 and repealed the affiliation prohibitions of the Glass-Steagall Act of 1933. Consequently, a qualifying holding company, called a financial holding company, can engage in a full range of financial activities, including banking, insurance, and securities activities, as well as merchant banking and additional activities that are “financial in nature” or “incidental” to those financial activities. Expanded financial affiliation opportunities for existing bank holding companies are now permitted. Moreover, various non-bank financial services providers can acquire banks while also offering services like securities underwriting and underwriting and brokering insurance products. The GLB Act also expanded passive investment activities by financial holding companies, permitting investments in any type of company, financial or non-financial, through acquisitions of merchant banking firms and insurance companies.

     Given that the traditional distinctions between banks and other providers of financial services have been effectively eliminated, the Bank will face additional competition from thrift institutions, credit unions, insurance companies and securities firms. Additionally, their ability to cross-market banking products to their existing customers or the customers of affiliated companies may make it more difficult to compete. The Bank and many similarly situated institutions have not yet experienced the full impact of the GLB Act and therefore, it is not possible to determine the potential effects, if any, that the GLB Act will have on community banks in general, or on the Bank’s operations specifically.

     In order to compete, the Bank uses to the fullest extent possible the familiarity of its directors and officers with the market area and its residents and businesses and the flexibility that the Bank’s independent status will permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts by directors, officers and other employees. The Bank uses advertising, including radio and newspaper ads and direct mail pieces, to inform the community of the services it offers. The Bank also utilizes emerging marketing techniques, such as the Internet, to reach target markets. In addition, directors and shareholders refer customers, as well as bring their own business. The Bank also has an active calling program where officers, including commissioned business development officers, contact targeted prospects to solicit both deposit and loan business.

     The Bank has developed programs that are specifically addressed to the needs of consumers, professionals and small-to medium-sized businesses. In the event there are customers whose loan demands exceed the Bank’s lending limits, it arranges for such loans on a participation basis with other financial institutions and intermediaries. The Bank also assists those customers requiring other services not offered by the Bank to obtain those services from correspondent banks. In addition, the Bank offers ATM services, including a drive-up ATM, a night depository, courier services, bank-by-mail services, merchant windows and direct deposit services.

     The Bank’s management believes that the Bank’s reputation in the communities served and personal service philosophy enhance the ability to compete favorably in attracting and retaining individual and business clients. The Bank also believes that it has an advantage over the larger national and “super regional” institutions because it is managed by well respected and experienced bankers.

     Mergers, acquisitions and downsizing have and will continue to foster impersonal banking relationships which, in turn, may cause dissatisfaction among the Bank’s targeted customer population. Moreover, larger competitors may not offer adequate personalized banking services, since their emphasis is on large volume and standardized retail products.

     The Bank faces growing competition from other community banks. These institutions have similar marketing strategies, have also been successful and are strong evidence regarding the potential success of the community banking sector.

     No assurance can be given that ongoing efforts to compete will continue to be successful.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

     The following discussion is designed to provide a better understanding of significant trends related to the Bank’s financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It is derived from the Bank’s unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2005 and March 31, 2004, and the audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002, and the notes thereto included elsewhere herein. Comparisons of the three months ended March 31, 2005 to March 31, 2004, and comparisons of the years ended December 31, 2004 and December 31, 2003 to the preceding calendar years are primarily impacted by the Bank’s growth. For purposes of this section (Management’s Discussion and Analysis of Financial Condition and Results of Operations), the terms “we” and “our” mean Discovery Bank on a stand-alone basis.

     Our continued growth since commencement of operations in September 2001 has been the primary factor impacting profitability over the periods reflected in this discussion. However, although we anticipate that our continued growth will further enhance the results of our operations, our future results of operations could materially differ from those suggested by the forward-looking statements contained in this Prospectus or the annualized results of our operations for the three months ended March 31, 2005, depending upon changes to things such as:

•	competition within the banking industry;

•	changes in the interest rate environment;

•	general economic conditions, nationally, regionally and in our market areas, including declines in real estate values;

•	the effects of terrorism and the conduct of the war on terrorism by the United States and its allies;

•	the regulatory environment;

•	business conditions and inflation;

•	the securities markets;

•	technology;

•	regulatory compliance issues;

•	planned asset growth;

•	unanticipated loan losses;

•	unanticipated increases in operating expenses; and

•	the ability to generate fee and other non-interest income.

Critical Accounting Policies

     Our financial statements, and the notes thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in the financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances. We believe that our estimates and assumptions are reasonable; however, actual results may differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and on our results of operations for the reporting periods.

     Our significant accounting policies and practices are described in Note 1 to the audited financial statements as of December 31, 2004. The accounting policies that involve our significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, are considered critical accounting policies. We have identified our policies for allowance for loan losses, securities available for sale, and income taxes as critical accounting policies which are summarized below.

     Allowance for Loan Losses. We maintain an allowance for loan losses at an amount which we believe is sufficient to provide adequate protection against losses in the loan portfolio. Our periodic evaluation of the adequacy of the allowance is based on such factors as our past loan loss experience, known and inherent risks in the portfolio, adverse situations that have occurred but are not yet known that may affect the borrowers’ ability to repay, the estimated value of underlying collateral, and economic conditions. As we utilize information currently available to evaluate the allowance for loan losses, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors.

     During the time we hold collateral, we are subject to credit risks, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). Although we have established an allowance for loan losses that we consider adequate, there can be no assurance that the established allowance for loan losses will be sufficient to offset losses on loans in the future.

     Securities Available-for-Sale. Securities available-for-sale are recorded at fair value, based on quoted market prices. Unrealized holding gains and losses, net of income taxes, in securities available-for-sale, based on quoted market prices, are reported as other comprehensive income (loss) in the period incurred. Premiums and discounts on purchased securities are recognized as an adjustment to yield over the term of the security. Declines in the fair value of securities available-for-sale below the original purchase price that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities available-for-sale are recorded on the trade date and are determined using the specific identification method.

     Income Taxes. We record our provision for income taxes under the liability method. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between our financial statements and our tax return. The principal items giving rise to these differences include the allowance for loan losses, unused net operating losses, and organization and start-up costs. We have recognized a deferred income tax asset for the year ended December 31, 2004 and the three months ended March 31, 2005, of $292,000 and $262,000, respectively. We evaluate such realizablity based upon anticipated tax income from forecast models.

General

     We earned $106,000 for the three months ended March 31, 2005 compared to earnings of $64,000 for the three months ended March 31, 2004. Diluted earnings per share were $0.10 for the three months ended March 31, 2005 compared to $0.06 for the three months ended March 31, 2004. Our continued growth in interest-earning assets, funded by our growth in deposits, is responsible for the improved performance from March 2004 before tax earnings. The Bank’s 2005 first quarter earnings performance was negatively impacted by strong loan growth, which prompted the need to increase the quarterly provision for loan losses to $159,000 compared to only $33,000 for the first quarter of 2004. However, we anticipate that this loan growth will result in greater interest income throughout the remainder of 2005.

     The Bank opened its first full service branch located in Poway, California, within the market area of its headquarters, in January of 2004. During 2004, the Poway location had losses of $190,000. The branch became profitable during the first quarter of 2005.

     We earned $676,000 for the year ended December 31, 2004 compared to earnings of $440,000 for the year ended December 31, 2003. Diluted earnings per share for 2004 were $0.61 compared to $0.46 for 2003. Our continued growth in interest-earning assets, funded by our growth in deposits, is responsible for the improved performance during 2004. For the year ended December 31, 2004, earnings after tax included a net tax benefit of $86,000. Earnings for the year ended December 31, 2004 were negatively impacted by start up costs for our Poway Branch, which began full service deposit operation in January 2004. Net operating loss for the Poway branch for the year ending December 31, 2004 was approximately $190,000. The branch became profitable during the first quarter of 2005.

     Effective December 15, 2004, the Bank terminated the lease agreement for the premises at 1145 San Marino Dr. and relocated its main office to 338 Via Vera Cruz, San Marcos. The new premises consists of a two story commercial building with approximately 28,000 square feet of usable space. The Bank occupies approximately 13,000 square feet with the remaining space leased to unrelated parties on a short-term basis. The building was purchased by the Bank’s subsidiary, San Marcos Building, LLC for $4,950,000 with escrow closing on July 22, 2004. The subsidiary is wholly-owned by the Bank.

     Total assets increased $20.1 million or 20.3%, to $119,408,000 at March 31, 2005, from $99,268,000 at December 31, 2004. Loans, net of unearned income, increased 16.7% to $94,555,000 at March 31, 2005, from $81,035,000 at December 31, 2004. The increases in total assets and loans were primarily funded by a $20.2 million increase in deposits to $99,876,000 at March 31, 2005, from $79,679,000 at December 31, 2004.

     Total assets increased $8.3 million or 12.2%, to $76,626,000 at March 31, 2004, from $68,282,000 at December 31, 2003. Loans, net of unearned income, increased 8.2% to $65,683,000 at March 31, 2004, from $60,696,000 at December 31, 2003. The increases in total assets and loans were primarily funded by a $9.5 million increase in deposits to $63,699,000 at March 31, 2004, from $54,161,000 at December 31, 2003.

     Total assets increased $31.0 million or 45.4%, to $99,268,000 at December 31, 2004, from $68,282,000 at December 31, 2003. Loans, net of unearned income, increased 33.5% to $81,035,000 at December 31, 2004, from $60,696,000 at December 31, 2003. The increases in total assets and loans were primarily funded by a $25.5 million increase in deposits to $79,679,000 at December 31, 2004, from $54,161,000 at December 31, 2003.

     Stockholders’ equity was $10,424,000 at March 31, 2005, compared to $10,354,000 at December 31, 2004 and $9,757,000 at March 31, 2004, and $9,696,000 at December 31, 2003. The increases reflect improved profitability during the referenced periods.

     The following sections present various tables reflecting our financial condition and results of operations. Average balances reflect daily averages, which were computed using quarterly averages. All averages and rates shown for the quarterly periods ended March 31 have been annualized using 365/90 for 2005 and 2004. No assurance can be given that the annualized rates and results of operations for the three months ended March 31, 2005 are indicative of the rates and results of operations that may be expected for the year ending December 31, 2005.

Distribution of Assets, Liabilities and Stockholders’ Equity

     Our earnings depend largely upon the difference between the income we receive from interest-earning assets, which are principally our loan portfolio and investment securities; and the interest paid on our interest-bearing liabilities, which consist of deposits and borrowings. This difference is net interest income. Net interest margin is net interest income expressed as a percentage of average total interest-earning assets. Net interest spread is the difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities.

     The following tables provide information, for the periods indicated, on the average amounts outstanding for the major categories of interest-earning assets and interest-bearing liabilities, the amount of interest earned or paid, the yields and rates on major categories of interest-earning assets and interest-bearing liabilities, and the net interest margin and net interest spread:

	Three Months Ended March 31,
	2005				2004
		Interest		Rates		Interest	Rates
	Average	Income/		Earned/	Average	Income/	Earned/
	Balance	Expense		Paid(1)	Balance	Expense	Paid(1)
	(dollars in thousands)
Assets
Investment securities	$2,907	$26		3.63%	$2,303	$15	2.64%
Interest-bearing deposits	2,879	18		2.54%	2,535	17	2.72%
Federal funds sold	6,191	40		2.62%	1,957	5	1.04%
Loans, net of unearned(2)	87,254	1,564	(3)	7.27%	62,344	1,013	6.59%

Total Interest-Earning Assets	99,231	1,648		6.74%	69,139	1,050	6.16%
Noninterest-earning assets	10,095				3,198

Total Assets	$109,326				$72,337

Liabilities
Transaction and NOW accounts	$6,746	17		1.02%	$5,026	13	1.05%
Savings and money market	20,855	101		1.96%	10,754	41	1.55%
Time deposits	45,957	333		2.94%	32,878	175	2.16%
Borrowings	8,756	55		2.55%	2,851	8	1.14%

Total Interest-Bearing Liabilities	82,314	506		2.49%	51,509	237	1.87%

Demand deposits	16,140				10,583
Other liabilities	411				145

Total Liabilities	98,865				62,237
Stockholders’ Equity	10,461				10,100

Total Liabilities and Stockholders’ Equity	$109,326				$72,337

Net interest margin(4)		$1,142		4.67%		$813	4.77%

Net interest spread(5)				4.25%			4.29%

(1)	The rates have been annualized. No assurances can be given that the annualized rates and results of operations for the three months ended March 31, 2005 are indicative of the rates and results of operations that may be expected for the year ended December 31, 2005.

(2)	Average loans are net of unearned loan fees and allowances for loan losses. Unearned loan fees were $179,000 and $121,000 at March 31, 2005 and 2004, respectively. Allowances for loan losses were $1,157,000 and $794,000 at March 31, 2005 and 2004, respectively.

(3)	Interest income includes loan fees of $62,980 and $45,726 for the three months ended March 31, 2005 and 2004, respectively.

(4)	Net interest margin is the net yield on average total interest-earning assets.

(5)	Net interest spread is the absolute difference between the rate earned on interest-bearing assets and the rate paid on interest-bearing liabilities.

	Year Ended December 31,
	2004				2003
		Interest		Rates		Interest	Rates
	Average	Income/		Earned/	Average	Income/	Earned/
	Balance	Expense		Paid	Balance	Expense	Paid
	(dollars in thousands)
Assets
Investment securities	$2,356	$89		3.78%	$1,435	$47	3.28%
Interest-bearing deposits	2,680	60		2.24%	1,350	32	2.37%
Federal funds sold	3,423	49		1.43%	3,795	40	1.05%
Loans, net of unearned(1)	71,861	4,806	(2)	6.69%	46,265	3,173	6.86%

Total Interest-Earning Assets	80,320	5,004		6.23%	52,845	3,292	6.23%
Noninterest-earning assets	5,754				1,862

Total Assets	$86,074				$54,707

Liabilities
Transaction and NOW accounts	$6,930	75		1.08%	$3,465	49	1.41%
Savings and money market	14,999	239		1.59%	7,577	112	1.48%
Time deposits	35,933	791		2.20%	26,961	689	2.56%
Borrowings	4,723	75		1.59%	1,321	16	1.21%

Total Interest-Bearing Liabilities	62,585	1,180		1.89%	39,324	866	2.20%

Demand deposits	13,171				7,119
Other liabilities	268				594

Total Liabilities	76,024				47,037
Stockholders’ Equity	10,050				7,670

Total Liabilities and Stockholders’ Equity	$86,074				$54,707

Net interest margin(3)		$3,824		4.76%		$2,426	4.59%

Net interest spread(4)				4.34%			4.03%

     Three Months Ended March 31, 2005 and 2004. Average interest-earning assets increased to $99,231,000 during the three months ended March 31, 2005, from $69,139,000 during the same period in 2004. The average yield on these assets increased to 6.74% from 6.16%. Average interest-bearing liabilities, consisting primarily of interest-bearing deposits, increased to $82,314,000 during the three months ended March 31, 2005, from $51,509,000 during the same period in 2004. The average rate paid on these liabilities increased to 2.49% for the three months ended March 31, 2005, from 1.87% for the same period in 2004. The increase in the yield on interest-earning assets resulted from interest rate increases during the first quarter of 2005. The increase in the rate paid on interest-bearing liabilities was primarily the result of the rate increases experienced within market. Average noninterest-bearing demand deposit accounts, consisting primarily of business checking accounts, increased 52.5% for the three months ended March 31, 2005 to $16,140,000 from $10,583,000 for same period in 2004.

     Net interest income for the three months ended March 31, 2005, was $1,142,000, which increased $329,000, or 40.5%, over the same period in the prior year. Our net interest margin decreased 10 basis points to 4.67% for the three months ended March 31, 2005, compared to 4.77% for the same period in 2004. The decrease in net interest margin was primarily the result of the higher rates paid on interest-bearing liabilities.

     Years Ended December 31, 2004 and 2003. Average interest-earning assets increased to $80,320,000 during the year ended December 31, 2004, from $52,845,000 during the same period in 2003. The average yield on these assets remained the same at 6.23%. The prime rate increase during the last six months of 2004 was offset with

(1)	Average loans are net of unearned loan fees and allowances for loan losses. Unearned loan fees were $177,000 and $130,000 at December 31, 2004 and 2003, respectively. Allowances for loan losses were $998,000 and $760,000 at December 31, 2004 and 2003, respectively.

(2)	Interest income includes loan fees of $234,573 and $221,840 for the years ended December 31, 2004 and 2003, respectively.

(3)	Net interest margin is the net yield on average total interest-earning assets.

(4)	Net interest spread is the absolute difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities.

the competitive pricing as the source for loan business decreased with competition from other new independent banks. Average interest-bearing liabilities, consisting primarily of interest-bearing deposits, increased to $62,585,000 during the year ended December 31, 2004, from $39,324,000 during the same period in 2003. The average rate paid on these liabilities decreased to 1.89% for the year ended December 31, 2004, from 2.20% for the same period in 2003. The decline in the rate paid on interest-bearing liabilities was the result of increased utilization of the Federal Home Loan Bank’s Collateralized Mortgage Backed Line of Credit facility. This borrowing rate is priced approximately 100 basis points below the financial institutions market rate. In addition, our growth in core deposits offset the need to offer very competitive rates in the time certificate of deposit market. Average noninterest-bearing demand deposit accounts, consisting primarily of business checking accounts, increased 85.0% for the year ended December 31, 2004 to $13,171,000 from $ 7,119,000 for same period in 2003.

     Net interest income for the year ended December 31, 2004, was $ 3,824,000, which increased $1,398,000, or 57.6%, over the same period in the prior year. Our net interest margin increased 17 basis points to 4.76% for the year ended December 31, 2004, compared to 4.59% for the same period in 2003. The increase in net interest margin was the result of an overall lower cost of funding loan growth.

Net Interest Income and Net Yield

     Net interest income is affected by changes in the level and the mix of interest-earning assets and interest-bearing liabilities. The changes between periods in these assets and liabilities are referred to as volume changes. The impact on net interest income from changes in average volume is measured by multiplying the change in volume between the current period and the prior period by the prior period rate.

     Net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities. These are referred to as rate changes and the impact on net interest income from these changes is measured by multiplying the change in rate between the current and prior period by the average volume of the prior period. Changes in rate-volume between periods, which is measured by the change in rate multiplied by the change in volume, are allocated on a pro rata basis between the volume and the rate changes. The following table reflects the rate and volume changes for the periods indicated:

	For the Three Months Ended March			For the Year Ended December 31,
	31, 2005 Compared to the Three			2004 Compared to the Year Ended
	Months Ended March 31, 2004			December 31, 2003
	Increase (Decrease) Due To Change In			Increase (Decrease) Due To Change In
			Total			Total
	Volume	Rate	Change	Volume	Rate	Change
	(dollars in thousands)
Interest-Earning Assets
Investment securities	$4	$7	$11	$30	$12	$42
Interest-earning deposits	2	(1)	1	32	(4)	28
Federal funds sold	11	24	35	(4)	13	9
Loans	405	146	551	1,755	(122)	1,633

Total Interest Income	422	176	598	1,813	(101)	1,712

Interest-Bearing Liabilities
Transaction and Now Accounts	4	0	4	49	(23)	26
MMDA and Savings	39	21	60	110	17	127
Time Deposits	70	88	158	229	(127)	102
FHLB Advance	17	30	47	41	18	59

Total Interest Expense	130	139	269	429	(115)	314

Net Interest Income	$292	$37	$329	$1,384	$14	$1,398

Investments

     In order to maintain a reserve of readily saleable assets to meet our liquidity and loan requirements, we purchase United States Treasury and Agency securities and other investments. Sales of Federal Funds and short-term loans to other banks are regularly utilized. Placement of funds in certificates of deposit with other financial institutions may be made as alternative investments pending utilization of funds for loans or other purposes. Except for $1.5 million in securities pledged as collateral for our line of credit with the Federal Home Loan Bank, none of our securities are pledged to meet security requirements imposed as a condition to receipt of public fund deposits or for other purposes. Our policy is to stagger the maturities of our investments to meet our overall liquidity requirements.

     At March 31, 2005, March 31, 2004, December 31, 2004 and December 31, 2003, our investment portfolio consisted of U.S. Agency securities and mutual funds. As of March 31, 2005 and December 31, 2004, we also owned $60,000 in Pacific Coast Bankers’ Bancorp common stock and $423,000 in Federal Home Loan Bank stock. All of our securities are classified as available-for-sale. Available-for-sale securities are bonds, notes, debentures, and certain equity securities that are not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     The following tables summarize the amounts and the distributions of our investment securities as of the dates indicated:

	March 31,
	(unaudited)		December 31,
	2005	2004	2004	2003
	(dollars in thousands)
Book Value
Obligations of US Gov’t Agencies	$3,171	$1,600	$2,716	$1,646
Mutual Funds	0	921	-0-	915
Other (PCBB & FHLB)	483	277	483	274

Total	$3,654	$2,798	$3,199	$2,835

Fair Market Value
Obligations of US Gov’t Agencies	$3,125	$1,614	$2,706	$1,663
Mutual Funds	0	911	-0-	906

Total	$3,125	$2,525	$2,706	$2,569

Other (PCBB & FHLB)	483	277	483	274

Total	$3,608	$2,802	$3,189	$2,843

     Management has reviewed the fair market value of our U.S. Government Agencies investments and believes that the impairments are temporary.

     The following table summarizes our U.S. Government Agencies securities, showing book value (stated at cost, adjusted for amortization of premiums and accretion of discounts), market value and their weighted average yield at March 31, 2005 (unaudited). Our Pacific Coast Bankers’ Bancshares and Federal Home Loan Bank stock have no stated maturity.

					Five Years
	One Year		One Year Through		Through Ten
	or Less		Five Years		Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
Available-for-Sale
U.S. Government
Agencies	$250	4.15%	$2,290	3.36%	$0	0.00%	$631	4.08%	$3,171	3.57%

Total Market Value	$250		$2,262		$0		$613		$3,125

Loans

     Loan Categories. The following table sets forth the components of total net loans outstanding in each category at the dates indicated:

	March 31,
	(unaudited)
	2005		2004
		Percent of		Percent of
	Amount	Total	Amount	Total
	(dollars in thousands)
Loan Category
Real estate loans:
Construction loans	$14,298	15%	$10,548	16%
Real estate 1st trust deeds	40,425	43	23,827	36
Other real estate mortgage	3,820	4	3,156	5

Total real estate	58,543	62	37,531	57
Commercial secured loans	28,506	30	23,024	35
Commercial unsecured loans	1,598	2	190	0
Consumer and other	6,086	6	5,058	8

Total Loans	94,733	100%	65,803	100%

Less deferred loan income	(178)		(120)
Less allowance for loan losses	(1,157)		(794)

Net Loans	$93,398		$64,889

	December 31,
	2004		2003
		Percent of		Percent of
	Amount	Total	Amount	Total
	(dollars in thousands)
Loan Category
Real estate loans:
Construction loans	$10,420	13%	$12,444	20%
Real estate 1st trust deeds	36,716	45	26,268	43
Other real estate mortgage	2,528	3	1,572	3

Total real estate	49,664	61	40,284	66
Commercial secured loans	24,855	31	16,725	28
Commercial unsecured loans	1,147	1	748	1
Consumer and other	5,546	7	3,069	5

Total Loans	81,212	100%	60,826	100%

Less deferred loan income	(177)		(130)
Less allowance for loan losses	(998)		(760)

Net Loans	$80,037		$59,936

     We provide a variety of credit products to meet the needs of borrowers in our service area. We offer both secured and unsecured loans for working capital, equipment acquisition, expansion, purchase or improvement of real property, as well as seasonal loans and lines of credit. We maintain a portfolio of interim construction loans. Other real estate loans primarily consist of commercial loans secured by real estate collateral and real estate loans with maturities restricted to ten years. Commercial loans are made available to business and professional customers. Consumer loans are offered for a variety of personal, family household needs, including automobiles, home equity loans and unsecured revolving lines of credit.

     Our loan portfolio has consistently increased since we commenced operations in September 2001. Loan growth is the result of increased lending in our immediate market area and the opening of an additional banking office in Poway in 2004, which services the nearby communities of Poway, Carmel Mountain, Rancho Bernardo,

Rancho Penesquitos, Ramona and Scripps Ranch. In addition, our increasing lending limits that result from the growth of our capital allows us to make larger loans. The size of a loan that a bank can make is limited by regulation to a percentage of the institution’s regulatory capital.

     Commercial loans are made for the purpose of providing working capital, financing the purchase of equipment or for other business purposes. Such loans include loans with maturities ranging from thirty days to one year and term loans, which are loans with maturities normally ranging from one to five years. Commercial loans may be unsecured or secured, including real estate collateral as well as special purpose or rapidly depreciating assets, such as equipment, inventory, receivables, junior liens on property or personal guarantees which may not provide an adequate source of repayment in the event of default. These loans may also have partial guarantees from the Small Business Administration. A growing portion of our commercial loans are asset-based loans, which are loans secured by current assets, such as receivables or inventory, or fixed assets, such as equipment. These loans are used for working capital, equipment purchases, seasonal cash shortages, and a variety of other purposes, and are structured on either a revolving or term basis.

     Commercial loans secured by real estate are generally greater in amount, more difficult to evaluate and monitor, and are often dependent on the successful operation and management of the properties. Repayment of such loans may be affected by adverse conditions in the real estate market or the economy. Poor location, special use characteristics and overall attractiveness of the properties may impair the value of properties in the event of foreclosure.

     Commercial loans are generally more dependent on the borrower’s continuing financial strength and management ability. The borrower’s cash flow and ability to service the debt from earnings is the primary source of repayment rather than the liquidation of any pledged collateral. Commercial loans are generally for shorter terms and are often subject to annual review and generally require more administrative and management attention.

     We make SBA guaranteed loans. Although the guaranteed portion of the SBA loans may be sold in the secondary market, to date we have retained these loans in our portfolio. Our SBA loans are categorized as commercial or real estate depending on the underlying collateral.

     We maintain a portfolio of real estate construction loans, consisting of single-family homes and commercial construction loans. At March 31, 2005 and December 31, 2004, real estate construction loans comprised approximately 15% and 13%, respectively, of our loan portfolio. Our real estate construction loans are primarily interim loans made to finance the construction of commercial and single family residential property. These loans are typically short term. Construction lending is generally considered to involve a higher degree of risk than permanent mortgage lending because of the inherent difficulty in estimating both a property’s value at completion of the project and the cost of the project. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, we may be confronted with a project the value of which is insufficient to assure full repayment. Disagreements between borrowers and builders and the failure of builders to pay subcontractors may also jeopardize projects. Loans to builders to construct projects for which no purchaser has been identified carry additional risk because the payoff for the loan may be dependent on the contractor’s ability to sell the property prior to the due date of the loan. We address these risks by adhering to strict underwriting policies, disbursement procedures and monitoring practices.

     Our real estate 1st trust deed loans consist primarily of loans made based on the borrower’s cash flow and which are secured by deeds of trust on commercial and residential property to provide another source of repayment in the event of default. At March 31, 2005 and December 31, 2004, 1st trust deed secured loans comprised approximately 43% and 45%, respectively, of our loan portfolio.

     Other real estate mortgage loans consist of loans made based primarily on the borrower’s cash flow and which are secured by junior liens as secondary sources of repayments. Maturities on these loans are generally restricted to ten years (on an amortization ranging from ten to twenty-five years with a balloon payment due at maturity). Any loans extended for greater than five years have re-pricing provisions that adjust the interest rate to market rates at times prior to maturity.

     Consumer loans, as well as home equity lines of credit, are made for the purpose of financing automobiles, various types of consumer goods and other personal purposes. Consumer loans generally provide for the monthly payment of principal and interest. Consumer loans are often unsecured or secured by rapidly depreciating assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Also, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

     We do not have any concentrations in our loan portfolio by industry or group of industries, except for the level of loans that are secured by real estate as presented in the table above. We have not made loans to any foreign entities. In addition, we have not made any loans to finance leveraged buyouts or for highly leveraged transactions.

     Loan Origination and Underwriting. Our primary lending emphasis is in construction, commercial real estate and business loans, including SBA loans. Major credit risk factors for all categories of loans include: changes in national and local economic conditions; the experience, ability and depth of our lending staff; changes in the quality of our internal and external loan review systems; and the impact of certain external factors such as competition, legal and regulatory changes. For construction and other real estate related loans, additional major risk factors include: changes in the valuation of real property; increases in commercial, industrial and retail vacancy rates; market absorption levels; excess market supply; and rising interest rates. To address these credit risks, all loan requests require preparation of a credit commitment report that details the purpose of the loan, terms, repayment source, collateral, credit rating of the borrower and a general description of the borrower’s background and/or business. The loan request is then subjected to various levels of review to assure that larger loans are reviewed by more experienced lenders and/or the Bank’s loan committee. The Bank’s loan policy establishes criteria for various types of loans, such as loan to collateral value ratios or loan to debt ratios. Further, the Bank utilizes outside loan reviewers to review and assess the loans made on an ongoing basis.

     Branch officers are assigned lending limits commensurate with their experience and skill and are capped at $5,000 for unsecured loans and $25,000 for secured loans. Loan requests exceeding branch officer limits are referred to Loan Administration for underwriting, review and approval. Lending limits for Loan Administration lenders are capped at $50,000 for unsecured and secured loans. The President/Chief Executive Officer and the Chief Credit Officer have combined lending limits when acting jointly of $500,000 for secured and $150,000 for unsecured loans. All requests exceeding the authority of the President/Chief Executive Officer and the Chief Credit Officer combined are submitted to the Board of Director’s Loan Committee for approval. Additionally, all new loans, regardless of amount, are reviewed by the Loan Committee monthly and all new loans of $50,000 or more or relationships that aggregate $50,000 or more are reported to the Board monthly. All processing, boarding and servicing of loans are performed by Loan Administration regardless of loan amount.

     Construction loans for small tract projects or non-residential properties generally require a minimum of 20% equity contribution by the borrower and a maximum advance of 75% of current appraisal. Loan terms can range from 12 to 18 months depending on the nature of the project. We require a first lien position on the property to be constructed and often take a junior lien on other real estate property as well. Land draws are generally limited to 50% of cost. Pricing is generally in the range of Wall Street Journal Prime plus 1.5% to 2.5%, loan fees of .5% to 1% and a documentation fee of $250 to $500.

     Commercial real estate loans are generally underwritten at a maximum loan to appraised value of 75%; however, we will often advance up to 90% of the value when using the SBA 504 or 7a loan guarantee programs as part of the financing structure for owner-users. Income property loans generally require a debt service coverage ratio of 1.25:1 to 1.30:1 depending on the type of property. Loan terms can range from 20 to 25 years with pricing adjustments at 3 or 5 year intervals. We require a first lien position on the subject property and often take a junior lien on other real estate property as well. Pricing is generally in the range of Wall Street Journal Prime plus 1% to 2% with a negotiated floor rate, loan fees of .5% to 1% and a documentation fee of $250 to $500. We also offer short-term fixed rate loans when necessary.

     Commercial business loans and SBA 7a loans are offered to existing and start-up businesses for various purposes. Such loans are generally collateralized with assets of the business and junior liens on personal residences.

Commercial business loans are underwritten on the basis of the borrower’s cash flow and ability to service the debt from earnings rather than on the basis of the underlying collateral value. We seek to structure these loans so that they have more than one source of repayment. The borrower is required to provide sufficient information to allow us to make an adequate credit evaluation. In most instances, this information consists of financial statements, tax returns, projected cash flows, current financial information on any guarantor and information about any collateral. Loans to closely held business borrowers typically require personal guarantees by the principals. Lines of credit and asset-based loans are written for 12 months. SBA loans can have terms of up to 20 years. Pricing is generally in the range of Wall Street Journal Prime plus 2% to 2.75% with a negotiated floor rate, loan fees of .5% to 1% and a documentation fee of $250 to $500. Loan fees for non-SBA loans can range from .5% to 1%.

     Current appraisals, insurance and perfected liens are generally required for any collateral taken on loans.

     Loan Maturities. The following table sets forth the maturity distribution of our loans outstanding at December 31, 2004. At that date, we had $7,089,000 in loans with maturity greater than fifteen years. In addition, the table shows the distribution of such loans between those loans with predetermined (fixed) interest rates and those with variable (floating) interest rates. Floating rates generally fluctuate with changes in the national prime rate or our Reference Rate. As of December 31, 2004, approximately 95% of our loan portfolio was comprised of floating interest rate loans.

	Maturing
		One to Five	After Five
	Within One Year	Years	Years	Total
	(dollars in thousands)
Real estate loans:
Construction and Land	$6,831	$3,590	$0	$10,421
Real Estate 1st Trust Deeds	2,022	5,243	29,451	36,716
Other Real Estate	1,796	288	444	2,528

Total real estate	10,649	9,121	29,895	49,665
Commercial Secured Loans	11,771	4,016	9,068	24,855
Commercial Unsecured Loans	1,130	16	0	1,146
Consumer & other	803	725	4,018	5,546

Total	$24,353	$13,878	$42,981	$81,212

Loans with predetermined interest rates	$1,291	$857	$1,830	$3,978
Loans with floating or adjustable interest rates	23,062	13,021	41,151	77,234

Total	$24,353	$13,878	$42,981	$81,212

     Loan Commitments. In the normal course of business, we maintain outstanding loan commitments to extend credit. We use the same credit policies in making loan commitments as we do in extending loans to customers. We evaluate each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the customer. The types of collateral held vary, but may include accounts receivable, inventory, property, equipment and residential and income producing commercial properties. We had unfunded loan commitments, including standby letters of credit, totaling $20.6 million and $26.2 million at March 31, 2005 and December 31, 2004, respectively, primarily consisting of commercial, construction and equity lines of credit. Based upon our experience, the outstanding loan commitments and standby letters of credit are expected to grow throughout the year as loan demand continues to increase, subject to, economic conditions.

     Adverse economic conditions, a decline in real estate values, or a significant increase in interest rates could negatively affect the construction loan business and require an increase in the provision for loan losses, which in turn, could adversely affect our future prospects, results of operations, and profitability.

     Non-Performing Assets. It is our policy to place loans on non-accrual status when principal or interest payments are past due 90 days or more. Certain loans will be placed on nonaccrual earlier if there is a reasonable doubt as to the collectibility of principal and interest. Loans which are in the process of renewal in the normal course of business or are well secured and in the process of collection will continue to accrue interest if we consider the risk of loss to be minimal.

     There were no non-accrual loans, loans past due 90 days or more, restructured loans, or impaired loans or loans that have or had a higher than normal risk of loss at March 31, 2005 or December 31, 2004. As of March 31, 2005, we have identified $3,169,574 in loans on our internal watch list for special attention by our management and board of directors, of which $1,273,746 is guaranteed by government and other agencies. These loans reflect weakened financial conditions or evidence other factors warranting closer monitoring, but are performing in accordance with their terms.

Allowance and Provision for Loan Losses

     We maintain an allowance for loan and lease losses to provide for probable losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan and lease losses. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. We have instituted loan policies, designed primarily for internal use, to adequately evaluate and assess the analysis of risk factors associated with our loan portfolio and to enable us to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. We conduct a critical evaluation of the loan portfolio monthly. This evaluation includes an assessment of the following factors: the results of our internal loan review, any external loan review and any regulatory examination, loan loss experience, estimated potential loss exposure on each credit, concentrations of credit, value of collateral, any known impairment in the borrower’s ability to repay and present economic conditions. Until the Bank has established some historical trend of losses, it relies on industry standards to evaluate allowance adequacy.

     Each month we also review the allowance and make additional transfers to the allowance as needed. For the three months ended March 31, 2005, the provision for loan losses was $159,000 as compared to $33,000 for the three months ended March 31, 2004. For the year ended December 31, 2004, the provision for loan losses was $238,000 as compared to $288,000 for the year ended December 31, 2003.

     At March 31, 2005, the allowance was 1.22% of the loans then outstanding. At December 31, 2004, the allowance for loan losses was 1.23% of loans outstanding. Although we deemed these levels adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans will not occur which would be reflected in increased losses in our loan portfolio, which losses could possibly exceed the amount then reserved for loan losses.

     The following table summarizes our loan loss experience, transactions in the allowance for loan and lease losses and certain pertinent ratios for the periods indicated:

	March 31,
	(unaudited)		December 31,
	2005	2004	2004	2003
	(dollars in thousands)
Outstanding loans:
End of the period	$94,733	$65,803	$81,212	$60,826
Average for the period	$87,254	$62,344	$71,861	$46,265
Allowance for loan losses:
Balance at beginning of period	$998	$760	$760	$472
Loans charged off	0	0	0	0
Recoveries	0	0	0	0
Provisions charged to operating expense	159	33	238	288

Balance at end of period	$1,157	$794 (1)	$998	$760

Ratios:
Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.00%	0.00%
Allowance to loans at period end	1.22%	1.21%	1.23%	1.25%

     The table below sets forth the allocation of the allowance for loan and lease losses by loan type as of the dates specified. The allocation of individual categories of loans includes amounts applicable to specifically identified as well as unidentified losses inherent in that segment of the loan portfolio and will necessarily change whenever management determines that the risk characteristics of the loan portfolio have changed. Management

(1)	Rounded.

believes that any breakdown or allocation of the allowance for loan and lease losses into loan categories lends an appearance of exactness which does not exist, in that the allowance is utilized as a single unallocated allowance available for all loans and undisbursed commitments. The allocation below should not be interpreted as an indication of the specific amounts of or loan categories in which future charge-offs may occur:

			December 31,
	March 31, 2005
	(unaudited)		2004		2003
		Percent of		Percent of		Percent of
	Allowance	Loans in	Allowance	Loans in	Allowance	Loans in
	for Loan	Category to	for Loan	Category to	for Loan	Category to
	Losses	Total Loans	Losses	Total Loans	Losses	Total Loans
	(dollars in thousands)
Real Estate:
Construction	$172	15%	$141	13%	$162	21%
1st Trust Deed R.E.	401	43	373	45	266	43
Other Real Estate	44	4	91	3	20	3

Total real estate	617	62	605	61	448	66
Commercial Secured	402	30	322	31	278	28
Commercial Unsecured	3	2	14	1	9	1
Consumer & other	60	6	57	7	8	5
Unallocated allowance	75	0	0	0	17	0

Total	$1,157	100%	$998	100%	$760	100%

Non-Interest Income

     Non-interest income increased $121,000 to $153,000 for the three months ended March 31, 2005, as compared to the three months ended March 31, 2004. The increase was primarily the result of rental income associated with San Marcos, LLC.

     Non-interest income decreased $304,000 to $152,000 for the year ended December 31, 2004, as compared to the year ended December 31, 2003. The decrease was primarily the result of extraordinary premiums paid to the Bank on referral loans in 2003 that were not recurring in 2004.

Non-Interest Expense

     Non-interest expenses consist of salaries and related benefits, occupancy and equipment expense and other expenses. The tables below set forth the components of non-interest expenses as of the periods indicated:

	Three Months Ended March 31,
	(unaudited)		Percentage
	2005	2004	Change
	(dollars in thousands)
Salaries and benefits	$512	$416	23.1%
Occupancy expense	111	51	117.7%
Furniture & Equipment	67	44	52.3%
Data Processing	48	40	20.0%
Advertising	21	23	(8.7%)
Professional fees	64	52	23.1%
Office supplies	17	15	13.3%
Other expenses	153	93	64.5%

Total	$993	$734	35.3%

	Years Ended December 31,		Percentage
	2004	2003	Change
	(dollars in thousands)
Salaries and benefits	$1,837	$1,311	40.1%
Occupancy expense	130	190	(31.6)%
Furniture & Equipment	173	97	78.4%
Data Processing	182	126	44.4%
Advertising	89	147	(39.5)%
Professional fees	228	121	88.4%
Office supplies	55	28	96.4%
Other expenses	455	284	60.2%

Total	$3,149	$2,304	36.7%

     Our non-interest expenses increased by $259,000, or 35.3%, for the three months ended March 31, 2005, compared to the three months ended March 31, 2004. The largest increases were in occupancy expense, which increased from $51,000 to $111,000; furniture fixtures and equipment, which increased from $44,000 to $67,000; and professional fees, which increased from $52,000 to $64,000. The increases in these categories and non-interest expenses overall reflected our growth, including the opening of our Poway office.

     Our non-interest expenses increased by $845,000, or 36.7%, for the year ended December 31, 2004, compared to the year ended December 31, 2003. The largest increases were in salaries and benefits, which increased from $1,311,000 to $1,837,000; furniture, fixtures and equipment, which increased from $97,000 to $173,000; professional fees which increased from $121,000 to $228,000; data processing expenses, which increased from $126,000 to $182,000; office supplies expense, which increased from $28,000 to $55,000; and other expenses, which increased from $284,000 to $455,000. The increases in these categories and non-interest expenses overall reflected our growth, including the opening of our Poway office.

Income Taxes

     We had net operating loss carryforwards of approximately $444,000 and $575,000 available to reduce future federal and state taxable income, respectively, as of December 31, 2004. The net operating loss carryforwards begin expiring in 2021 and expire through 2022. Prior to 2004, the State of California suspended corporations from utilizing net operating losses. In 2004, the Bank utilized $570,000 of net operating losses on its California income tax filing. The Bank recognized its remaining California net operating loses as a deferred tax asset at December 31, 2004. At March 31, 2005, the Federal net operating loss carryforward was reduced to approximately $220,000, and a California net operating loss carryforward of $335,000 and a deferred tax asset of $262,000.

     Our effective tax rates were 25.9%, 18.0%, (14.6%), and (51.2%) for the three months ended March 31, 2005 and 2004, and the years ended December 31, 2004 and 2003, respectively, reflecting our utilization of net operating loss carryforwards and increasing profitability.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and due from correspondent banks and federal funds sold. We maintain balances at correspondent banks adequate to cover daily clearings and other charges. Funds in excess of these needs are invested in overnight federal funds at correspondent banks. Cash and cash equivalents were $12,375,000 at March 31, 2005 and $5,367,000 at March 31, 2004. The increase from 2004 to 2005 was to provide liquidity as our asset size increased. Cash and cash equivalents were $6,584,000 at December 31, 2004 and $2,110,000 at December 31, 2003.

Deposits

     Deposits represent our primary source of funds to support our various lending and investment activities. Substantially all of our deposits are from individuals and businesses within our service area. We have utilized brokered deposits from time to time, but they have never exceeded 12% of total deposits. We have no known foreign deposits.

     The following tables set forth the average balance and the average rate paid on each deposit category for the periods indicated:

	Three Months Ended March 31, 2005
	(unaudited)
	2005		2004
	Amount	Percentage Rate	Amount	Percentage Rate
	(dollars in thousands)
Noninterest-bearing demand	$16,140	—	$10,583	—
Transaction & NOW	6,746	1.02%	5,026	1.05%
Savings & money market	20,855	1.96%	10,754	1.55%
Time	45,957	2.94%	32,878	2.16%

Total Deposits	$89,698	2.02%	$59,241	1.13%

	Year Ended December 31,
	2004		2003
	Amount	Percentage Rate	Amount	Percentage Rate
	(dollars in thousands)
Noninterest-bearing demand	$13,171	—	$7,119	—
Transaction & NOW	6,930	1.08%	3,465	1.41%
Savings & money market	14,999	1.59%	7,577	1.48%
Time	35,933	2.20%	26,961	2.56%

Total Deposits	$71,033	1.56%	$45,122	1.92%

     The following table sets forth the maturity of time certificates of deposit of $100,000 or more at March 31, 2005:

March 31, 2005
(unaudited)
(dollars in thousands)
Three months or less	$2,651
Over three to six months	8,779
Over six to twelve months	15,176
Over twelve months	-0-

Total	$26,606

Borrowings

     Federal Home Loan Advances at December 31, 2004 totaled $9,000,000, the highest outstanding during the year, with a rate of 2.35%. Average borrowing for the period was $4,723,000 with a weighted average rate of 1.59%. Federal Home Loan Advances at March 31, 2005 totaled $8,500,000, the highest during the period, at a variable advance rate ranging at rates from 2.30% to 2.94%. Average borrowing for the period was $8,756,000 with a weighted average rate of 2.55%. All advances are open-end overnight borrowings to supplement liquidity and are repaid during the periods when liquidity needs are met with deposits.

Capital Resources

     Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on as well as off-balance sheet, such as unused loan commitments and standby letters of credit. The guidelines require that a portion of total capital be core, or Tier 1, capital consisting of common stockholders’ equity and perpetual preferred stock, less goodwill and certain other deductions. Tier 2 capital consists of other elements, primarily non-perpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The guidelines also evaluate the leverage ratio, which is Tier I capital divided by average assets. Moreover, as a new bank we were required to maintain Tier 1 capital to average assets of at least 8% during our first three years of operations.

     The following table provides information regarding our regulatory capital ratios at March 31, 2005, December 31, 2004 and December 31, 2003. The reduction in our ratios reflects the Bank’s growth. At March 31, 2005, December 31, 2004 and December 31, 2003, we met or exceeded regulatory capital requirements to be considered “well capitalized,” as defined in the regulations issued by the FDIC, and it is the Bank’s intention to remain “well capitalized” in the future.

	“Well Capitalized”	March 31, 2005	December 31,
	Requirement	(unaudited)	2004	2003
Total risk-based capital ratio	10.00%	11.44%	12.41%	16.23%
Tier 1 risk-based capital ratio	6.00%	10.28%	11.30%	15.05%
Tier 1 leverage capital ratio	5.00%	9.56%	10.57%	15.27%

     Please refer to the discussion and financial data under “Pro Forma Financial Information” for information regarding the impact the Celtic transaction will have on the Holding Company’s capital resources (on a consolidated basis).

Liquidity and Liquidity Management

     Liquidity management for banks requires that funds always be available to pay deposit withdrawals and maturing financial obligations in accordance with their terms and to meet customer requests for loans. The acquisition of deposits has been our primary source of funds used to invest in earning assets. Other sources of funds have been the cash provided from operations, the proceeds of common stock sales and from borrowings. We expect that deposits will continue to be the primary source of funds in future periods. We emphasize seeking demand deposits from business customers in our market area. If necessary, we can also pursue the higher cost time deposits. Liquidity management for banks requires that funds always be available to pay deposit withdrawals and maturing financial obligations promptly and fully in accordance with their terms. One method banks utilize for acquiring additional liabilities is through the acceptance of “brokered deposits” (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates.

     We utilize brokered deposits to facilitate liquidity needs. At March 31, 2005, December 31, 2004 and December 31, 2003, we had “brokered deposits” of $20.8 million, $9.1 million and $4.1 million, respectively. During 2005 we utilized “brokered deposits” and deposits from other financial institutions to fund our loan growth.

     To meet liquidity needs, we maintain a portion of our funds in cash deposits in other banks, Federal Funds sold, and investment securities. As of December 31, 2004 and March 31, 2005, our liquidity ratio was 13.20% and 16.56%, respectively (defined as liquid assets as a percentage of deposits). Liquid assets were composed of Federal Funds sold, available-for-sale investment securities less securities that are pledged to secure treasury, tax and loan deposits and other purposes as required by law, interest-bearing deposits in other financial institutions and cash and due from banks. Our liquidity ratio at December 31, 2004 was slightly below our policy target of 15% with the ratio at March 31, 2005 more than our policy target of 15%. We monitor our liquidity ratios daily and since March 31, 2005, our liquidity ratios have met our policy guidelines on average. The Bank attempts to maximize its loan to deposit ratios and minimize its liquidity ratios, consistent with its liquidity needs and policy, to maximize net interest margins.

     We maintain a $2.5 million line of credit with a correspondent bank for the purchase of overnight Federal funds. We also have a credit line with the Federal Home Loan Bank of San Francisco which would allow us to borrow up to 15% of our assets. As of March 31, 2005, loans and securities pledged as collateral for this facility would have allowed us to borrow up to approximately $9.5 million. These facilities have been used regularly to provide funding for loans at less cost than brokered deposits. (See “Borrowings” above.)

Recent Accounting Pronouncements

     In May 2005 the FASB issued FASB 154 which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

     Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

     This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.

     This Statement requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change.

     This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle.

     This Statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This Statement also carries forward the guidance in Opinion 20 requiring justification of a change in accounting principle on the basis of preferability.

     At March 31, 2005 the Company and the Bank had no changes in accounting principles.

     In June 2004, the Emerging Issues Task Force of the FASB issued final guidance on its Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” A consensus was reached regarding disclosures about unrealized losses on available-for-sale debt and equity securities accounted for under FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

     This EITF describes a model involving three steps: (1) determine whether an investment is impaired, (2) determine whether the impairment is other-than -temporary, and (3) recognize the impairment loss in earnings. The EITF also requires several additional disclosures for cost-method investments. The EITF’s impairment accounting guidance was effective for reporting periods beginning after June 15, 2004. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004.

     The adoption of this EITF did not have a material impact on the Bank’s financial statements. At December 31, 2004 and 2003, management believes the impairments described above are temporary and, accordingly, no impairment loss has been recognized in the Company’s consolidated statement of income. As of March 31, 2005, management continues to believe these impairments are temporary in nature.

     On March 9, 2004, the Staff of the Securities and Exchange Commission (the “SEC Staff”) issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 provides guidance on the initial recognition and measurement of loan commitments that meet the definition of a derivative, and summarizes the related disclosure requirements. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into, or substantially modified, on or after April 1, 2004. SAB 105 addresses loan commitments that the Financial Accounting Standards Board (FASB) defines as derivatives in paragraph 6 of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 133”). These loan commitments relate to the origination of mortgage loans that will be held for sale. SAB 105 does not apply to (1) commitments to purchase mortgage loans that do not meet the definition of a derivative under paragraph 6 of FAS 133 or (2) commitments that are explicitly excluded from the scope of FAS 133 (i.e., commitments to originate mortgage loans that will be held for investment purposes and loan commitments to originate other types of loans). The Bank does not currently originate mortgage loans to be held for sale. If that should change in the future, we would take SAB 105 into consideration but do not expect it to have a material impact on the Company’s financial condition or operating results.

     In December 2003, under clearance of the FASB, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP establishes accounting standards for discounts on purchased loans when the discount is attributable to credit quality. The SOP requires that the loan discount, rather than the contractual amounts, establishes the investor’s estimate of undiscounted expected future principal and interest cash flows as a benchmark for yield and impairment measurements. The SOP prohibits the carryover or creation of a valuation allowance in the initial accounting for these loans. This SOP is effective from loans acquired in years beginning after December 15, 2004. Since this SOP applies only to transfers after 2004, this Statement will have not impact on the Bank’s financial position or results of operation at adoption.

Quantitative And Qualitative Disclosures About Market Risk

     The following discussion regarding our market risks should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations herein. For purposes of this section, the terms “we” and “our” mean Discovery Bank on a stand-alone basis.

     Our market risk arises primarily from credit risk and interest rate risk inherent in our lending and deposit taking activities and the risk of inflation. Risk management is an important part of our operations and a key element of our overall financial results. The FDIC, in recent years, has emphasized appropriate risk management, prompting banks to have adequate systems to identify, monitor and manage risks. Our board of directors and committees meet on a regular basis to oversee our operations. We monitor our business activities and apply various strategies to manage the risks to which we are exposed. We have adopted various policies and have empowered the committees of our board of directors with oversight responsibility concerning different aspects of our operations. Our Audit Committee is responsible for overseeing internal auditing functions and for interfacing with our independent outside auditors. Our Loan Committee establishes the Loan Policy, reviews loans made by management and approves loans in excess of management’s lending authority. Our Loan Committee also reviews “watch list” loans and the adequacy of our allowance for loan losses. Our Asset/Liability Risk Committee establishes our Investment Policy and our Asset/Liability Policy, reviews investments made by management, and monitors our investment portfolio, interest rate risk and liquidity planning.

     Credit Risk. Credit risk generally arises as a result of our lending activities and may be present with our investment activities. To manage the credit risk inherent in our lending activities, we rely on adherence to underwriting standards and loan policies as well as our allowance for loan losses. We employ frequent monitoring procedures and take prompt corrective action when necessary. Additionally, our loans are examined regularly by our regulatory agencies.

     Interest Rate Risk. Interest rate risk is the exposure of a bank’s financial condition, both earnings and the market value of assets and liabilities, to adverse movements in interest rates. Interest rate risk results from differences in the maturity or timing of interest-earning assets and interest-bearing liabilities, changes in the slope of the yield curve over time, imperfect correlation in the adjustment of rates earned and paid on different instruments with otherwise similar characteristics (e.g. three-month Treasury bill versus three-month LIBOR) and from interest-rate-related options embedded in bank products (e.g. loan prepayments, floors and caps, callable investment securities, early withdrawal of time deposits, etc).

     The potential impact of interest rate risk is significant because of the liquidity and capital adequacy consequences that reduced earnings or losses could imply. We recognize and accept that interest rate risks are a routine part of bank operations and will from time to time impact our profits and capital position. The objective of interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements in the market, to achieve consistent growth in net interest income and to profit from favorable market opportunities.

     The careful planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of an institution’s net yield. To the extent maturities of interest-earning assets and interest-bearing liabilities do not match in a changing interest rate environment (an interest rate sensitivity “gap”), net yields may be affected. Thus, if rate sensitive assets exceed rate sensitive liabilities for a given period, the interest rate would be “positively gapped” and we would benefit from an increase in interest rates. Conversely, if rate sensitive liabilities exceed rate sensitive assets for a given period, the interest rate would be “negatively gapped” and we would not benefit from an increase in interest rates. Even with perfectly matched repricing of interest-earning assets and interest-bearing liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. In our overall attempt to match interest-earning assets and interest-bearing liabilities, we take into account rates and maturities to be offered in connection with our certificates of deposit and our variable rate loans.

     We have generally been able to control our exposure to changing interest rates by maintaining a large percentage of floating interest rate loans and a majority of our time certificates in relatively short maturities.

     The following table sets forth the distribution of repricing opportunities of our interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, which is interest rate sensitive assets less interest rate sensitive liabilities cumulative period to period, and the cumulative gap as a percentage of total assets and total interest-earning assets as of March 31, 2005. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on our net interest margins.

				Cumulative
	Less Than	Less Than	Less Than	Beyond 5	Non Rate
	3 Months	1 Year	5 Years	Years	Sensitive	Total
			(dollars in thousands)
Deposits with financial institutions	$398	$1,709	$2,883	$2,883	$0	$2,883
Federal funds sold	9,315	9,315	9,315	9,315	0	9,315
Investment Securities	250	250	2,512	3,125	0	3,125
Loans gross	75,802	76,268	85,442	94,723	10	94,733

Total rate sensitive assets	85,765	87,542	100,152	110,046	10	110,056
All other assets					9,613	9,613

Total Assets	$85,765	$87,542	$100,152	$110,046	$9,623	$119,669

Interest Bearing Demand	$25,648	$25,648	$25,648	$25,648	$0	$25,648
Savings	1,592	1,592	1,592	1,592	0	1,592
Time deposits under 100M	4,424	30,576	30,576	30,576	0	30,576
Time deposits over 100M	2,651	26,606	26,606	26,606	0	26,606
Other interest liabilities	8,500	8,500	8,500	8,500	0	8,500

Total rate sensitive liabilities	42,815	92,922	92,922	92,222	0	92,922
All other liabilities					16,323	16,323
Stockholders’ equity					10,424	10,424

Total Liabilities and Equity	$42,815	$92,922	$92,222	$92,222	$26,747	$119,669

Cumulative rate sensitive gap	$42,950	$(5,380)	$7,230	$17,124	$(17,124)

Cumulative rate sensitive gap as a % of total assets	35.89%	(4.50)%	6.04%	14.31%	(14.31)%

     NOTE: All amounts are reported at their contractual maturity or repricing periods. This analysis makes certain assumptions as to interest rate sensitivity of savings and NOW accounts which have no stated maturity and have had very little price fluctuation since commencement of operations. Money market accounts are repriced at discretion of management and generally are more rate sensitive. The Bank’s policy is to limit maturities on certificate of deposits to one year, in most cases, so virtually all reprice within that time frame. The Bank has exhibited the ability to renew or replace these certificates as they mature; however, the Bank bears the risk that their renewal will be at higher rates of interest.

     On March 31, 2005, we had $85,765 in assets and $42,815 in liabilities repricing within three months and $87,542 in assets and $92,922 in liabilities repricing within one year. This means that we had a positive gap of 35.89% within three months and we had a slight negative one year cumulative gap of (4.50%). Our cumulative interest gap returns to positive over longer maturities. Over the one year time frame interest income may be affected to a lesser extent than interest expense if rates were to increase at the same time and level for both assets and liabilities as the model forecasts. It is more typical for loans to be repriced immediately as the prime rate changes and deposits to lag at a percentage of that rate change. If rates were to fall during this one year period, interest income would decline by a lesser amount than interest expense and net income would increase. Conversely, if rates were to rise the opposite would apply. Over the one year time frame our slight negative gap position indicates that we could benefit slightly from decreases in interest rates, but the opposite is true for other time frames.

     The Bank’s policy quantifies acceptable gap ratios. These targets are monitored quarterly and reviewed annually by the board of directors to determine acceptable gap risks. We monitor and evaluate our gap position, but do not anticipate substantial changes in those gap ratios.

     We do not engage in any hedging activities and do not have any derivative securities in our portfolio.

     We utilize the results of a dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. The simulation model, a third-party service, estimates the impact of changing interest rates on the interest income from all interest-earning assets and the interest expense paid on all interest-bearing liabilities reflected on our balance sheet. A parallel and pro rata shift in rates over a 12-month period is assumed. This model is reviewed annually and audited on a regular basis to determine accuracy of data and forecasts. The following reflects our net interest income sensitivity analysis as of March 31, 2005, based on the simulation. This table shows the impact of hypothetical interest rate changes on net interest income and net interest margins.

	Adjusted Net	Change
Interest Rate Scenario	Interest Income	From Base
Up 300 basis points	$6,525	23.24%
Up 200 basis points	$6,163	16.39%
Up 100 basis points	$5,754	8.68%
Base	$5,295	0.00%
Down 100 basis points	$5,028	(5.04)%
Down 200 basis points	$4,763	(10.04)%
Down 300 basis points	$4,551	(14.04)%

Inflation

     The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Banks, as financial intermediaries, have many assets and liabilities which may move in concert with inflation both as to interest rates and value. However, financial institutions are also affected by inflation’s impact on non-interest expenses, such as salaries and occupancy expenses.

     From January 2001 through mid 2003 the FRB decreased interest rates numerous times, reducing the overnight “Federal Funds” rate from 6.50% to as low as 1.00%, the lowest level in over four decades. Since June 2004, the FRB has reversed direction and increased rates eight times to 3.00%. The nature and timing of any future changes in such policies and their impact on us cannot be predicted; however, because of our ratio of rate sensitive assets to rate sensitive liabilities, we tend to benefit slightly in the short term from an increasing interest rate market and, conversely, suffer in a decreasing interest rate market. As such, the management of the money supply by the FRB to control the rate of inflation has an impact on our earnings. The changes in interest rates may also have a corresponding impact on the ability of borrowers to repay loans with us.

CELTIC CAPITAL CORPORATION

Introduction

     The Holding Company, through its wholly-owned subsidiary, Celtic Merger Corp., intends to acquire certain assets and assume certain liabilities of Celtic, a commercial finance lender which has operated for more than 22 years from its headquarters in Santa Monica, California. Simultaneously, Celtic Merger Corp. will obtain a commercial finance lender’s license, change its name to “Celtic Capital Corporation,” and engage in the business previously conducted by Celtic.

Background and Description of Celtic Transaction

     In late 2003, an executive of the Bank who was known for a number of years to Celtic, Mr. Joseph C. Carona, undertook general discussions with Celtic’s principal owners, Mr. Bron Hafner and Mr. Mark Hafner, concerning the mutual benefits of some form of business alliance. Those informal discussions continued intermittently until April 2004, at which time the board of directors of the Bank directed that assistance be obtained to attempt to formulate a business arrangement with Celtic. A consultant familiar with the field of commercial finance and well known to Mr. Carona, Mr. Allan Dalshaug, was engaged and negotiations for the acquisition of Celtic began.

     The Bank determined that there were few commercial finance companies operating in Southern California possessing the size and business characteristics that would be compatible with the Bank and its financial capability, and none available that could be considered reasonable alternatives to Celtic. Celtic was operating under heavy leverage, in a cash-short and undercapitalized condition, the carry-over from a loan fraud loss in 2001. The owners had determined that the best strategic course of action would be to align with another company that could provide the needed capital, and thereby place the business in a better position to go forward.

     The risk of fraud is a significant risk factor for a commercial finance company. In Celtic’s more than 22-year history, the only significant loan losses were incurred as a result of fraud. This is normally the case for most well-managed commercial finance companies. To mitigate the risk of fraud, the commercial finance company relies on adherence to underwriting standards and loan policies as well as the establishment of an adequate allowance for loan losses. Celtic employs frequent monitoring procedures and takes prompt corrective action when necessary. Verifications of collateral and in-depth audits are continuously performed, and all borrowers are put on a daily reporting and collection basis, with some under lock-box arrangements, as audits may suggest.

     Under the terms of the Asset Purchase Agreement, dated January 27, 2005 (the “Purchase Agreement”) by and among the Holding Company, Celtic Merger Corp., certain of Celtic’s principals and Celtic, Celtic will be paid the net book value of its furniture, fixtures and equipment plus the aggregate outstanding principal balance of, and accrued but unpaid interest owing on, the loans and outstanding balances on lines of credit that Celtic has extended to its customers, minus the outstanding balance of Celtic’s debt to Wells Fargo Bank which was used to fund Celtic’s loan business (the “Net Purchase Amount”). Celtic’s other assets will not be purchased and Celtic’s other liabilities will not be assumed. At March 31, 2005, the Net Payment Amount to Celtic would have been $3,330,346.

     In addition to the Net Payment Amount, Celtic will receive a premium of $900,000 in cash and $800,000 worth of the Holding Company’s common stock valued at the per share price established in connection with this offering. As of March 31, 2005, approximately $4,540,346 of the anticipated proceeds from the offering will be used to fund the Celtic acquisition, consisting of the Net Payment Amount of $3,330,346, the cash premium of $900,000, and an infusion of $300,000 into the Celtic Subsidiary to provide additional working capital. It is anticipated that the Celtic Subsidiary will use approximately $3,216,999 of its existing cash to reduce outstanding borrowings. No assurances can be given, however, that the Holding Company will be able to raise the amount of capital necessary to fund the Celtic transaction from this offering. The Purchase Agreement provides that some or all of the shares being issued to Celtic may be forfeited by Celtic in the event that after the acquisition of Celtic, losses are sustained with respect to specific loans that the Holding Company designates as potential problem loans immediately prior to the consummation of the asset purchase.

     Comparison of the premium against recent sales of similar companies was not readily available, due to the small number of similar-sized companies operating in Southern California, and the scarcity of sales among those companies. The best comparisons available, a 1996 sale, produced a premium of about 19% of loans purchased, and a 2004 sale produced a premium of approximately 25%. The premium on the proposed transaction represented about 7% of the estimated loans being purchased. Analyses were made, under various financial scenarios, of the profitability potential of the Celtic loan portfolio, and our board of directors determined that the business being purchased could be operated at acceptable profit rates. Our board of directors then contacted an investment banking company, determined that the premium was fair, and obtained an oral fairness opinion and that firm’s commitment to issue a fairness opinion letter concerning the price, at the closing. Due diligence work on Celtic and its loan portfolio was conducted by members of the Bank’s senior management, aided by the firm of Buccola and Associates, Financial Institutions Consultants, and concluded mid-September 2004 with a positive report.

     The Purchase Agreement contains standard representations and warranties and places various restrictions on the conduct of Celtic’s business from the date of the Purchase Agreement to the completion of the asset purchase. In addition to other conditions, the Holding Company is obligated to complete the transaction only if it receives the necessary regulatory approvals, has sold not less than $6.0 million of common stock in this offering and has arranged for appropriate debt financing for the on-going operation of the commercial finance business that it is acquiring.

     Because the Holding Company is relying on the expertise of Celtic’s management in the on-going operation of the commercial financial business, the asset purchase transaction is also conditioned upon entering into employment contracts with two of Celtic’s principals and a consulting agreement with another of Celtic’s principals, together with non-compete agreements. The Employment Agreement with Mark Hafner, who will become the President and Chief Executive Officer of the finance company subsidiary upon the closing of the acquisition, has a term of three years, provides for a base salary of $200,000 annually and a formula bonus equal to five percent (5%) of the finance company subsidiary’s pre-tax net income provided that the subsidiary has attained an after-tax return on average equity of not less than fifteen percent (15%). The contract also provides for a stock grant to Mark Hafner of 2,000 shares of Bancorp’s common stock, at the time of the closing of the transaction. The contract also provides for an automobile allowance of $833 per month, reimbursement of business related expenses, standard and customary medical, dental and life insurance benefits and participation in other employee benefit programs generally available to senior officers or employees. The agreement provides for severance compensation equal to six months’ then current salary in the event Mark Hafner’s employment is terminated without cause or in the event of a merger or a material change of control. The agreement also provides that for three years from the closing of the acquisition, Mark Hafner will not solicit customers or employees of the finance company subsidiary to become customers or employees of another firm. If his employment is terminated other than for cause or by his own voluntary resignation, then for the remainder of the three year period, he may not, directly or indirectly, own or control a commercial finance business in certain counties in southern California; however, he may accept simple employment with a commercial finance company. If his employment is terminated for cause or by way of voluntary resignation, then he may not own or control nor may he accept employment with a commercial finance company within the designated counties in southern California.

     The Employment Agreement with Alex Falo, who will become the Vice President and Loan Manager of the finance company subsidiary upon the closing of the acquisition, has a term of three years, provides for a base salary of $130,000 annually and for participation in an employee bonus pool which will be funded in an amount equal to five percent (5%) of the finance company subsidiary’s pre-tax net income provided that the subsidiary has obtained an after-tax return on average equity of not less than fifteen percent (15%). The amount of the bonus to be awarded from this pool shall be determined by the President and Chief Executive Officer of the subsidiary. The agreement provides for severance compensation equal to six months’ then current salary in the event Mr. Falo’s employment is terminated without cause or in the event of a merger or a material change of control. The agreement also provides that for three years from the closing of the acquisition, Mr. Falo will not solicit customers or employees of the finance companies subsidiary to become customers or employees of another firm.

     The Consulting Agreement with Bron Hafner, who will be a consultant to the finance company subsidiary upon the closing of the acquisition, has a term of three years, provides for a monthly consulting fee of $5,000 per month and the reimbursement of certain business expenses. The agreement provides for severance compensation equal to six months’ consulting fee in the event the agreement is terminated without cause or in the event of a merger or a material change in control. The agreement provides that for a period of three years from the closing of the acquisition, Bron Hafner will not solicit customers or employees of the finance company subsidiary to be customers or employees of another firm, nor will he, directly or indirectly, own or control a commercial finance business in California or Arizona; provided however that he may make certain investments in commercial finance transactions and may make extensions of credit for his own account provided that such loans have first been offered to the finance company subsidiary and it has declined to extend the credit.

Business of Celtic

     Celtic Capital Corporation, the business whose principal assets are being acquired, is a commercial finance company operating in the markets of Southern and Northern California and in Arizona and is regulated by the California Department of Corporations. Celtic focuses on the small business market, making loans with a general maximum amount of $3 million. It has, from time to time, out-participated a portion of its larger loans to mitigate its risk.

     Celtic’s main office is located at 2951 28th Street, Santa Monica, California 90405. Celtic leases approximately 4,381 square feet at an annual cost of approximately $123,600 in 2004, with annual cost-of-living increases of about 3%. The lease expires in August 2009.

     Celtic’s Arizona office is located at 15849 N. 71st Street, Scottsdale, Arizona 85254. Celtic rents a small executive suite at an annual cost of approximately $17,436, with the lease expiring in June 2005.

     As a commercial finance business, Celtic focuses on loans to companies that do not qualify for bank credit and makes loans against the liquidation value of collateral offered by the borrowing entity. Such loans are often referred to as “asset-based loans.” The Bank, as is typical of many independent banks, also conducts an asset-based loan program catering to borrowers who qualify for bank credit. In the normal course of offering lending services, the Bank’s marketing officers encounter lending opportunities which cannot be serviced through the Bank’s lending program, but which fit the profile of the commercial finance lender. Likewise, commercial finance lenders encounter opportunities better serviced by banks. Cross-marketing opportunities are believed to be substantial, which could serve to enhance the overall effectiveness of both businesses.

     Additionally, there are potential savings that may be achievable under the holding company umbrella, from the improved power for purchasing services through elimination of duplication in utilization of common operating systems. We intend to pursue all such opportunities.

     We believe the premium of approximately $1.7 million being paid for the business being acquired from Celtic Capital Corporation is a fair value for the assets, the management and employees whose skills will be needed to service those assets, and the position in the marketplace evidenced by the Celtic name and constituted by its book of business. It is intended that Celtic’s management focus, following the closing of the transaction, will be initially on achieving an acceptable level of profitability, and subsequently on growth and development of the business. We believe substantial opportunity for growth exists.

     The business of Celtic has, in the past, been conducted solely for the benefit of its family owners and has been hampered by lack of capital upon which to build. We plan, consistent with our acquisition of Celtic, to capitalize the acquired commercial finance business through infusion of new capital to the Celtic Subsidiary and believe that the resultant improved financial structure will permit overall funding at lower costs than was available to the family-owned business. The managers who had been, and will continue to manage Celtic’s business, are well experienced in operating a commercial finance company. Further, Mr. Carona, as well as Mr. Dalshaug, both of whom are experienced in operating a commercial finance company in a profitable manner, will serve on the Celtic Subsidiary’s board of directors. Management believes that with the above-mentioned estimated funding of the commercial finance company at lower costs than available to the family-owned business, plus anticipated further reductions in certain operating expenses, together with the additional experience of the principals noted above, as well as acquiring a business that augments the business of the Bank, that we will have enhanced the capacity to manage Celtic’s business in a profitable manner. We believe, therefore, and our financial forecasts would indicate, that with the improved financial structure, in addition to acquiring a commercial finance business that augments the business of the Bank, we will have acquired a business which can be operated in such a fashion as to earn an attractive rate of return to the shareholders of the Holding Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Celtic

     Introduction. The following discussion is designed to provide a better understanding of significant trends related to Celtic’s financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It is derived from Celtic’s unaudited combined financial statements and notes thereto for the three months ended March 31, 2005 and March 31, 2004, and the audited financial statements for the years ended December 31, 2004 and 2003, and the notes thereto included elsewhere herein. Note that the audited and unaudited combined financial statements included herein are the consolidated financials of Celtic Capital Corporation and Columbia Capital Corporation. This discussion relates to Celtic on a stand-alone basis. The Combining Balance Sheets and Combining Statements of Operations can be found within the Supplementary Combining Information attached at the end of the combined financial statements. These schedules break out the balances and operations relating to each entity.

     Celtic’s profitability has been greatly impacted over the past few years by the dependence and high cost of the subordinated debt that makes up Celtic’s entire capital base. Having an appropriately structured capital base, as is being proposed with the acquisition, is critical to an asset-based lending operation. Additionally, Celtic’s future results of operations could materially differ from those suggested by the forward-looking statements contained in this prospectus, depending upon:

•	competition within the finance industry;

•	changes in the interest rate environment;

•	general economic conditions, nationally, regionally and in our market areas, including declines in real estate values;

•	the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies;

•	the regulatory environment;

•	business conditions and inflation;

•	technology;

•	regulatory compliance issues;

•	planned asset growth;

•	unanticipated loan losses;

•	unanticipated increases in operating expenses; and

•	the ability to generate fee and other non-interest income.

     Moreover, inasmuch as the Company is not purchasing all of Celtic’s assets nor assuming all of Celtic’s liabilities, and we will operate our wholly-owned subsidiary, Celtic Merger Corp., with a different salary base and cost of funds, this discussion does not necessarily reflect the results of operations and financial condition for Celtic Merger Corp. after consummation of the acquisition.

     Critical Accounting Policies. Celtic’s combined financial statements, and the notes thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires Celtic to make a number of estimates and assumptions that affect the reported amounts and disclosures. On an ongoing basis, Celtic evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. Celtic believes that its estimates and assumptions are reasonable; however, actual results may differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and on the results of operations for the reporting periods.

     Celtic has identified its policy for allowance for loan losses, which involves the most significant estimates and assumptions which have a material impact on the carrying value of its assets, as its critical accounting policy. Celtic maintains an allowance for loan losses at an amount which Celtic believes is sufficient to provide adequate protection against losses in the loan portfolio. Celtic’s periodic evaluation of the adequacy of the allowance is based on such factors as past loan loss experience, known and inherent risks in the portfolio, adverse situations that have occurred but are not yet known that may affect the borrowers’ ability to repay, the estimated value of underlying collateral, and economic conditions. As Celtic utilizes information currently available to evaluate the allowance for loan losses, the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors.

     During the time Celtic holds collateral, Celtic is subject to credit risks, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). Although Celtic has established an allowance for loan losses that it considers adequate, there can be no assurance that the established allowance for loan losses will be sufficient to offset losses on loans in the future.

     General. Celtic earned $47,000 for the three months ended March 31, 2005 compared to a loss of $83,000 for the three months ended March 31, 2004. This increase in profitability is mainly attributable to reductions of non-interest expenses as outlined below in the section entitled Costs and Expenses.

     Celtic earned $83,000 for the year ended December 31, 2004 compared to a $16,000 for the year ended December 31, 2003. At the beginning of 2004, Celtic launched a new marketing campaign whereby Celtic went to 100% web-based marketing. The result of this was a decrease in marketing costs by approximately $50,000. Additionally, during the third quarter of 2004, Celtic eliminated an internal marketing position, saving $130,000 annually.

     Effective October 1, 2004, Celtic negotiated better lease terms with its Santa Monica lessor, resulting in a monthly decrease in lease expense of $4,700, and an extension of the lease until August 31, 2009. The rental rate increases 3% annually, effective September 1st of each year. The space, which Celtic has occupied since July of 1990, is sufficient in size to handle Celtic’s anticipated growth over the next few years.

     Total assets decreased $1,986,000 or 8.1%, to $22,504,000 at March 31, 2005, from $24,490,000 at December 31, 2004. Loans, net, decreased 17.3% to $18,838,000 at March 31, 2005, from $22,791,000 at December 31, 2004. These decreases were due to normal fluctuations in the business cycle of Celtic.

     Total assets increased $2,336,000 or 12.9%, to $20,458,000 at March 31, 2004, from $18,122,000 at December 31, 2003. Loans, net, increased 12.2% to $19,107,000 at March 31, 2004, from $17,027,000 at December 31, 2003.

     Total assets increased $6,368,000 or 35.1%, to $24,490,000 at December 31, 2004, from $18,122,000 at December 31, 2003. Loans, net, increased 33.9% to $22,791,000 at December 31, 2004, from $17,027,000 at December 31, 2003. The increases in total assets and loans were primarily funded by a $7,421,000 increase in notes payable to banks to $19,918,000 at December 31, 2004, from $12,497,000 at December 31, 2003.

     Shareholders’ equity (deficit) was ($729,000) at March 31, 2005, compared to ($962,000) at March 31, 2004.

     The following sections present various tables reflecting Celtic’s financial condition and results of operations. Average balances reflect daily averages.

     Distribution of Assets, Liabilities and Shareholders’ Equity (Deficit). Celtic’s earnings depends largely upon the difference between the income Celtic receives from loans and the interest paid on borrowings. This difference is net interest income. Net interest margin is net interest income expressed as a percentage of average total interest-earning assets. Net interest spread is the difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities.

     The following tables provide information, for the periods indicated, on the average amounts outstanding for interest-earning assets and interest-bearing liabilities, the amount of interest earned or paid, the yields and rates on interest-earning assets and interest-bearing liabilities, and net interest margins and net interest spreads:

	Three Months Ended March 31,
	2005			2004
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Paid(1)	Balance	Expense	Paid(1)
	(dollars in thousands)
Assets
Loans, net of unearned fees(2)	$20,603	$1,003	19.47%	$18,493	$935	20.22%

Total Interest-Earning Assets	20,603	1,003	19.47%	18,493	935	20.22%
Noninterest-earning assets	1,258			1,605

Total Assets	$21,861			$20,098

Liabilities
Notes payable, bank	$17,372	301	6.93%	$14,053	179	5.09%
Subordinated notes payable	4,629	108	9.33%	5,507	133	9.66%

Total Interest-Bearing Liabilities	22,001	409	7.44%	19,560	312	6.38%

Other liabilities	790			1,463

Total Liabilities	22,791			21,023
Shareholders’ Equity (Deficit)	(930)			(925)

Total Liabilities and Shareholders’ Equity (Deficit)	$21,861			$20,098

Net interest margin(3)		$594	11.53%		$623	13.48%

Net interest spread(4)			12.04%			13.84%

(1)	The ratios have been annualized. No assurances can be given that the annualized rates and results of operations for the three months ended March 31, 2005 are indicative of the rates and operation results that may be expected for the year ended December 31, 2005.

(2)	Average loans are net of unearned loan fees. Loan interest income includes loan fees of $0 in 2005 and $61,000 in 2004.

(3)	Net interest margin is the net yield on average total interest-earning assets.

(4)	Net interest spread is the absolute difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities.

	Year Ended December 31,
	2004			2003
		Interest	Rates		Interest	Rates
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Paid	Balance	Expense	Paid
	(dollars in thousands)
Assets
Loans, net of unearned fees(1)	$20,790	$4,223	20.31%	$18,895	$4,530	23.97%

Total Interest-Earning Assets	20,790	4,223	20.31%	18,895	4,530	23.97%
Noninterest-earning assets	1,043			1,391

Total Assets	$21,833			$20,286

Liabilities
Notes payable, bank	$17,719	1,024	5.78%	$13,505	704	5.21%
Subordinated notes payable	4,247	415	9.77%	6,454	665	10.30%

Total Interest-Bearing Liabilities	21,966	1,439	6.55%	19,959	1,369	6.86%

Other liabilities	787			1,178

Total Liabilities	22,753			21,137
Shareholders’ Equity (Deficit)	(920)			(851)

Total Liabilities and Shareholders’ Equity (Deficit)	$21,833			$20,286

Net interest margin(2)		$2,784	13.39%		$3,161	16.73%

Net interest spread(3)			13.76%			17.12%

     Three Months Ended March 31, 2005 and 2004

     Average interest-earning assets increased to $20,603,000 during the three months ended March 31, 2005, from $18,493,000 during the same period in 2004. The average yield on these assets decreased to 19.47% from 20.22%. Average interest-bearing liabilities, consisting primarily of notes payable to bank, increased to $22,001,000 during the three months ended March 31, 2005, from $19,560,000 during the same period in 2004. The average rate paid on these liabilities increased to 7.44% for the three months ended March 31, 2005, from 6.38% for the same period in 2004. The overall increase in cost of funds was the result of the increase in interest rates in the market.

     Net interest income for the three months ended March 31, 2005, was $594,000, which decreased $29,000 or 4.7%, over the same period in the prior year. Celtic’s net interest margin decreased 195 basis points to 11.53% for the three months ended March 31, 2005, compared to 13.48% for the same period in 2004. The decrease in net interest margin was primarily the result of decreased yields on loans of 75 basis points while the rates paid on interest-bearing liabilities increased by 106 basis points.

     Years Ended December 31, 2004 and 2003

     Average interest-earning assets increased to $20,790,000 during the year ended December 31, 2004, from $18,895,000 during the same period in 2003. The average yield on these assets decreased to 20.31% from 23.97%. Average interest-bearing liabilities, consisting primarily of notes payable to bank, increased to $21,966,000 during the year ended December 31, 2004, from $19,959,000 during the same period in 2003. The average rate paid on these liabilities decreased to 6.55% for the year ended December 31, 2004, from 6.86% for the same period in 2003. The overall decrease in cost of funds was the result of the decrease in subordinated notes payable from $6,454,000 to $4,247,000. Celtic relied on increased funding through notes payable to banks, at the lower cost of 5.78% versus 9.77%, to make up this difference and also to fund the internal growth realized during the year.

(1)	Average loans are net of unearned loan fees. Loan interest income includes loan fees of $298,058 in 2004 and $468,244 in 2003.

(2)	Net interest margin is the net yield on average total interest-earning assets.

(3)	Net interest spread is the absolute difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities.

     Net interest income for the year ended December 31, 2004, was $2,784,000, which decreased $377,000, or 11.9%, over the same period in the prior year. Celtic’s net interest margin decreased 334 basis points to 13.39% for the year ended December 31, 2004, compared to 16.73% for the same period in 2003. The decrease in net interest margin was primarily the result of decreased yields on loans of 366 basis points while the rates paid on interest-bearing liabilities decreased to a lesser degree of 31 basis points.

     Net Interest Income and Net Yield. Net interest income is affected by changes in the level and the mix of interest-earning assets and interest-bearing liabilities. The changes between periods in these assets and liabilities are referred to as volume changes. The impact on net interest income from changes in average volume is measured by multiplying the change in volume between the current period and the prior period by the prior period rate.

     Net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities. These are referred to as rate changes and the impact on net interest income from these changes is measured by multiplying the change in rate between the current and prior period by the average volume of the prior period. Changes in rate-volume between periods, which is measured by the change in rate multiplied by the change in volume, are allocated on a pro rata basis between the volume and the rate changes. The following table reflects the rate and volume changes for the periods indicated:

	For the Three Months Ended March			For the Year Ended December
	31, 2005 Compared to the Three			31, 2004 Compared to the Year
	Months Ended March 31, 2004			Ended December 31, 2003
	Changes Due To		Total	Changes Due To		Total
	Volume	Rate	Change	Volume	Rate	Change
			(dollars in thousands)
Interest-Earning Assets
Loans	$107	($39)	$68	$454	($761)	($307)

Total Interest Income	107	(39)	68	454	(761)	(307)

Interest-Bearing Liabilities
Notes payable, bank	42	80	122	220	100	320
Subordinated notes payable	(21)	(4)	(25)	(227)	(23)	(250)

Total Interest Expense	21	76	97	(7)	(77)	(70)

Net Interest Income (Expense)	$86	($115)	($29)	$461	($838)	$377

    Loans.

     Loan Categories

     The following table sets forth the components of total net loans outstanding in each category at the dates indicated:

	March 31,
	(unaudited)
	2005		2004
		Percent of		Percent of
	Amount	Total	Amount	Total
		(dollars in thousands)
Loan Category
Account Receivable	$17,044	88.28%	$17,088	88.20%
Equipment	1,910	9.89	1,572	8.11
Inventory	353	1.83	714	3.69

Total Loans	19,307	100.00%	19,374	100.00%

Less deferred loan income (benefit)	(164)		0
Less Allowance	(305)		(267)

Loans, net of deferred income	$18,838		$19,107

	December 31,
	2004		2003
	Amount	Percent of Total	Amount	Percent of Total
	(dollars in thousands)
Loan Category
Account Receivable	$20,546	88.79%	$15,455	89.46%
Equipment	2,146	9.27	1,460	8.45
Inventory	449	1.94	361	2.09

Total Loans	23,141	100.00%	17,276	100.00%

Less deferred loan income (benefit)	45		(5)
Less Allowance	(305)		(225)

Loans, net of deferred income	$22,791		$17,026

     Celtic provides a variety of asset-based lending products to meet the needs of commercial borrowers in its service areas, such as loans secured by current assets, including accounts receivable, inventory, or fixed assets, such as equipment. These loans are used for working capital, equipment purchases, seasonal cash shortages, and a variety of other purposes, and are structured on either a revolving or term basis.

     Celtic’s loan growth is the result of increased lending in its market areas, together with improved client retention. During 2004, Celtic increased its average turn over from 30 months to 37 months, due mainly to the continued difficulties its borrowers were experiencing in the general economic condition of their businesses.

     Asset-based loans are generally more dependent on the performance of the borrower’s collateral (i.e. collection of accounts receivable and sale of inventory) and management’s abilities rather than the borrower’s financial strength. The borrower’s cash flow and ability to service the debt from earnings, while important, is viewed as secondary to the value placed on the liquidation value of any pledged collateral. Asset-based loans are generally for shorter terms and are often subject to annual review and generally require more administrative and management attention than commercial bank loans.

     Celtic does not have any concentrations in its loan portfolio by industry or group of industries; however, Celtic’s loan portfolio has ranged between 25 to 35 loan borrowers whose loans have averaged approximately $800,000 in size. To mitigate concentration risk, Celtic has not generally loaned in excess of 10% of its outstanding loan portfolio to any one borrower. Any loan amounts above this percentage are generally participated out to other lenders. Celtic has not made any loans to foreign entities.

     Loan Origination and Underwriting

     Celtic originates commercial loans that are collateralized primarily by personal property. The principal factors considered in making lending decisions are the amount of the loan in comparison to the value of the collateral, the borrower’s financial condition and the borrower’s capacity to repay the loan. Celtic attempts to minimize lending risk by limiting the total amount loaned to any one borrower. Additionally, Celtic monitors and restricts its credit exposure in specific industries and geographic areas. Celtic conducts due diligence on each new borrower. If there is an equipment loan proposed, Celtic contacts an independent auctioneer to conduct a liquidation value appraisal. Upon completion of the due diligence process, Celtic’s loan committee reviews the due diligence, appraisal (if applicable) and public record search information to determine the feasibility/desirability of the transaction. The loan committee is responsible for final loan structuring and pricing, including the advance rate. Typically, advance rates depend on the collateral being financed. Accounts receivable advance rates range from 65% to 80%, equipment from 50% to 75%, and inventory from 10% 50%.

     Loan Maturities

     The following table sets forth the maturity distribution of Celtic’s loans outstanding at December 31, 2004. At that date, Celtic had no loans with maturity greater than five years. At that date, all of Celtic’s loans had variable (floating) interest rates. Floating rates generally fluctuate with changes in Wells Fargo’s prime interest rate.

	Maturing
	Within One	One to Five
	Year	Years	Total
	(dollars in thousands)
Accounts Receivable	$18,241	$2,305	$20,546
Equipment	2,052	94	2,146
Inventory	32	417	449

Total	$20,325	$2,816	$23,141

     Loan Commitments

     Prior to funding a new transaction, Celtic does an extensive due diligence of the prospective borrower’s business to determine the credit worthiness of the prospect. During the due diligence a maximum line of credit is determined, based, in part, on the needs of the business. Celtic then lends the lesser of the maximum line of credit approved or the amount determined by its lending formula with the respective borrower (the borrowing base). Typically, Celtic will lend up to 80% of the eligible accounts receivable, 75% of the auction value appraisal on machinery and equipment, and up to 50% on eligible inventory. As the eligible collateral pool increases, Celtic’s loan increases, provided it does not exceed the maximum line of credit approved. Should a borrower need an increase to the maximum line of credit, a current audit as well as Celtic’s internal trend reports, are reviewed by Celtic’s loan committee for approval of an increase in the maximum line of credit. Unfunded loan commitments represent the difference in the amount the borrower has available (the lesser of the maximum line of credit and the borrowing base) and the borrower’s actual loan balance. Celtic had unfunded loan commitments, net of participations, totaling $1,938,000 and $4,813,000 at March 31, 2005 and December 31, 2004, respectively.

     Non-Performing Assets

     It is Celtic’s policy to place loans on non-accrual status when principal or interest payments exhibit a reasonable doubt as to collectibility. Loans which are in the process of renewal in the normal course of business or are well secured and in the process of collection will continue to accrue interest if Celtic considers the risk of loss to be minimal.

     If concerns arise as to the viability of the borrower, the portfolio manager will recommend to senior management one or more of these alternatives:

•	Meet with the borrower to discuss concerns of Celtic’s management and to rapidly develop a turnaround plan;

•	Strengthen Celtic’s collateral to loan position such as by reducing the advance rate, lowering the overall line of credit, or building reserves; and

•	Asking the borrower to find an alternative lender to pay off Celtic’s loan.

     If any of the above occurs increased verifications will be required. If not already in place, the client is usually changed to a direct notification account, whereby Celtic notifies the borrower’s account debtors to pay Celtic directly for any invoices due to the borrower. Unless Celtic agrees to a turnaround plan, the borrower is usually given a 60 day written notice of Celtic’s intent to terminate the contract. During the 60-day period, Celtic will increase monitoring of the borrower. If the borrower commits a significant event of default (such as fraud), the funding ceases and Celtic will immediately begin liquidating its collateral.

     In cases where a bankruptcy is filed, Celtic will submit a motion for relief from the automatic stay and requests approval to liquidate its collateral. Any objections to this are usually easily overcome.

     In less severe situations, the borrower is able to find alternate financing and simply pay off Celtic’s loans in full.

     There were no non-accrual or impaired loans or loans that have or had a higher than normal risk of loss at March 31, 2005 or December 31, 2004. As of March 31, 2005, Celtic had no loans identified on its internal watch list for special attention by its management or board of directors.

     Allowance and Provision for Loan Losses

     Celtic maintains an allowance for loan losses to provide for probable losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan losses. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. Celtic has reviewed the outstanding loans and has determined, based on client reported collateral, loan trend analysis and internal audits, that its allowance for loan losses of $305,000 is adequate. Celtic has developed its internal control procedures to mitigate and detect fraud at the customer level; however, Celtic is not able to fully assess the risk of fraud or the effect on Celtic should fraud occur. In March of 2001, Celtic uncovered a large fraud perpetrated by one of its borrowers. The fraud resulted in a bad debt write off in 2001 of $850,000, and a loss from operations of in excess of $1 million. This loss caused Celtic’s senior lender to request that Celtic find alternative financing. The change in senior lenders caused a significant increase in Celtic’s cost of funds which, in turn, led to decreased profitability. The loss also impacted Celtic’s ability to grow the portfolio, as the loss in capital reduced their borrowing capabilities by $4 to $5 million. Since this fraud was detected, Celtic has instituted a wide range of enhancements in its collateral monitoring, credit approval and loan review processes. The allowance for loan losses has not been adjusted to reflect a risk outside Celtic’s normal credit loss history. Celtic has instituted loan policies, designed primarily for internal use, to evaluate and assess the analysis of risk factors associated with its loan portfolio and to enable it to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. Celtic conducts a critical evaluation of the loan portfolio monthly. This evaluation includes an assessment of the following factors: the results of its internal loan review, any external loan review and any regulatory examination, loan loss experience, estimated potential loss exposure on each credit, concentrations of credit, value of collateral, any known impairment in the borrower’s ability to repay and present economic conditions.

     Each month Celtic also reviews the allowance and makes additional transfers to the allowance as needed. At December 31, 2004, the allowance for loan losses was $305,000 as compared to $255,000 at December 31, 2003. The provision for loan losses charged to operating expense during the year ended December 31, 2004 was $38,035, compared to $177,500 for the prior year.

     At March 31, 2005, the allowance was $305,000 or 1.58% of the loans then outstanding. At December 31, 2004, the allowance for loan losses was $305,000, or 1.32% of loans outstanding. Although Celtic deemed these levels adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect Celtic’s borrowers and their ability to repay outstanding loans will not occur which would be reflected in increased losses in Celtic’s loan portfolio, which losses could possibly exceed the amount then reserved for loan losses.

     The following table summarizes Celtic’s loan loss experience, transactions in the allowance for loan and lease losses and certain pertinent ratios for the periods indicated:

	March 31,
	(unaudited)		December 31,
	2005	2004	2004	2003
	(dollars in thousands)
Outstanding loans:
End of the period	$19,308	$19,374	$23,096	$17,281
Average for the period	$20,603	$18,493	$20,790	$18,895
Allowance for loan losses:
Balance at beginning of period	$305	$255	$255	$328
Loans charged off	0	0	0	250
Recoveries	0	12	12	0
Provisions charged to operating expense	0	0	38	177

Balance at end of period	$305	$267	$305	$255

Ratios:
Net charge-offs (recoveries) to average loans	0.00%	(0.06%)	(0.06%)	1.32%
Allowance to loans at period end	1.58%	1.38%	1.32%	1.48%

     The table below sets forth the allocation of the allowance for loan losses by loan type as of the dates specified. The allocation of individual categories of loans includes amounts applicable to specifically identified as well as unidentified losses inherent in that segment of the loan portfolio and will necessarily change whenever Celtic determines that the risk characteristics of the loan portfolio have changed. Celtic believes that any breakdown or allocation of the allowance for loan losses into loan categories lends an appearance of exactness which does not exist, in that the allowance is utilized as a single unallocated allowance available for all loans. The allocation below should not be interpreted as an indication of the specific amounts of or loan categories in which future charge-offs may occur:

	At March 31,
	2005		2004
		Percent of		Percent of
		Loans in		Loans in
	Allowance for	Category to	Allowance for	Category to
	Loan Losses	Total Loans	Loan Losses	Total Loans
		(dollars in thousands)
Accounts Receivable	$284	88.28%	$238	88.20%
Equipment	16	9.89%	20	8.12%
Inventory	5	1.83%	9	3.68%

Total	$305	100.00%	$267	100.00%

     Costs and Expenses. Costs and expenses consist of salaries and related benefits, office and occupancy, other operating expenses and merger related expenses. The tables below set forth the components of non-interest expenses as of the periods indicated:

	Three Months Ended March 31,
	(unaudited)		Percentage
	2005	2004	Change
	(dollars in thousands)
Salaries and benefits	$344	$392	(12.24%)
Office and occupancy	52	73	(28.77%)
Other operating	151	241	(37.34%)

Total	$547	$706	(22.52%)

	Years Ended December 31,		Percentage
	2004	2003	Change
	(dollars in thousands)
Salaries and benefits	$1,682	$1,662	1.20%
Office and occupancy	517	678	(23.75%)
Other operating	464	503	(7.75%)
Merger related expenses	0	122	(100.00%)

Total	$2,663	$2,965	(10.19%)

     Celtic’s costs and expenses decreased by $159,000 or 22.52%, for the three months ended March 31, 2005, compared to the three months ended March 31, 2004.

     Celtic’s costs and expenses decreased by $302,000, or 10.19%, for the year ended December 31, 2004, compared to the year ended December 31, 2003. The largest expense savings realized were in office and occupancy, which decreased from $678,000 to $517,000 and merger related expenses, which decreased from $122,000 to $0. Merger related expenses incurred in 2003 were a result of legal and accounting expenses in connection with a failed merger of Celtic with a company in New Jersey. Celtic was to be acquired by the New Jersey company which proved unable to raise the funds required and, as a result, the deal was not consummated. Office and occupancy expenses were reduced primarily due to a renegotiated lease for Celtic’s primary office space and reductions in most office expense categories due to the restructuring of the marketing department and the move to a 100% web-based marketing plan for 2004. This resulted in reduced printing, mailing and other miscellaneous categories.

     Income Taxes

     Celtic is a Sub-Chapter S corporation and is taxed at the shareholder level. The taxes paid by Celtic relate to state taxes.

     Capital Resources

     Currently Celtic is under capitalized and the proposed transaction with Bancorp will provide the capital needed to continue operations.

     Liquidity and Liquidity Management

     Liquidity and liquidity management for Celtic is essentially the management of liquid resources to fund loans and provide for the payment of expenses. Celtic maintains cash balances to cover immediately foreseeable operating needs, including funding loans. Funds in excess of these needs are used to decrease the operating lines of credit used to fund loans. Cash was $3,255,000 at March 31, 2005 and $1,319,000 at December 31, 2004. The increase from December 31, 2004 to March 31, 2005 was to due to normal month-end fluctuations in cash receipts and expenditures.

     Notes payable to banks represent Celtic’s primary source of funds to support its lending activities. These amounts are due upon demand. These notes are normally limited to 80% of the outstanding loans and the shortfall is funded through internal capital or other borrowings. The Holding Company anticipates restructuring Celtic’s notes payable to banks at a lower interest rate.

     Celtic’s capital structure has been primarily made up of subordinated notes payable. These notes are mainly held by family and friends of Celtic’s principals and either pay or accrue interest monthly. Subordinated notes represent a secondary source of liquidity. Subordinated notes payable at March 31, 2005, and December 31, 2004, were $4,766,000 and $4,328,000, respectively, with a rate of 4% over the prime rate. These subordinated notes will not be assumed in the Celtic acquisition.

     Off Balance Sheet Arrangements

     Unfunded loan commitments represent the difference in the amount the borrower has available (the lesser of the maximum line of credit and the borrowing base) and the borrower’s actual loan balance. Celtic had unfunded loan commitments, net of participations, totaling $1,938,000 and $4,813,000 at March 31, 2005 and December 31, 2004, respectively.

     Similarly, Celtic maintains excess availability with its senior lender, which is calculated the same as Celtic does with its borrowers. Celtic had unfunded availability with its senior lender totaling $1,254,000 and $639,000 at March 31, 2005, and December 31, 2004, respectively.

     Quantitative And Qualitative Disclosures About Market Risk

     Celtic’s market risk arises primarily from credit risk, with interest rate risk as a secondary source. Risk management is an important part of Celtic’s operations and a key element of its overall financial results. Celtic monitors its business activities and applies various strategies to manage the risks to which it is exposed. Celtic’s primary strategy to mitigate interest rate risk is to board notes with variable rates based on prime. By doing so, when interest rates rise or fall, depending upon current economic conditions, Celtic anticipates the rates realized on notes increase or decrease by a similar degree to the increase or decrease realized from its funding sources, which are also based on prime.

     Credit Risk

     Credit risk generally arises as a result of lending activities and may be present with investment activities. To manage the credit risk inherent in lending activities, Celtic relies on adherence to underwriting standards and loan policies as well as the establishment of an adequate allowance for loan losses. Celtic employs frequent monitoring procedures and takes prompt corrective action when necessary.

     Interest Rate Risk

     Interest rate risk is the exposure of Celtic’s financial condition, both earnings and the market value of assets and liabilities, to adverse movements in interest rates. Interest rate risk results from differences in the maturity or timing of interest-earning assets and interest-bearing liabilities. Celtic manages this risk, as noted above, by utilizing variable rate funding sources to fund its variable rate loans which are also based on prime.

Pro Forma Financial Information

     The following unaudited pro forma financial statements give effect to this offering and the Celtic acquisition under the purchase accounting method in accordance with accounting principles generally accepted in the United States. The unaudited pro forma financial statements are derived from the audited and unaudited financial statements of the Bank and Celtic, which are included in this prospectus.

     The Holding Company has incurred reorganization expenses and expenses as a result of the proposed acquisition of Celtic. The Holding Company reorganization expenses are reflected in the “Pro Forma Adjustments” columns, the anticipated costs relating to the Celtic acquisition are reflected in the “Celtic Capital” columns, and the anticipated costs of the offering are reflected in the “Net Offering Proceeds” columns of the Pro Forma Balance Sheets that follow. It is also anticipated that the proposed transactions will provide the Holding Company with certain future financial benefits that include reduced net operating expenses and opportunities to earn more revenue. However, these anticipated cost savings and enhanced revenue opportunities are not reflected in the pro forma financial statements. Therefore, the pro forma financial statements, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not attempt to predict or suggest future results. The pro forma financial statements also do not attempt to show how the Holding Company would actually have performed had the Bank and Celtic been combined throughout the periods presented. The pro forma financial statements include all the adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the historical periods.

     The following Pro Forma Balance Sheet as of March 31, 2005 presents financial data for the Holding Company after giving effect to the completion of:

•	the raising of $4.8 million through this offering (the minimum necessary to have sufficient funds to close the Celtic acquisition as of March 31, 2005); and

•	the proposed acquisition of Celtic, including the issuance of an additional $832,000 [UPDATE FOR PRICE] worth of the Holding Company’s common stock:

	Pro Forma Balance Sheet
	March 31, 2005
	Discovery	Net Offering	Celtic	Pro Forma		Pro Forma
	Bancorp(1)	Proceeds(2)	Capital(3)	Adjustments		Consolidated
ASSETS
Cash and cash equivalents	$12,374,934	$4,824,360	$3,254,772	($7,741,345	)(4)	$12,712,721
Investments	6,490,816		0			6,490,816
Loans	93,397,712		18,838,404	(569,291	)(5)	111,666,825
Goodwill			0	1,732,000	(6)	1,732,000
Other assets	7,144,978		410,742	(316,559	)(7)	7,239,161

Total Assets	$119,408,440	$4,824,360	$22,503,918	($6,895,195)		$139,841,523

LIABILITIES
Total deposits	$99,876,116					$99,876,116

Borrowings	8,500,000		$18,287,722	($3,216,999	)(8)	23,570,723
Accrued interest payable and other liabilities	608,104		4,944,866	(4,944,866	)(9)	608,104

Total Liabilities	108,984,220		23,232,588	(8,161,885)		124,054,943
STOCKHOLDERS’ EQUITY
Common stock	10,754,630	$4,824,360	0	832,000	(10)	16,410,990
Accumulated deficit	(283,918)		(728,670)	434,670	(11)	(577,918)
Accumulated other comprehensive income	(46,492)		0			(46,492)

Total Stockholders’ Equity	10,424,220	4,824,360	(728,670)	1,266,670		15,786,580

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$119,408,440	$4,824,360	$22,503,918	($6,895,195)		$139,841,523

(1)	Represents Discovery Bank’s March 31, 2005 historic amounts.

(2)	Represents the minimum net proceeds from this offering (net of estimated offering expenses, including commissions, of $464,440) necessary to close the Celtic acquisition as of March 31, 2005. For purposes of this pro forma presentation it is assumed that 330,550 shares will be sold at $16.00 per share for aggregate proceeds of $5,288,800. [FIX TO USE EXACT PRICE; NUMBER OF SHARES]

(3)	Represents the historic assets and liabilities of Celtic at March 31, 2005.

(4)	Represents the estimated cash purchase price for Celtic as of March 31, 2005 (the Net Payment Amount of $3,330,346 plus the cash premium of $900,000), the projected reduction in Celtic’s outstanding borrowings being assumed of $3,216,999, less the projected reduction in interest expense of $11,000 as a result of the projected reduction of outstanding borrowings, plus the payment of the Holding Company’s estimated organizational costs of $305,000.

(5)	The loan balance being purchased from Celtic is net of $164,115 in deferred loan fees and $733,406 in loans not being purchased.

(6)	Goodwill represents the difference between the aggregate purchase price for Celtic and the estimated value of the assets being acquired net of the liabilities being assumed.

(7)	Celtic’s cash surrender value of life insurance, prepaid expenses, other assets and deferred income taxes, aggregating $316,559, are not being purchased. Celtic’s furniture, fixtures and equipment are being purchased.

(8)	Represents the projected reduction in Celtic’s outstanding borrowings being assumed.

(9)	Represents Celtic’s liabilities not being assumed.

(10)	Represents the stock consideration to be paid for the Celtic acquisition, plus the stock consideration to be provided to Mr. Mark Hafner at the closing of the Celtic acquisition pursuant to his employment agreement, at an estimated $16.00 per share. No assurance can be given regarding the valuation of the Holding Company’s common stock at the Celtic closing. [UPDATE FOR PRICING]

(11)	Represents the pro forma adjustment to eliminate Celtic’s accumulated deficit, which is not being assumed, plus the projected reduction in interest expense of $11,000 as a result of the projected reduction in Celtic’s borrowings, net of the projected Holding Company organizational costs of $305,000.

     The following Pro Forma Balance Sheet as of March 31, 2005 presents financial data for the Holding Company after giving effect to the completion of:

•	the raising of $12.0 million through this offering (the maximum proposed offering); and

•	the proposed acquisition of Celtic, including the issuance of an additional $832,000 [UPDATE FOR PRICE] worth of the Holding Company’s common stock:

	Pro Forma Balance Sheet
	March 31, 2005
	Discovery	Net Offering	Celtic	Pro Forma		Pro Forma
	Bancorp(1)	Proceeds(2)	Capital(3)	Adjustments		Consolidated
ASSETS

Cash and cash equivalents	$12,374,934	$11,200,000	$3,254,772	($7,741,345	)(4)	$19,088,361
Investments	6,490,816					6,490,816
Loans	93,397,712		18,838,404	(569,291	)(5)	111,666,825
Goodwill				1,732,000	(6)	1,732,000
Other assets	7,144,978		410,742	(316,559	)(7)	7,239,161

Total Assets	$119,408,440	$11,200,000	$22,503,918	($6,895,195)		$146,217,163

LIABILITIES
Total deposits	$99,876,116					$99,876,116
Borrowings	8,500,000		$18,287,722	($3,216,999	)(8)	23,570,723
Accrued interest payable and other liabilities	608,104		4,944,866	(4,944,866	)(9)	608,104

Total Liabilities	108,984,220		23,232,588	(8,161,865)		124,054,943
STOCKHOLDERS’ EQUITY
Common stock	10,754,630	$11,200,000		832,000	(10)	22,786,630
Accumulated deficit	(283,918)		(728,670)	434,670	(11)	(577,918)
Accumulated other comprehensive income	(46,492)					(45,492)

Total Stockholders’ Equity	10,424,220	11,200,000	(728,670)	1,266,670		22,162,220

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$119,408,440	$11,200,000	$22,503,918	($6,895,195)		$146,217,163

(1)	Represents Discovery Bank’s March 31, 2005 historic amounts.

(2)	Represents the maximum net proceeds from this offering (net of estimated offering expenses, including commissions, of $800,000). For purposes of this pro forma presentation it is assumed that 750,000 shares will be sold at $16.00 per share for aggregate proceeds of $12,000,000. No assurance can be given regarding the net proceeds of this offering. [UPDATE FOR PRICING OF OFFERING]

(3)	Represents the historic assets and liabilities of Celtic at March 31, 2005.

(4)	Represents the estimated cash purchase price for Celtic as of March 31, 2005 (the Net Payment Amount of $3,330,345 plus the cash premium of $900,000), the projected reduction in Celtic’s outstanding borrowings being assumed of $3,216,999, less the projected reduction in interest expense of $11,000 as a result of the projected reduction of outstanding borrowings, plus the payment of the Holding Company’s estimated organizational costs of $305,000.

(5)	The loan balance being purchased from Celtic is net of $164,115 in deferred loan fees and $733,406 in loans not being purchased.

(6)	Goodwill represents the difference between the aggregate purchase price for Celtic and the estimated value of the assets being acquired net of the liabilities being assumed.

(7)	Celtic’s cash surrender value of life insurance, prepaid expenses, other assets and deferred income taxes, aggregating $316,559, are not being purchased. Celtic’s furniture, fixtures and equipment are being purchased.

(8)	Represents the projected reduction in Celtic’s outstanding borrowings being assumed.

(9)	Represents Celtic’s liabilities not being assumed.

(10)	Represents the stock consideration to be paid for the Celtic acquisition, plus the stock consideration to be provided to Mr. Mark Hafner at the closing of the Celtic acquisition pursuant to his employment agreement, at an estimated $16.00 per share. No assurance can be given regarding the valuation of the Holding Company’s common stock at the Celtic closing. [UPDATE FOR PRICING]

(11)	Represents the pro forma adjustment to eliminate Celtic’s accumulated deficit, which is not being assumed, plus the projected reduction in interest expense of $11,000 as a result of the projected reduction in Celtic’s borrowings, net of the projected Holding Company organizational costs of $305,000.

     The following Pro Forma Balance Sheet as of December 31, 2004, presents financial data for the Holding Company after giving effect to the completion of:

•	the raising of $6.0 million through this offering (the minimum necessary to have sufficient funds to close the Celtic acquisition as of December 31, 2004); and

•	the proposed acquisition of Celtic, including the issuance of an additional $832,000 [UPDATE FOR PRICE] worth of the Holding Company’s common stock:

	Pro Forma Balance Sheet
	December 31, 2004
	Discovery	Net Offering	Celtic	Pro Forma		Pro Forma
	Bancorp(1)	Proceeds(2)	Capital(3)	Adjustments		Consolidated
ASSETS
Cash and cash equivalents	$6,583,876	$5,454,598	$1,318,568	$(6,376,159	)(4)	$6,980,883
Investments	5,880,357					5,880,357
Loans	80,036,566		22,790,503	(688,406	)(5)	102,138,663
Goodwill				1,732,000	(6)	1,732,000
Other assets	6,767,056		380,580	(300,684	)(7)	6,846,952

Total Assets	$99,267,855	$5,454,598	$24,489,651	$(5,633,249)		$123,578,855

LIABILITIES
Total deposits	$79,679,058					$79,679,058
Borrowings	9,000,000		$19,917,688	$(1,685,286	)(8)	27,232,402
Accrued interest payable and other liabilities	234,368		5,347,833	(5,347,833	)(9)	234,368

Total Liabilities	88,913,426		25,265,521	(7,033,119)		107,145,828
STOCKHOLDERS’ EQUITY
Common stock	10,754,630	$5,454,598		832,000	(10)	17,041,228
Accumulated deficit	(390,167)		(775,870)	567,870	(11)	(598,167)
Accumulated other comprehensive income	(10,034)					(10,034)

Total Shareholders’ Equity	10,354,429	5,454,598	(775,870)	1,399,870		16,433,027

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,267,855	$5,454,598	$24,489,651	$(5,633,249)		$123,578,855

(1)	Represents Discovery Bank’s December 31, 2004 historic amounts.

(2)	Represents the minimum net proceeds from this offering (net of estimated offering expenses, including commissions, of $497,610) necessary to close the Celtic acquisition as of December 31, 2004. For purposes of this pro forma presentation it is assumed that 372,013 shares will be sold at $16.00 per share for aggregate proceeds of $5,952,208. [UPDATE FOR PRICING]

(3)	Represents the historic assets and liabilities of Celtic at December 31, 2004.

(4)	Represents the estimated cash purchase price for Celtic as of December 31, 2004 (the Net Payment Amount of $3,582,873 plus the cash premium of $900,000), the projected reduction in Celtic’s outstanding borrowings being assumed of $1,685,286, less the projected reduction in interest expense of $97,000 as a result of the projected reduction of outstanding borrowings, plus the payment of the Holding Company’s estimated organizational costs of $305,000.

(5)	The loan balance being purchased from Celtic is net of $45,000 in deferred loan fees and $733,406 in loans not being purchased.

(6)	Goodwill represents the difference between the aggregate purchase price for Celtic and the estimated value of the assets being acquired net of the liabilities being assumed.

(7)	Celtic’s cash surrender value of life insurance, prepaid expenses, other assets and deferred income taxes, aggregating $300,684, are not being purchased. Celtic’s furniture, fixtures and equipment are being purchased.

(8)	Represents the projected reduction in Celtic’s outstanding borrowings being assumed.

(9)	Represents Celtic’s liabilities not being assumed.

(10)	Represents the stock consideration to be paid for the Celtic acquisition, plus the stock consideration to be provided to Mr. Mark Hafner at the closing of the Celtic acquisition pursuant to his employment agreement, at an estimated $16.00 per share. No assurance can be given regarding the valuation of the Holding Company’s common stock at the Celtic closing. [UPDATE FOR PRICING]

(11)	Represents the pro forma adjustment to eliminate Celtic’s accumulated deficit, which is not being assumed, plus the projected reduction in interest expense of $97,000 as a result of the projected reduction in Celtic’s borrowings, net of the projected Holding Company organizational costs of $305,000.

     The following Pro Forma Balance Sheet as of December 31, 2004, presents financial data for the Holding Company after giving effect to the completion of:

•	the raising of $12.0 million through this offering (the maximum proposed offering); and

•	the proposed acquisition of Celtic, including the issuance of an additional $832,000 [UPDATE FOR PRICE] worth of the Holding Company’s common stock:

	Pro Forma Balance Sheet
	December 31, 2004
	Discovery	Net Offering	Celtic	Pro Forma		Pro Forma
	Bancorp(1)	Proceeds(2)	Capital(3)	Adjustments		Consolidated
ASSETS
Cash and cash equivalents	$6,583,876	$11,200,000	$1,318,568	$(6,376,159	)(4)	$12,726,285
Investments	5,880,357					5,880,357
Loans	80,036,566		22,790,503	(688,406	)(5)	102,138,663
Goodwill				1,732,000	(6)	1,732,000
Other assets	6,767,056		380,580	(300,684	)(7)	6,846,952

Total Assets	$99,267,855	$11,200,000	$24,489,651	$(5,633,249)		$129,324,257

LIABILITIES
Total deposits	$79,679,058					$79,679,058
Borrowings	9,000,000		$19,917,688	$(1,685,286	)(8)	27,320,402
Accrued interest payable and other liabilities	234,368		5,347,833	(5,347,833	)(9)	234,368

Total Liabilities	88,913,426		25,265,521	(7,033,119)		107,145,828
STOCKHOLDERS’ EQUITY
Common stock	10,754,630	$11,200,000		832,000	(10)	22,786,630
Accumulated deficit	(390,167)		(775,870)	567,870	(11)	(598,167)
Accumulated other comprehensive income	(10,034)					(10,034)

Total Shareholders’ Equity	10,354,429	11,200,000	(775,870)	1,399,870		22,178,429

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,267,855	$11,200,000	$24,489,651	$(5,633,249)		$129,324,257

     The following Pro Forma Statement of Operations for the three month period ended March 31, 2005, gives effect to the Celtic acquisition as if it occurred at the beginning of the period. The Holding Company’s organizational costs of $305,000 are included in “Other Expenses.”

(1)	Represents Discovery Bank’s December 31, 2004 historic amounts.

(2)	Represents the maximum net proceeds from this offering (net of estimated offering expenses, including commissions, of $800,000). For purposes of this pro forma presentation it is assumed that 750,000 shares will be sold at $16.00 per share for aggregate proceeds of $12,000,000. No assurance can be given regarding the net proceeds of this offering. [UPDATE FOR PRICING OF OFFERING]

(3)	Represents the historic assets and liabilities of Celtic at December 31, 2004.

(4)	Represents the estimated cash purchase price for Celtic as of December 31, 2004 (the Net Payment Amount of $3,582,873 plus the cash premium of $900,000), the projected reduction in Celtic’s outstanding borrowings being assumed of $1,685,286, less the projected reduction in interest expense of $97,000 as a result of the projected reduction of outstanding borrowings, plus the payment of the Holding Company’s estimated organizational costs of $305,000.

(5)	The loan balance being purchased from Celtic is net of $45,000 in deferred loan fees and $733,406 in loans not being purchased.

(6)	Goodwill represents the difference between the aggregate purchase price for Celtic and the estimated value of the assets being acquired net of the liabilities being assumed.

(7)	Celtic’s cash surrender value of life insurance, prepaid expenses, other assets and deferred income taxes, aggregating $300,684, are not being purchased. Celtic’s furniture, fixtures and equipment are being purchased.

(8)	Represents the projected reduction in Celtic’s outstanding borrowings being assumed.

(9)	Represents Celtic’s liabilities not being assumed.

(10)	Represents the stock consideration to be paid for the Celtic acquisition, plus the stock consideration to be provided to Mr. Mark Hafner at the closing of the Celtic acquisition pursuant to his employment agreement, at an estimated $16.00 per share. No assurance can be given regarding the valuation of the Holding Company’s common stock at the Celtic closing. [UPDATE FOR PRICING]

(11)	Represents the pro forma adjustment to eliminate Celtic’s accumulated deficit, which is not being assumed, plus the projected reduction in interest expense of $97,000 as a result of the projected reduction in Celtic’s borrowings, net of the projected Holding Company organizational costs of $305,000.

	Pro Forma Statement of Operations For the Three Month
	Period Ended March 31, 2005
	(dollars in thousands, except per share data)
	Discovery		Pro Forma
	Bancorp	Celtic	Adjustment(1)	Combined
Interest income	$1,647	$1,003		$2,650
Interest expense	506	409	($11)	904

Net interest income	1,141	594	11	1,746
Provision for possible loan losses	159	0		159

Net interest income (loss) after provision for possible loan losses	982	594	11	1,587
Other income	54	0		54
Other expenses	893	547	305	1,745

Income (loss) before provision for income taxes	143	47	(294)	(104)
Income taxes (credit)	37	0		37

Net income (loss)	$106	$47	($294)	($141)

PER SHARE DATA-MINIMUM:(2)
Basic	$0.10			($0.10)
Diluted	$0.10			($0.09)
Book value	$10.05			$11.12
Weighted Average Shares Outstanding	1,037,298			1,419,848
Diluted Shares Outstanding	1,102,495			1,485,045
PER SHARE DATA-MAXIMUM:(3)	$0.36			($0.08)
Basic	$0.36			($0.08)
Diluted	$0.33			($0.07)
Book value	$9.98			($12.05)
Weighted Average Shares Outstanding	1,037,298			1,839,298
Diluted Shares Outstanding	1,102,495			1,904,495

(1)	These pro forma adjustments represent the estimated interest expense savings of $11,000 as a result of the projected reduction of Celtic’s outstanding borrowings, at the average annual rate for the first quarter of 2005, and the Holding Company’s estimated organizational costs of $305,000.

(2)	This pro forma per share data assumes this offering was conducted at the beginning of the period, that gross proceeds of $5.3 million (the minimum necessary to close the Celtic acquisition as of March 31, 2005) represent the sale of 330,550 shares at $16.00 per share, that an additional 52,000, shares were issued in connection with the Celtic acquisition (50,000 shares to Celtic, equal to $800,000 at $16.00 per share, plus 2,000 shares to Mr. Mark Hafner pursuant to his employment agreement), and that no earnings were generated from the net proceeds of this offering. No assurance can be given regarding the net proceeds of this offering. [UPDATE FOR PRICING]

(3)	This pro forma per share data assumes this offering was conducted at the beginning of the period, that gross proceeds of $12.0 million (the maximum offering) represent the sale of 750,000 shares at $16.00 per share, that an additional 52,000 shares were issued in connection with the Celtic acquisition (50,000 shares to Celtic, equal to $800,000 at $16.00 per share, plus 2,000 shares to Mr. Mark Hafner pursuant to his employment agreement), and that no earnings were generated from the net proceeds of this offering. No assurance can be given regarding the net proceeds of this offering. [UPDATE FOR PRICING]

     The following Pro Forma Statement of Operations for the year ended December 31, 2004, gives effect to the Celtic acquisition as if it had occurred at the beginning of the year. The Holding Company’s organizational costs of $305,000 are included in “Other Expenses.”

	Pro Forma Statement of Operations For the Year Ended
	December 31, 2004
	(dollars in thousands, except per share data)
	Discovery		Pro Forma
	Bancorp	Celtic	Adjustment(2)	Combined
Interest income	$5,005	$4,223		$9,228
Interest expense	1180	1439	$(97)	2,522

Net interest income	3,825	2,784	97	6,706
Provision for possible loan losses	238	38		276

Net interest income (loss) after provision for possible loan losses	3,587	2,746	97	6,430
Other income	152	0		152
Other expenses	3,149	2,663	305	6,117

Income (loss) before provision for income taxes	590	83	(208)	465
Income taxes (credit)	(86)	0		(86)

Net income (loss)	$676	$83	$(208)	$551

PER SHARE DATA-MINIMUM:(2)
Basic	$0.65			$0.38
Diluted	$0.61			$0.36
Book value	$9.98			$12.34
Weighted Average Shares Outstanding	1,037,298			1,461,311
Diluted Shares Outstanding	1,095,455			1,519,468
PER SHARE DATA-MAXIMUM:(3)
Basic	$0.36			$0.30
Diluted	$0.33			$0.29
Book value	$9.98			$11.96
Weighted Average Shares Outstanding	1,037,298			1,839,298
Diluted Shares Outstanding	1,095,455			1,897,455

(1)	These pro forma adjustments represent the estimated interest expense savings of $97,000 as a result of the projected reduction of Celtic’s outstanding borrowings, at the average annual rate for 2004, and the Holding Company’s estimated organizational costs of $305,000.

(2)	This pro forma per share data assumes this offering was conducted at the beginning of the period, that gross proceeds of $6.0 million (the minimum necessary to close the Celtic acquisition as of December 31, 2004) represent the sale of 372,013 shares at $16.00 per share, that an additional 52,000 shares were issued in connection with the Celtic acquisition (50,000 shares to Celtic, equal to $800,000 at $16.00 per share, plus 2,000 shares to Mr. Mark Hafner pursuant to his employment agreement), and that no earnings were generated from the net proceeds of this offering. No assurance can be given regarding the net proceeds of this offering. [UPDATE FOR PRICING]

(3)	This pro forma per share data assumes this offering was conducted at the beginning of the period, that gross proceeds of $12.0 million (the maximum offering) represent the sale of 750,000 shares at $16.00 per share, that an additional 52,000 shares were issued in connection with the Celtic acquisition (50,000 shares to Celtic, equal to $800,000 at $16.00 per share, plus 2,000 shares to Mr. Mark Hafner pursuant to his employment agreement), and that no earnings were generated from the net proceeds of the offering. No assurance can be given regarding the net proceeds of this offering. [UPDATE FOR PRICING]

     SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as set forth below, we do not know of any person who owns beneficially or of record, more than 5% of the Company’s outstanding common stock. The following table sets forth certain information as of May ___, 2005, concerning the beneficial ownership of our outstanding common stock by each of our directors and executive officers(1) and by all of our directors and executive officers as a group. We are not aware of any change in control of the Company which has occurred since January 1, 2004, or of any arrangement which may, at a subsequent date, result in a change in control of the Company, except the bank holding company reorganization.

	Number of Shares of	Number of Shares Subject to	Percent of Class
	Common Stock	Vested Stock Options and	Beneficially
Name and Position Held	Beneficially Owned(2)	Outstanding Warrants(3)	Owned(3)
Joseph C. Carona, Executive Vice President and Chief Administrative Officer	2,900	5,421	0.80%

Robert Cairns, Corporate Secretary and Director	29,000	11,889	3.90%

Gabriel P. Castano, Director	26,400	5,769	3.18%

Walter F. Cobb, Director	9,240	4,560	1.32%

Stanley M. Cruse, Executive Vice President and Chief Credit Officer	200	1,000	0.12%

Lou Ellen Ficke, Executive Vice President and Chief Financial Officer	1,000	5,321	0.61%

James P. Kelley, II, Director, President and Chief Executive Officer	25,900	22,362	4.55%

Michael A. Lenzner, Director	45,072	9,791	5.24%

Anthony J. Pitale, Director	11,852	1,300	1.27%

John R. Plavan, Chairman of the Board	26,600	6,251	3.15%

Stuart Rubin, Director	31,500	7,091	3.70%

Mark W. Santar, Director	28,720	6,701	3.39%

All Directors and Executive Officers as a Group (12 in number)	238,384	88,456	29.03%

(1)	As used throughout this prospectus, the term “executive officer” means our President and Chief Executive Officer, and our executive vice presidents. Our Chairman of the Board, Corporate Secretary, and other vice presidents are not deemed to be executive officers.

(2)	Includes shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); shares held as custodian for minor children; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power. Does not include shares which may be acquired upon exercise of stock options or warrants, which are identified separately in this table.

(3)	Shares subject to options held by directors and executive officers that were exercisable within 60 days after May ___, 2005 (“vested”) and warrants are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person but not for the purpose of computing the percent of class owned by any other person. For All Directors and Executive Officers as a Group, all vested stock options and warrants held by such persons are treated as issued and outstanding when computing the percent of class.

MANAGEMENT

Directors

     The following table sets forth certain information with respect to the Company’s directors and executive officers as of March 31, 2005:

Name	Age	Position
Robert Cairns	57	Director and Secretary
Gabriel P. Castano	54	Director
Walter F. Cobb	72	Director
James P. Kelley, II	52	Director, President and Chief Executive Officer
Michael A. Lenzner	53	Director
Anthony J. Pitale	62	Director
John R. Plavan	60	Chairman of the Board
Stuart Rubin	50	Director
Mark W. Santar	55	Director

     Robert Cairns, a director of the Bank since its inception in 2001 and the Corporate Secretary, is a Certified Public Accountant and has been a partner in the accounting firm of Cairns, Eng & Applegate, LLP, Carlsbad, California since its formation in 1979. Mr. Cairns has been practicing in North San Diego County for over 25 years since receiving his CPA license in 1975. Additionally, Mr. Cairns is a Certified Valuation Analyst. Mr. Cairns participates in local community activities, including career days at local high schools, and was a member of the San Marcos Kiwanis Club. He also participates in functions held by the San Marcos Boys and Girls Club, as well as the Women’s Resource Center of Oceanside. Mr. Cairns has been an instructor in accounting at San Diego State University, Palomar Community College and Southwestern Community College. He has also lectured on the topics of S-Corporation matters and credit applications to the Women of Accountancy of San Diego, Union Bank of California and Escondido National Bank.

     Gabriel P. Castano, a director of the Bank since its inception in 2001, is the owner of North County Supply, Inc., a building materials company headquartered in San Marcos, California, which he founded in 1987. Prior to founding North County Supply, Inc., Mr. Castano was a consultant to Larry’s Building Materials, Costa Mesa, California during 1986. From 1976 to 1986, Mr. Castano was associated with Sepulveda Building Materials where he began as a Customer Service Trainee and eventually advanced to the position of Corporate Credit Manager. Mr. Castano also held insurance and real estate licenses, and was a member of the Credit Managers Association of Southern California. Among his community activities, Mr. Castano is a member of the San Marcos Chamber of Commerce and the San Marcos Economic Development Corporation, an organization dedicated to promoting and providing guidance on economic expansion in the San Marcos Area and supports the fund raising activities for the San Marcos Boys and Girls Club.

     Walter F. Cobb, a director of the Bank since its inception in 2001, has practiced public accounting for over 40 years. From 1987 until 2000 he maintained his practice in San Diego. In 2000 he relocated his practice to Hemet and subsequently sold that practice. Effective June 2004, Mr. Cobb became a partner with Cobb, Stees and Company, LLP, located in Rancho Bernardo. He is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants, the Society of California Accountants and the National Society of Public Accountants. He is the past president of the Society of California Accountants and the Estate Planning Council of Riverside. He is the former chairman of the State Board of Accountancy Continuing Education Committee. Mr. Cobb has taught accounting at Riverside City College, Imperial Junior College, Mr. San Jacinto Junior College and El Centro High School. Mr. Cobb has prior experience as a bank director, having served as Treasurer, Chairman of the Audit Committee, Loan Committee Member, and Member of the Board of Directors of Valley Merchants Bank from 1990-2000. He has been a member of the Rancho Bernardo Chamber of Commerce, the Hemet Chamber of Commerce, the Hemet Music Boosters, the Poway Chamber of Commerce, the Otay Mesa Chamer of Commerce and the Santa Ana Music Boosters Foundation.

     James P. Kelley, II has served as a director and the Bank’s President and Chief Executive Officer since the Bank’s inception in 2001. Prior to joining the Bank, Mr. Kelley was Senior Vice President, Senior Lending Officer for Rancho Bernardo Community Bank from its formation in 1997 until 2000. There, he was responsible for formulating all loan policies, establishing credit review programs, and developing and maintaining a commercial loan portfolio and SBA loans for sale. Prior to joining Rancho Bernardo Community Bank, Mr. Kelley was a commercial lender at Grossmont Bank and the Bank of California. Mr. Kelley began his banking career with San Diego Trust and Savings Bank in 1979. In 1983, he joined California First Bank where he opened a branch office and, later, managed the bank’s third largest branch. In addition to his banking career, Mr. Kelley was Controller for C Enterprises, a computer and fiber optic cable company, and Finance and Sales Manager and Partner for The Network Company, a computer network integrator based in San Marcos. Mr. Kelley is also involved in various community and charitable organizations, including the Palomar-Pomerado Health Foundation, the Knights of Columbus, the Palomar Community College Foundation and the San Marcos Rotary Club.

     Michael A. Lenzner, a director of the Bank since its inception in 2001, has been a licensed pharmacist since 1979 and owns Life Medical Pharmacy, Inc. of Carlsbad, California which sells respiratory inhalation solutions and diabetic testing supplies. Prior to establishing Life Medical Pharmacy, Mr. Lenzner owned and operated Dana Point Drugs, Inc. and Magnolia Drugs, both located in Dana Point, California. In addition to his professional career, Mr. Lenzner is involved in his local church and youth sporting leagues. Mr. Lenzner’s professional affiliations include the American Pharmaceutical Association, the Prescription Compounding Centers of America and the International Association of Compounding Pharmacists.

     Anthony J. Pitale, a director of the Bank since November 2004, is the principal of Anthony J. Pitale & Associates, a consulting firm based in Orange County, California. Prior to forming the consulting firm in 2002, Mr. Pitale served as Chief Executive Officer of Life Medical Pharmacy from August 1998 until June 2002 when the company was sold. Mr. Pitale earned a B.S. in Business Administration from Temple University in 1964.

     John R. Plavan has served as the Bank’s Chairman of the Board since its inception in 2001. Prior to his retirement in 2004 Mr. Plavan was the President and Chief Executive Officer of Plavan Petroleum, Inc., a petroleum products marketing company established in 1986 and located in Escondido, California. In addition to his 90% interest in Plavan Petroleum, Mr. Plavan is the owner and Past President of Plavan Investments, LLC, an equipment leasing company, as well as Vice President of Plavan Commercial Fueling, Inc., a petroleum products marketer, Plavan Properties, LLC, a real estate investment company, and PCF Equipment, LLC, a real estate development firm. Prior to establishing his company, Mr. Plavan was Vice President of W. H. Thompson Distributing Company of Barstow, a beer distributor. Mr. Plavan served as a director of the California Independent Oil Marketers Association, as well as a director of the Escondido and Yucca Valley Chambers of Commerce. His community activities include the Escondido Boys and Girls Club, the Palomar and Magdalena Ecke YMCAs and the San Diego Brain Injury Foundation.

     Stuart Rubin, a director of the Bank since its inception in 2001, has over 25 years experience in the insurance industry and is founder and owner of Rubin Insurance Agency, Inc., a full service insurance agency which represents companies such as Fireman’s Fund, Chubb, Golden Eagle, Travelers and the Hartford. Mr. Rubin is a licensed insurance agent and broker for property, casualty, life and health insurance. He is a member of the Professional Insurance Agents Association and an LUTC graduate. In addition, Mr. Rubin is a managing member of MSM Development LLC, and a founding member of One Governor Park LP, a San Diego based real estate development company. Mr. Rubin participates in fund raising for the Boys and Girls Club, Children’s Hospital Auxiliary, and the March of Dimes. He has also served on the Board of the Rancho Santa Fe Community Center.

     Mark W. Santar, a director of the Bank since its inception in 2001, is President and 50% shareholder of Mar-Con Products, Inc., a pre-cast manufacturer of man holes and ready-mix concrete supplier, and 60% shareholder of R&C Structures, a subcontractor for sewer and storm drains. Both firms are located in San Marcos, California. Mr. Santar is involved in numerous community activities. He has been the Co-Chairman of the 4th of July Fund Raiser Committee for the San Marcos Fireworks Display during the past nine years. He helped to establish the Head Start Program in San Marcos and has made contributions to the community through providing workmanship and building materials for site beautification and building improvement projects. Mr. Santar has been a member of the San Marcos Chamber of Commerce for 24 years. He has supported fund-raising activities of the San Marcos Boys and Girls Club for the past 15 years and the North Coast Family YMCA for the past 25 years. He received the Meritorious Award from the Sheriff’s Department for contributions made to the San Marcos substation. His contributions to the Sheriff’s Department included three bicycle mobile units and the construction of two concrete helicopter pads.

     While the Company’s Board of Directors has determined that each of the members of its Audit Committee are “independent,” as that term is defined in the Nasdaq listing standards, the Board has not yet determined which of its directors, if any, is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.

     Upon consummation of the Celtic acquisition it is anticipated that Mr. Bron Hafner will be added to the Holding Company’s Board of Directors. Mr. Bron Hafner, 69, has been the chief executive officer of Celtic since 1982.

Executive Officers

     The following table sets forth certain information regarding our executive officers as of March 31, 2005, except Mr. Kelley who is a director and is shown in the table above:

Name	Age	Position with the Bank	Position with the Holding Company
Joseph C. Carona	64	Executive Vice President and Chief Administrative Officer	Executive Vice President and Chief Administrative Officer

Lou Ellen Ficke(1)	58	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer

Stanley M. Cruse	55	Executive Vice President and Chief Credit Officer	Executive Vice President

     Joseph C. Carona has served as the Bank’s Executive Vice President and Chief Administrative Officer since the Bank’s inception in 2001. Mr. Carona initiated his banking career in 1970 at Citibank, New York, completing the bank’s management credit training program, and progressing to a Vice President in the bank’s commercial banking division. In 1974 he joined European American Bank, New York, as Vice President and Manager of the mid-west unit of the bank’s corporate banking division. In 1977 he progressed to Chief Credit Officer for the bank’s corporate banking division, also responsible for the bank’s management credit training program. In 1978 he was appointed Manager of the bank’s west coast regional offices, and President of the bank’s Edge Act subsidiary in Los Angeles. In 1980 he joined California Commerce Bank, Los Angeles, as Executive Vice President, Chief Operating Officer and Chief Credit Officer, responsible for business development activities as well as for quality of the entire loan portfolio. In 1982 he was elected President and a Director of Columbia National Bank, Santa Monica, responsible for organizing, developing, and managing a full service, publicly held, financial institution from inception. In 1989 Mr. Carona was elected President and a Director of Sterling Bank, Los Angeles. Sterling Bank was sold to The Pacific Bank, San Francisco, in 1998, where Carona was retained as Senior Vice President and Manager of Domestic Lending in Los Angeles. In March, 2000, The Pacific Bank was sold to City National Bank, Beverly Hills, where Mr. Carona was retained as Senior Vice President and Senior Team Leader in Los Angeles. Mr. Carona is a graduate of St. Francis College, New York (B.A. in Economics, 1967), and holds a Masters Degree in Finance (M.B.A. in Finance, 1970) from Adelphi University, New York. Mr. Carona is also a director and past Chairman of the Board of Hathaway Children and Family Services, a non-profit organization for abused children in Los Angeles.

     Stanley M. Cruse serves as the Bank’s Executive Vice President and Chief Credit Officer. Mr. Cruse joined the Bank on February 1, 2004. Mr. Cruse has over 32 years of commercial banking experience. Prior to joining the Bank, Mr. Cruse served as Senior Vice President and Regional Manager for Business Bank of California in their Ontario Office. He opened that office in August 1999 and grew the office to over $32 million in total assets. Prior to joining Business Bank of California, Mr. Cruse was Vice President and Senior Commercial Loan Officer (including 7 months as acting Chief Credit Officer) with Golden Pacific Bank, also in Ontario. Mr. Cruse has served as President of the Ontario Chamber of Commerce (1999-2000) and as a board member for over 8 years, as well as President (1996) of the Ontario Host Lions Club, serving on their board for over 8 years. Mr. Cruse has also been Chapter President (2003) with RMA, receiving the Platinum Award for Excellence as the highest ranking Medium Size Chapter in the United States.

     Lou Ellen Ficke has served as the Bank’s Executive Vice President and Chief Financial Officer since the Bank’s inception in 2001. Ms. Ficke has over 30 years of commercial banking experience, with 22 of them as a senior officer and cashier for several community banks. Prior to joining the Bank, Ms. Ficke was Senior Vice

(1)	On June 10, 2005, Ms. Ficke tendered her resignations from the Holding Company and the Bank, effective September 30, 2005.

President and Cashier of Valley Merchants Bank, N.A., Hemet, California, until it was acquired by Business Bancorp. Ms. Ficke has also served as Vice President and Cashier during the organizational and initial operation periods of three other independent community banks, directed the acquisition and opening of six branches while with Sterling Bank and Palm Desert National Bank, and implemented installation of an in-house data processing system.

     Upon consummation of the Celtic acquisition Mr. Mark Hafner will serve as the President and Chief Executive Officer of the Celtic Subsidiary. Mr. Mark Hafner, 43, has served as the President of Celtic and has been with Celtic since 1985.

     Also upon consummation of the Celtic acquisition, the Celtic Subsidiary’s board of directors will consist of Mr. Bron Hafner and Mr. Mark Hafner, from Celtic, Mr. John Plavan, Mr. Robert Cairns and Mr. Joseph Carona, our directors, and our financial consultant, Mr. Allan Dalshaug. Mr. Carona obtained broad experience in the supervision of a commercial finance company while the President/CEO of Sterling Bank from 1989 to 1998. His role in the Celtic Subsidiary’s operations will be to over see the integration of the Bank’s and the Celtic Subsidiary’s operating systems, accounting systems, human resource considerations, joint marketing efforts, loan review procedures, compliance with the appropriate regulations, and interacting with the regulators. In addition, he will be Chairman of Celtic’s board of directors and a member of the loan committee. Mr. Dalshaug’s background includes senior executive positions in banks and commercial finance lending.

Summary Compensation

     The following table sets forth a summary of annual and long-term compensation for services in all capacities to the Bank for the Bank’s President and Chief Executive Officer and the Bank’s three other executive officers for the years noted:

					Long-Term
	Annual Compensation				Compensation Awards
				Other Annual	Securities	All Other
Name and Title	Year	Salary	Bonus	Compensation(1)	Underlying Options	Compensation
James P. Kelley, II,	2004	$137,500	$12,750	$15,559	1,200	$0
President and Chief	2003	$125,000	$17,500	$12,889	8,500	$0
Executive Officer	2002	$125,000	$9,000	$10,984	0	$0

Joseph C. Carona,	2004	$110,000	$9,500	$20,699	1,000	$0
Executive Vice President	2003	$100,000	$11,500	$18,346	1,750	$0
and Chief Administrative	2002	$100,000	$7,000	$15,124	0	$0
Officer

Stanley M. Cruse	2004	$98,000	$7,500	$17,065	5,500	$0
Executive Vice President and Chief Credit Officer

Lou Ellen Ficke,	2004	$99,000	$9,500	$17,065	1,000	$0
Executive Vice President	2003	$90,000	$11,500	$14,406	1,750	$0
and Chief Financial Officer	2002	$85,000	$5,000	$12,292	0	$0

Stock Options

     The Bank’s 2001 Stock Option Plan provided for the issuance of up to 250,000 shares of common stock. In connection with the holding company reorganization the Bank’s 2001 Stock Option Plan was replaced with

(1)	These figures include automobile allowance ($5,437, $7,200 and $6,000 in 2002, $5,437, $7,200 and $6,000 in 2003, and $5,437, $7,800, $6,600 and $6,500 in 2004, for Mr. Kelley, Mr. Carona, Mr. Cruse (2004 only) and Ms. Ficke, respectively), matching 401(k) Plan contributions ($1,555, $1,605 and $1,350 in 2002, $3,120, $3,000 and $2,400 in 2003, and $4,472, $3,000, $1,650 and $2,950 for Mr. Kelley, Mr. Carona , Mr. Cruse (2004 only) and Ms. Ficke, respectively) and medical insurance benefits ($3,992, $6,319 and $4,942 in 2002, $4,332, $8,147 and $6,006 in 2003 and $5,650, $9,899, $6,409 and $7,616 for Mr. Kelley, Mr. Carona, Mr. Cruse (2004 only) and Ms. Ficke, respectively).

Bancorp’s 2004 Stock Option Plan, which provides for the issuance of 500,000 shares of Bancorp’s common stock. As of December 31, 2004, no options were exercised and the Bank had options outstanding to purchase a total of 206,210 shares of common stock, at exercise prices ranging from $10.00 per share to $16.00 per share, leaving 43,790 shares available for future grants.

     The following table sets forth certain information regarding stock options granted to Messrs. Kelley, Carona and Cruse, and Ms. Ficke during 2004:

	Stock Option Grants During 2004
	(Individual Grants)
		Percent of Total
	Number of	Options/SARs
	Securities	Granted to	Exercise or
	Underlying	Employees in	Base Price	Expiration
Name	Options/SARs Granted	Fiscal Year	($/Share)	Date
James P. Kelley, II	1,200	10.1%	$16.00	12/15/2014
Joseph C. Carona	1,000	8.4%	$16.00	12/15/2014
Stanley M. Cruse	5,000	42.0%	$14.25	2/2/2014
	500	4.2%	$16.00	12/15/2014
Lou Ellen Ficke	1,000	8.4%	$16.00	12/15/2014

     The following table sets forth certain information regarding unexercised options held by Messrs. Kelley, Carona, and Cruse, and Ms. Ficke. During 2004 Messrs. Kelley, Carona and Cruse, and Ms. Ficke did not exercise any options.

			Value of Unexercised
	Number of Unexercised		in-the-Money Options
	Options at December 31, 2004		at December 31, 2004(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James P. Kelley, II	20,787	20,725	$129,015	$103,113
Joseph C. Carona	5,121	5,582	$31,949	$24,933
Stanley M. Cruse	0	5,500	$—	$11,500
Lou Ellen Ficke	5,121	5,582	$31,949	$24,933

Employment Agreements

     The Bank entered into an employment agreement with Mr. Kelley effective January 1, 2005 which provides for a term of three years at an annual base salary of $153,996 per year, discretionary bonuses, an automobile allowance or use of a bank owned automobile, expense reimbursement, and standard and customary medical, dental and life insurance benefits. The agreement provides for severance compensation equal to six months’ salary for termination without cause.

     The Bank entered into an employment agreement with Mr. Carona effective January 1, 2005 which provides for a term of three years at an annual base salary of $117,204 per year, discretionary bonuses, an automobile allowance or use of a bank owned automobile, expense reimbursements, and standard and customary medical, dental and life insurance benefits. The agreement provides for severance compensation equal to six months’ salary for termination without cause.

     The Bank entered into an employment agreement with Ms. Ficke effective January 1, 2005 which provides for a term of three years at an annual base salary of $105,000 per year, discretionary bonuses, an automobile allowance or use of a bank owned automobile, and standard and customary medical, dental and life insurance benefits. The agreement provides for severance compensation equal to six months’ salary for termination without cause.

(1) Assuming a market value of $16.50 per share on December 31, 2004.

     The Bank has employed Mr. Stan Cruse as its Executive Vice President and Chief Credit Officer. Mr. Cruse’s employment commenced on February 1, 2004. The Bank entered into an employment agreement with Mr. Cruse which provides for a term of 3 years at an annual base salary of $104,000 per year, discretionary bonuses, an automobile allowance, and standard and customary medical, dental and life insurance benefits. The agreement provides for severance compensation equal to ninety (90) days’ then current base salary, then thirty (30) days’ then current base salary added for each additional 1 year of service not to exceed one hundred eighty (180) days for termination without cause.

     The Bank has also entered into employment/compensation agreements with certain of the Bank’s other employees which provide for a base salary and commissions based upon achievement of set financial targets. These agreements, however, provide for employment on an “at-will” basis.

Employee 401(k) Plan

     In February 2002, the Bank adopted a 401(k) Profit Sharing and Retirement Plan (the “401(k) Plan”). All of the Bank’s employees who are at least eighteen years of age and complete 1,000 hours of service during a one-year period are eligible to participate. Pursuant to the 401(k) Plan, participating employees may voluntarily contribute a portion of their compensation to a trust. Benefits from the 401(k) Plan become available to the employee upon retirement, or in the event of disability. If employment is terminated prior to normal retirement, the employee receives contributions previously made.

     As of December 31, 2004, 13 employees were participating in the 401(k) Plan. The 401(k) Plan has been qualified by the Internal Revenue Service (“IRS”) pursuant to the Employee Retirement Income Security Act of 1974. During 2004 the Bank made matching contributions in the aggregate amount of $32,450.

Directors’ Compensation

     The Company’s and the Bank’s directors have not received and are not presently receiving any fees for their attendance at board and committee meetings or for their performance of other services in connection with the Bank’s initial organization or current operations. However, each non-employee director received 7,953 non-qualified stock options in 2001, except Mr. Cairns, who received 15,906 options, and Mr. Cobb, who received 4,500 options. In February 2003 the Bank granted its directors, except Mr. Kelley, an aggregate of 20,934 additional non-qualified options at $12.25 per share. The individual grants ranged from 1,350 shares to 3,367 shares.

Related Party Transactions

     There are no existing or proposed material transactions between us and any of our directors, executive officers or beneficial owners of 5% or more of our common stock, or the immediate family or associates of any of the foregoing persons, except as indicated below.

     Some of the Bank’s directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, and have had banking transactions with, the Bank in the ordinary course of our business, and the Bank expects to have banking transactions with such persons in the future. In the Bank’s opinion, all loans and commitments to lend made in 2004 included in such transactions were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. As of December 31, 2004, the aggregate indebtedness of all of the Bank’s directors, officers and principal shareholders, and their associates, stood at approximately $4,010,000, constituting approximately 38.7% of the Bank’s shareholders’ equity at that date.

Limitation of Liability; Indemnification of Directors and Officers

     Our Articles of Incorporation provides that we shall eliminate the liability of our directors for monetary damages to the fullest extent permissible under California law. Article Six of our Articles of Incorporation and Article VI of our Bylaws provides that we shall indemnify each of our directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an “agent” of Bancorp to the fullest extent permissible under California law. Our Articles of Incorporation and Bylaws also provide that we are authorized to provide indemnification for our agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent’s defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by: (i) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings; (ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (iii) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

     In October 2004, we entered into Indemnification Agreements with each of our directors pursuant to which we agreed to indemnify each director for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such director was our “agent” to the fullest extent permissible under California law, subject to the terms and conditions of the Indemnification Agreements. The indemnification provisions also apply to liability under the Federal Securities Laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, we are not aware of any pending or threatened litigation or proceeding involving our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our Articles of Incorporation and Bylaw provisions and Indemnification Agreements with our directors are necessary to attract and retain qualified persons as directors and officers.

SUPERVISION AND REGULATION

Introduction

     Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the Federal Deposition Insurance Corporation’s insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, our growth and earnings performance can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statues, regulations and the policies of various governmental regulatory authorities, including:

$	the Board of Governors of the Federal Reserve System, or the FRB;
$	the Federal Deposit Insurance Corporation, or the FDIC; and
$	the California Department of Financial Institutions, or the DFI.

The system of supervision and regulation applicable to us governs most aspects of our business, including:

$	the scope of permissible business;
$	investments;
$	reserves that must be maintained against deposits;
$	capital levels that must be maintained;
$	the nature and amount of collateral that may be taken to secure loans;
$	the establishment of new branches;
$	mergers and consolidations with other financial institutions; and
$	the payment of dividends.

     In general, the extensive system of regulation restricts our ability to implement our decisions, adds costs to our operations, and affects our ability to compete with non-bank financial institutions.

     The following summarizes the material elements of the regulatory framework that applies to us. It does not describe all of the statutes, regulations and regulatory policies that are applicable. Also, it does not restate all of the requirements of the statutes, regulations and regulatory policies that are described. Consequently, the following summary is qualified in its entirety by reference to the applicable statute, regulations and regulatory policies discussed in this prospectus. Any change in these applicable laws, regulations or regulatory policies may have a material effect on our business.

Discovery Bancorp

     General. Discovery Bancorp, as a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or BHCA, is subject to regulation by the FRB. According to FRB policy, Bancorp is expected to act as a source of financial strength for the Bank, to commit resources to support it in circumstances where Bancorp might not otherwise do so. Under the BHCA, Bancorp, the Bank and any banks that Bancorp may acquire in the future, are subject to periodic examination by the FRB. Bancorp is also required to file periodic reports of its operations and any additional information regarding its activities and those of its subsidiaries with the FRB, as may be required.

     Bancorp is also a bank holding company within the meaning of Section 3700 of the California Financial Code. Consequently, Bancorp and the Bank are subject to examination by, and may be required to file reports with, the DFI. Regulations have not yet been proposed or adopted or steps otherwise taken to implement the DFI’s powers under this statute.

     The Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002, or the SOX, became effective on July 30, 2002, and represents the most far reaching corporate and accounting reform legislation since the enactment of the Securities Act of 1933 and the Securities Exchange Act of 1934 (the “Exchange Act”). The SOX is intended to provide a permanent framework that improves the quality of independent audits and accounting services, improves the quality of financial reporting, strengthens the independence of accounting firms and increases the responsibility of management for corporate disclosures and financial statements. It is intended that by addressing these weaknesses, public companies will be able to avoid the problems encountered by many notable companies in 2001-2002.

     The SOX’s provisions are significant to all companies that have a class of securities registered under Section 12 of the Exchange Act, or are otherwise reporting to the SEC (or the appropriate federal banking agency) pursuant to Section 15(d) of the Exchange Act, including the Company (collectively, “public companies”).

     In addition to SEC rulemaking to implement the SOX, NASDAQ, AMEX and the New York Stock Exchange have adopted changes to their listing standards to implement the SOX. Wide-ranging in scope, the SOX has had a direct and significant impact on banks and bank holding companies that are public companies, including us.

The following briefly describes some of the key provisions of the SOX:

$	Section 301 establishes certain oversight, independence, funding and other requirements for the audit committees of public companies, and required the SEC to issue rules that prohibit any national securities exchange or national securities association from listing the securities of a company that doesn’t comply with these audit committee requirements.

$	Section 302 mandated that the SEC adopt rules that require the principal executive officer(s) and principal financial officer(s) of public companies to include certain certifications in the company’s annual and quarterly reports filed under the Exchange Act.

$	Section 906 includes another certification requirement that is separate from the certification requirements of Section 302. Section 906 provides that all periodic reports that contain financial statements and that are filed by public companies under Sections 13(a) or 15(d) of the Exchange Act must include a written certification by the CEO and CFO (or equivalent) that (1) the report complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and (2) the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer. Persons who knowingly or willfully violate Section 906 are subject to specified criminal penalties.

$	Section 303 required the SEC to issue rules prohibiting the officers and directors of public companies, and persons acting under their direction, from fraudulently influencing, coercing, manipulating, or misleading the company’s independent auditor in order to render the financial statements materially misleading.

$	Section 304 requires the CEO and CFO of public companies to reimburse the company for certain compensation and profits received if the company is required to restate its financial reports due to material noncompliance resulting from misconduct, with the Federal securities laws.

$	Section 306(a) prohibits the directors and executive officers of any public company from purchasing, selling or transferring any equity security acquired by the director or executive officer in connection with his or her service as a director or executive officer during any “blackout period” with respect to the company’s securities. Blackout periods refer to periods when most public company employees are not permitted to sell shares in their 401(k) plans.

$	Section 401(b) required the SEC to issue rules that prohibit issuers from including misleading pro forma financial information in their filings with the SEC or in any public release, and that requires issuers to reconcile any pro forma financial information included in such filings or public releases with their financial statements prepared in accordance with generally accepted accounting principles.

$	Section 404 mandated that the SEC issue rules that require all annual reports filed under Sections 13(a) or 15(d) of the Exchange Act to include certain statements and assessments related to the issuer’s internal control structures and procedures for financial reporting.

$	Section 406 mandated that the SEC adopt rules that require public companies to (1) disclose in their periodic reports filed under the Exchange Act whether the company has adopted a code of ethics for its senior financial officers and, if not, the reasons why; and (2) promptly disclose on Form 8-K any change to, or waiver of, the company’s code of ethics.

$	Section 407 mandated that the SEC adopt rules that require public companies to disclose in their periodic reports filed under the Exchange Act whether the audit committee of the company includes at least one financial expert and, if not, the reasons why.

     In addition to the provisions discussed above, the SOX also includes a variety of other provisions that have affected all public companies.

     As a newly organized holding company, we have recently become subject to the SOX, although the Bank, as a financial institution, has a history of filing regulatory reports and being subject to frequent government oversight. We have an independent audit committee and a system of internal controls. Although we cannot be certain of the effect, if any, of the SOX on our business, we do not anticipate that complying with the SOX will result in any material changes in our corporate governance, business or results of operations other than the additional costs associated with such enhanced disclosures. Future changes in the laws, regulation, or policies that impact us cannot necessarily be predicted and may have a material adverse effect on our business and earnings.

     The California Corporate Disclosure Act. On January 1, 2003, the California Corporate Disclosure Act, or the CCD, became effective. The CCD, also a reaction to the “Enron scandal,” increases the frequency and expands the scope of information required in filings by publicly traded companies with the California Secretary of State. Some of the new information required includes the following:

$	The name of the independent auditor for the publicly traded company, a description of the services rendered by the auditor during the previous 24 months, the date of the last audit and a copy of the report;

$	The annual compensation paid to each director and executive officer, including options or shares granted to them that were not available to other employees of the company;

$	A statement indicating whether any bankruptcy has been filed by the company’s executive officers or directors during the past 10 years; and

$	A statement indicating whether any of the company’s executive officers or directors were convicted of fraud during the past 10 years.

     For purposes of the CCD, a “publicly traded company” is any company with securities that are listed on or admitted to trading on a national or foreign exchange, or is the subject of a two-way quotation, such as both “bid” and “asked” prices, that is regularly published by one or more broker-dealers in the National Daily Quotations Service or a similar service. Bancorp is deemed to be a “publicly traded company” under the CCD.

     Bank Holding Company Liquidity. Bancorp is a legal entity, separate and distinct from the Bank and Celtic. Bancorp has the ability to raise capital on its own behalf or borrow from external sources. Bancorp may also obtain additional funds from dividends paid by, and fees charged for services provided to, the Bank or Celtic. However, regulatory and statutory constraints may restrict or totally preclude the Bank or Celtic from paying dividends.

     Bancorp is entitled to receive dividends, when and as declared by the Bank’s Board of Directors. Those dividends may come from funds legally available for those dividends, as specified and limited by the California Financial Code. Under the California Financial Code, funds available for cash dividends by a California-chartered bank are restricted to the lesser of: (i) the bank’s retained earnings; or (ii) the bank’s net income for its last three fiscal years (less any distributions to shareholders made during such period). With the prior approval of the DFI, cash dividends may also be paid out of the greater of: (a) the bank’s retained earnings; (b) net income for the bank’s last preceding fiscal year; or (c) net income or the bank’s current fiscal year. Based on these limitations, the amount available at the Bank for payment of dividends, without DFI approval, as of December 31, 2004 was approximately $____ million.

     If the DFI determines that the shareholders’ equity of the bank paying the dividend is not adequate or that the payment of the dividend would be unsafe or unsound for the bank, the DFI may order the bank not to pay the dividend.

     Since the Bank is an FDIC insured institution, it is also possible, depending upon its financial condition and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, constitute an unsafe or unsound practice and thereby prohibit such payments.

     Under California Corporations Code Section 500, Celtic may pay a cash dividend to Bancorp only to the extent that Celtic has retained earnings and, after the dividend, Celtic’s:

$	assets (exclusive of goodwill and other intangible assets) would be 1.25 times its liabilities (exclusive of deferred taxes, deferred income and other deferred credits); and

$	current assets would be at least equal to current liabilities.

     As of December 31, 2004, Celtic Merger Corp. was not in operation and, therefore, could not pay a cash dividend.

     Transactions with Affiliates. Bancorp and any subsidiaries it may purchase or organize are deemed to be affiliates of the Bank within the meaning of Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W. Under Sections 23A and 23B and Regulation W, loans by the Bank to affiliates, investments by them in affiliates’ stock, and taking affiliates’ stock as collateral for loans to any borrower is limited to 10% of the Bank’s capital, in the case of any one affiliate, and is limited to 20% of the Bank’s capital, in the case of all affiliates. In addition, transactions between the Bank and other affiliates must be on terms and conditions that are consistent with safe and sound banking practices; in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act. These restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. Bancorp and the Bank are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities. (See “SUPERVISION AND REGULATION — Discovery Bank — Significant Legislation” herein.)

     Limitations on Business and Investment Activities. Under the BHCA, a bank holding company must obtain the FRB’s approval before:

$	directly or indirectly acquiring more than 5% ownership or control of any voting shares of another bank or bank holding company;

$	acquiring all or substantially all of the assets of another bank; or

$	merging or consolidating with another bank holding company.

     The FRB may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the FRB must give effect to applicable state laws limiting the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institutions in the state in which the target bank is located, provided that those limits do not discriminate against out-of-state depository institutions or their holding companies, and state laws which require that the target bank have been in existence for a minimum period of time, not to exceed five years, before being acquired by an out-of-state bank holding company.

     In addition to owning or managing banks, bank holding companies may own subsidiaries engaged in certain businesses that the FRB has determined to be “so closely related to banking as to be a proper incident thereto.” Bancorp, therefore, is permitted to engage in a variety of banking-related businesses. Some of the activities that the FRB has determined, pursuant to its Regulation Y, to be related to banking are:

$	making or acquiring loans or other extensions of credit for its own account or for the account of others;

$	servicing loans and other extensions of credit;

$	performing functions or activities that may be performed by a trust company in the manner authorized by federal or state law under certain circumstances;

$	leasing personal and real property or acting as agent, broker, or adviser in leasing such property in accordance with various restrictions imposed by FRB regulations;

$	acting as investment or financial advisor;

$	providing management consulting advise under certain circumstances;

$	providing support services, including courier services and printing and selling MICR-encoded items;

$	acting as a principal, agent, or broker for insurance under certain circumstances;

$	making equity and debt investments in corporations or projects designed primarily to promote community welfare or jobs for residents;

$	providing financial, banking, or economic data processing and data transmission services;

$	owning, controlling, or operating a savings association under certain circumstances;

$	selling money orders, travelers’ checks and U.S. Savings Bonds;

$	providing securities brokerage services, related securities credit activities pursuant to Regulation T, and other incidental activities; and

$	underwriting dealing in obligations of the U.S., general obligations of states and their political subdivisions, and other obligations authorized for state member banks under federal law.

     Under the Gramm-Leach-Bliley Act (discussed below in the section entitled “SUPERVISION AND REGULATION — Discovery Bank — Significant Legislation”) qualifying bank holding companies making an appropriate election to the FRB may engage in a full range of financial activities, including insurance, securities and merchant banking. Bancorp has not elected to qualify for these financial activities.

     Generally, the BHCA does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

     Federal law prohibits a bank holding company and any subsidiary banks from engaging in certain tie-in arrangements in connection with the extension of credit. Thus, for example, the Bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that:

$	the customer must obtain or provide some additional credit, property or services from or to the Bank other than a loan, discount, deposit or trust services;

$	the customer must obtain or provide some additional credit, property or service from or to Bancorp or any subsidiaries; or

$	the customer must not obtain some other credit, property or services from competitors, except reasonable requirements to assure soundness of credit extended.

     Capital Adequacy. Bank holding companies must maintain minimum levels of capital under the FRB’s risk-based capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

     The FRB’s risk-based capital adequacy guidelines, discussed in more detail below in the section entitled “SUPERVISION AND REGULATION — Discovery Bank — Risk-Based Capital Guidelines,” assign various risk percentages to different categories of assets, and capital is measured as a percentage of risk assets. Under the terms of the guidelines, bank holding companies are expected to meet capital adequacy guidelines based both on total risk assets and on total assets, without regard to risk weights.

     The risk-based guidelines are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual organizations. For example, the FRB’s capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Moreover, any banking organization experiencing or anticipating significant growth or expansion into new activities, particularly under the expanded powers under the Gramm-Leach-Bliley Act, would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     Limitations on Dividend Payments. California Corporations Code Section 500 allows Bancorp to pay a dividend to its shareholders only to the extent that Bancorp has retained earnings and, after the dividend, Bancorp’s:

$	assets (exclusive of goodwill and other intangible assets) would be 1.25 times its liabilities (exclusive of deferred taxes, deferred income and other deferred credits); and

$	current assets would be at least equal to current liabilities.

     Additionally, the FRB’s policy regarding dividends provides that a bank holding company should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. The FRB also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations.

Discovery Bank

     General. Discovery Bank, as a California-chartered bank that is not a member of the Federal Reserve System, is subject to regulation, supervision, and regular examination by the DFI and the FDIC. The Bank’s deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of the Bank’s business and establish a comprehensive framework governing its operations. California law exempts all banks from usury limitations on interest rates.

     Significant Legislation. The laws, regulations and policies governing financial institutions are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time laws or regulations are enacted which have the effect of increasing the cost of doing business, limiting or expanding the scope of permissible activities, or changing the competitive balance between banks and other financial and non-financial institutions. Various federal laws have expanded the lending authority and permissible activities of certain non-bank financial institutions, such as savings and loan associations and credit unions, and have given federal regulators increased enforcement authority. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions. Future changes in the laws, regulations or polices that impact the Bank cannot necessarily be predicted, but they may have a material effect on the Bank’s business and earnings.

     USA Patriot Act

     On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including the Bank, to help prevent, detect and prosecute international money laundering and the financing of terrorism. The Bank has augmented its systems and procedures to accomplish this requirement. We believe that the ongoing cost of compliance with Title III of the USA Patriot Act is not likely to be material to the Company.

     Gramm-Leach-Bliley Act

     In November 1999, the Gramm-Leach-Bliley Act, or the GLB Act, became law, significantly changing the regulatory structure and oversight of the financial services industry. The GLB Act repealed the provisions of the Glass-Steagall Act that restricted banks and securities firms from affiliating. It also revised the Bank Holding Company Act to permit a “qualifying” bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the FRB’s prior approval.

     The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits other financial services providers to acquire banks and become bank holding companies without ceasing any existing financial activities. Previously, a bank holding company could only engage in activities that were “closely related to banking.” This limitation no longer applies to bank holding companies that qualify to be treated as financial holding companies. To qualify as a financial holding company, a bank holding company’s subsidiary depository institutions must be well-capitalized, well-managed and have at least a “satisfactory” Community Reinvestment Act examination rating. “Nonqualifying” bank holding companies are limited to activities that were permissible under the Bank Holding Company Act as of November 11, 1999.

     The GLB Act changed the powers of national banks and their subsidiaries, and made similar changes in the powers of state banks and their subsidiaries. National banks may now underwrite, deal in and purchase state and local revenue bonds. A subsidiary of a national bank may now engage in financial activities that the bank cannot itself engage in, except for general insurance underwriting and real estate development and investment. In order for a subsidiary of a national bank to engage in these new financial activities, the national bank and its depository institution affiliates must be “well capitalized,” have at least “satisfactory” general, managerial and Community Reinvestment Act examination ratings, and meet other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. Subsidiaries of state banks can exercise the same powers as national bank subsidiaries if they satisfy the same qualifying rules that apply to national banks, except that state-chartered banks do not have to satisfy the statutory managerial and debt rating-requirements of national banks.

     The GLB Act also reformed the overall regulatory framework of the financial services industry. In order to implement its underlying purposes, the GLB Act preempted state laws that would restrict the types of financial affiliations that are authorized or permitted under the GLB Act, subject to specified exceptions for state insurance laws and regulations. With regard to securities laws, the GLB Act removed the blanket exemption for banks from being considered brokers or dealers under the Exchange Act and replaced it with a number of more limited exemptions. Thus, previously exempted banks may become subject to the broker-dealer registration and supervision requirements of the Exchange Act. The exemption that prevented bank holding companies and banks that advise mutual funds from being considered investment advisers under the Investment Advisers Act of 1940 was also eliminated.

     Separately, the GLB Act imposes customer privacy requirements on any company engaged in financial activities. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. Also, for customers that obtain a financial product such as a loan for personal, family or household purposes, a financial company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter, including its policies concerning the sharing of the customer’s nonpublic personal information with affiliates and third parties. If an exemption is not available, a financial company must provide consumers with a notice of its information sharing practices that allows the consumer to reject the disclosure of its nonpublic personal information to third parties. Third parties that receive such information are subject to the same restrictions as the financial company on the reuse of the information. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or other marketing through electronic mail.

     Risk-Based Capital Guidelines. The federal banking agencies have established minimum capital standards known as risk-based capital guidelines. These guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a bank’s operations. The risk-based capital guidelines include both a new definition of capital and a framework for calculating the amount of capital that must be maintained against a bank’s assets and off-balance sheet items. The amount of capital required to be maintained is based upon the credit risks associated with the various types of a bank’s assets and off-balance sheet items. A bank’s assets and off-balance sheet items are classified under several risk categories, with each category assigned a particular risk weighting from 0% to 100%. A bank’s risk-based capital ratio is calculated by dividing its qualifying capital, which is the numerator of the ratio, by the combined risk weights of its assets and off-balance sheet items, which is the denominator of the ratio.

     Qualifying Capital

     A bank’s total qualifying capital consists of two types of capital components: “core capital elements,” known as Tier 1 capital, and “supplementary capital elements,” known as Tier 2 capital. The Tier 1 component of a bank’s qualifying capital must represent at least 50% of total qualifying capital and may consist of the following items that are defined as core capital elements:

$	common stockholders’ equity;

$	qualifying noncumulative perpetual preferred stock (including related surplus); and

$	minority interests in the equity accounts of consolidated subsidiaries.

The Tier 2 component of a bank’s total qualifying capital may consist of the following items:

$	a portion of the allowance for loan and lease losses;

$	certain types of perpetual preferred stock and related surplus;

$	certain types of hybrid capital instruments and mandatory convertible debt securities; and

$	a portion of term subordinated debt and intermediate-term preferred stock, including related surplus.

     Risk Weighted Assets and Off-Balance Sheet Items

     Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk classifications, according to the obligor or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar value of the amount in each risk classification is then multiplied by the risk weight associated with that classification. The resulting weighted values from each of the risk classifications are added together. This total is the bank’s total risk weighted assets.

     Risk weights for off-balance sheet items, such as unfunded loan commitments, letters of credit and recourse arrangements, are determined by a two-step process. First, the “credit equivalent amount” of the off-balance sheet items is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and is assigned to the appropriate risk category according to the obligor or, if relevant, the guarantor or the nature of the collateral. This result is added to the bank’s risk weighted assets and comprises the denominator of the risk-based capital ratio.

     Minimum Capital Standards

     The supervisory standards set forth below specify minimum capital ratios based primarily on broad risk considerations. The risk-based ratios do not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.

     All banks are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%. At least 4% must be in the form of Tier 1 capital, net of goodwill and certain other assets. The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other assets. In addition, the combined maximum amount of subordinated debt and intermediate-term preferred stock that qualifies as Tier 2 capital is limited to 50% of Tier 1 capital. The maximum amount of the allowance for loan and lease losses that qualifies as Tier 2 capital is limited to 1.25% of gross risk weighted assets. The allowance for loan and lease losses in excess of this limit may, of course, be maintained, but would not be included in a bank’s risk-based capital calculation other than as a reduction to total risk-weighted assets.

     The federal banking agencies also require all banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by regulators to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 4% to 5%. These uniform risk-based capital guidelines and leverage ratios apply across the industry. Regulators, however, have the discretion to set minimum capital requirements for individual institutions which may be significantly above the minimum guidelines and ratios.

     The following table sets forth the Bank’s actual capital amounts and ratios and comparison to the minimum ratios:

					Minimum to be “Well
					Capitalized” Under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2005:
Total capital (to risk-weighted assets)	$11,632,000	11.44%	$8,137,000	8.00%	$10,171,000	10.00%
Tier 1 capital (to risk-weighted assets)	$10,457,000	10.28%	$4,068,000	4.00%	$6,103,000	6.00%
Tier 1 capital (to average assets)	$10,457,000	9.56%	$4,373,000	4.00%	$5,466,000	5.00%
As of March 31, 2004:
Total capital (to risk-weighted assets)	$10,537,000	15.58%	$5,411,000	8.00%	$6,764,000	10.00%
Tier 1 capital (to risk-weighted assets)	$9,743,000	14.40%	$2,706,000	4.00%	$4,058,000	6.00%
Tier 1 capital (to average assets)	$9,743,000	13.26%	$2,938,000	4.00%	$3,673,000	5.00%

     Other Factors Affecting Minimum Capital Standards

     The federal banking agencies have established certain benchmark ratios of loan loss reserves to be held against classified assets. The benchmark ratio established by the federal banking agencies is the sum of:

$100% of assets classified loss;

$50% of assets classified doubtful;

$15% of assets classified substandard; and

$	estimated credit losses on other assets.

     The risk-based capital rules adopted by the federal banking agencies take account of concentrations of credit and the risks of engaging in non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving a single borrower, industry, geographic location, collateral or loan type. Non-traditional activities are considered those that have not customarily been part of the banking business, but are conducted by a bank as a result of developments in, for example, technology, financial markets or other additional activities permitted by law or regulation. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution’s management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas. We do not have any concentrations of credit or risk associated with non-traditional activities which would affect our capital ratios.

     The federal banking agencies also limit the amount of deferred tax assets that are allowable in computing a bank’s regulatory capital. Deferred tax assets that can be realized from taxes paid in prior carry-back years and from future reversals of existing taxable temporary differences are generally not limited. However, deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of:

$	the amount of the deferred tax assets that can be realized within one year of the quarter-end report date; or

$10% of Tier 1 capital.

     The amount of any deferred tax in excess of this limit would be excluded from Tier 1 capital, total assets and regulatory capital calculations. We do not have any deferred tax assets in excess of the regulatory limits.

     The federal banking agencies have also adopted a joint agency policy statement which provides that the adequacy and effectiveness of a bank’s interest rate risk management process and the level of its interest rate exposures are critical factors in the evaluation of the bank’s capital adequacy. A bank with material weaknesses in its interest rate risk management process or high levels of interest rate exposure relative to its capital will be directed by the federal banking agencies to take corrective actions. Financial institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities, and who fail to adequately manage these risks, may be required to set aside capital in excess of the regulatory minimums.

     Prompt Corrective Action. The federal banking agencies possess broad powers to take prompt corrective action to resolve the problems of insured banks. Each federal banking agency has issued regulations defining five capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Under the regulations, a bank shall be deemed to be:

$	“well capitalized” if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more, and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

$	“adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized”;

$	“undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);

$	“significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and

$	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     As of December 31, 2004, the most recent notification from the regulatory agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the Bank’s category.

     Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment the bank would be “undercapitalized,” that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to “undercapitalized” banks. Banks classified as “undercapitalized” are required to submit acceptable capital plans guaranteed by its holding company, if any. Broad regulatory authority was granted with respect to “significantly undercapitalized” banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to “critically undercapitalized” banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator after 90 days, even if the bank is still solvent. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

     A bank, based upon its capital levels, that is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. At each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratios actually warrant such treatment.

     Deposit Insurance Assessments. The FDIC has implemented a risk-based assessment system in which the deposit insurance premium relates to the probability that the deposit insurance fund will incur a loss. The FDIC sets semi-annual assessments in an amount necessary to maintain or increase the reserve ratio of the insurance fund to at least 1.25% of insured deposits or a higher percentage as determined to be justified by the FDIC.

     Under the risk-based assessment system adopted by the FDIC, banks are categorized into one of three capital categories (“well capitalized,” adequately capitalized,” and “undercapitalized”). Assignment of a bank into a particular capital category is based on supervisory evaluations by its primary federal regulator. After being assigned to a particular capital category, a bank is classified into one of three supervisory categories. The three supervisory categories are:

$	Group A — financially sound with only a few minor weaknesses;

$	Group B — demonstrates weaknesses that could result in significant deterioration; and

$	Group C — poses a substantial probability of loss.

The capital ratios used by the FDIC to define “well-capitalized,” “adequately capitalized” and “undercapitalized” are the same as in the prompt corrective action regulations.

     Because of the FDIC’s favorable loss experience and a healthy reserve ratio in the Bank Insurance Fund, well-capitalized and well-managed banks have in recent years paid minimal premiums for FDIC Insurance. The amount of future premiums will depend on the outcome of legislative and regulatory initiatives as well as the Bank Insurance Fund loss experience and other factors, none of which we can predict.

     The current assessment rates are summarized below, expressed in terms of cents per $100 in insured deposits:

	Assessment Rates
	Supervisory Group
Capital Group	Group A	Group B	Group C
Well capitalized	0	3	17
Adequately capitalized	3	10	24
Undercapitalized	10	24	27

     Interstate Banking and Branching. Bank holding companies from any state may generally acquire banks and bank holding companies located in any other state, subject in some cases to nationwide and state-imposed deposit concentration limits and limits on the acquisition of recently established banks. Banks also have the ability, subject to specific restrictions, to acquire by acquisition or merger branches located outside their home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to many of the laws of the states in which they are located.

     California law authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years, unless the California bank is in danger of failing or in certain other emergency situations, but limits interstate branching into California to branching by acquisition of an existing bank.

     Enforcement Powers. In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses, or for violation of any law, rule, regulation, condition imposed in writing by the regulatory agency, or term of a written agreement with the regulatory agency. Enforcement actions may include:

$	the appointment of a conservator or receiver for the bank;

$	the issuance of a cease and desist order that can be judicially enforced;

$	the termination of the bank’s deposit insurance;

$	the imposition of civil monetary penalties;

$	the issuance of directives to increase capital;

$	the issuance of formal and informal agreements;

$	the issuance of removal and prohibition orders against officers, directors and other institution-affiliated parties; and

$	the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the deposit insurance fund or the bank would be harmed if such equitable relief was not granted.

     The DFI, as the primary regulator for state-chartered banks, also has a broad range of enforcement measures, from cease and desist powers and the imposition of monetary penalties to the ability to take possession of a bank, including causing its liquidation.

     FDIC Receiverships. The FDIC may be appointed conservator or receiver of any insured bank or savings association. In addition, the FDIC may appoint itself as sole conservator or receiver of any insured state bank or savings association for any, among others, of the following reasons:

$	insolvency;

$	substantial dissipation of assets or earnings due to any violation of law or regulation or any unsafe or unsound practice;

$	an unsafe or unsound condition to transact business, including substantially insufficient capital or otherwise;

$	any willful violation of a cease and desist order which has become final;

$	any concealment of books, papers, records or assets of the institution;

$	the likelihood that the institution will not be able to meet the demands of its depositors or pay its obligations in the normal course of business;

$	the incurrence or likely incurrence of losses by the institution that will deplete all or substantially all of its capital with no reasonable prospect for the replenishment of the capital without federal assistance; or

$	any violation of any law or regulation, or an unsafe or unsound practice or condition which is likely to cause insolvency or substantial dissipation of assets or earnings, or is likely to weaken the condition of the institution or otherwise seriously prejudice the interests of its depositors.

     As a receiver of any insured depository institution, the FDIC may liquidate such institution in an orderly manner and dispose of any matter concerning such institution as the FDIC determines is in the best interests of such institution, its depositors and the FDIC. Further, the FDIC shall, as the conservator or receiver, by operation of law, succeed to all rights, titles, powers and privileges of the insured institution, and of any shareholder, member, account holder, depositor, officer or director of such institution with respect to the institution and the assets of the institution; may take over the assets of and operate such institution with all the powers of the members or shareholders, directors and the officers of the institution and conduct all business of the institution; collect all obligations and money due to the institution and preserve and conserve the assets and property of the institution.

     Safety and Soundness Guidelines. The federal banking agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before capital becomes impaired. These guidelines establish operational and managerial standards relating to:

$	internal controls, information systems and internal audit systems;

$	loan documentation;

$	credit underwriting;

$	asset growth; and

$	compensation, fees and benefits.

     Additionally, the federal banking agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

     The federal banking agencies have issued regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

     Risk Management and Exposure. The federal banking agencies examine banks and bank holding companies with respect to their exposure to and management of different categories of risk, including: legal, operations, market, credit, interest rate, price, foreign exchange, transaction, compliance, strategic, credit, liquidity, and reputation risk. This examination approach causes bank regulators to focus on risk management procedures, rather than simply examining every asset and transaction. This approach supplements rather than replaces existing rating systems based on the evaluation of an institution’s capital, assets, management, earnings and liquidity.

     Money Laundering and Currency Controls. Various federal statutory and regulatory provisions are designed to enhance recordkeeping and reporting of currency and foreign transactions. Pursuant to the Bank Secrecy Act, financial institutions must report high levels of currency transactions or face the imposition of civil monetary penalties for reporting violations. The Money Laundering Control Act imposes sanctions, including revocation of federal deposit insurance, for institutions convicted of money laundering.

     The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFATA”), a part of the USA Patriot Act, authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks and other financial institutions to enhance recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern. Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the Untied States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

     The Treasury Department’s regulations implementing IMLAFATA mandate that federally-insured banks and other financial institutions establish customer identification programs designed to verify the identity of persons opening new accounts, maintain the records used for verification, and determine whether the person appears on any list of known or suspected terrorists or terrorist organizations.

     Consumer Protection Laws and Regulations. Consumer protection laws and implementing regulations impact overall bank operations as well as specific consumer-oriented products and services. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with various consumer protection laws and implementing regulations. Banks are subject to many federal consumer protection laws and regulations, including:

$	the Community Reinvestment Act, or the CRA;

$	the Truth in Lending Act, or the TILA;

$	the Fair Housing Act, or the FH Act;

$	the Equal Credit Opportunity Act, or the ECOA;

$	the Home Mortgage Disclosure Act, or the HMDA; and

$	the Real Estate Settlement Procedures Act, or the RESPA.

     The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.

     The federal banking agencies have adopted regulations which measure a bank’s compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from “outstanding” to a low of “substantial noncompliance.”

     The ECOA prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. The Federal Interagency Task Force on Fair Lending policy statement on discrimination in lending describes the three methods that federal agencies will use to prove discrimination:

$	vert evidence of discrimination;

$	evidence of disparate treatment; and

$	evidence of disparate impact.

This means that if a creditor’s actions have had the effect of discriminating, the creditor may be held liable — even when there is no intent to discriminate.

     The FH Act regulates many practices, including making it unlawful for any lender to discriminate against any person in its housing-related lending activities because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are:

$	declining a loan for the purposes of racial discrimination;

$	making excessively low appraisals of property based on racial considerations;

$	pressuring, discouraging, or denying applications for credit on a prohibited basis;

$	using excessively burdensome qualifications standards for the purpose or with the effect of denying housing to minority applicants;

$	imposing on minority loan applicants more onerous interest rates or other terms, conditions or requirements; and

$	racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

     The TILA is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total payments and the payment schedule.

     HMDA grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. HMDA requires institutions to report data regarding applications for one-to-four family real estate loans, home improvement loans, and multifamily loans, as well as information concerning originations and purchases of those types of loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.

     RESPA requires lenders to provide borrowers with disclosures regarding the nature and costs of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts.

     Violations of these various consumer protection laws and regulations can result in civil liability to the aggrieved party, regulatory enforcement including civil money penalties, and even punitive damages.

     Other Aspects of Banking Law. We are also subject to federal statutory and regulatory provisions covering, among other things, security procedures, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.

     Impact of Monetary Policies. Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank’s earnings. These rates are highly sensitive to many factors which are beyond the bank’s control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

$	its open-market dealings in United States government securities;

$	adjusting the required level of reserves for financial institutions subject to reserve requirements;

$	placing limitations upon savings and time deposit interest rates; and

$	adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

     The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect market interest rates. Since January 2001 through mid 2003 the FRB decreased interest rates thirteen times, reducing the target overnight “Federal Funds” rate from 6.50% to 1.00%, the lowest level in over four decades. Since June 2004, the FRB has increase interest rates eight times to 3.00%. Additional increases are expected during 2005. The nature and timing of any future changes in such policies and their impact on us cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy, softening of real estate values, and rising energy prices, could increase the risk of loss inherent in the Company’s loan portfolio requiring a higher provision for loan losses which, in turn, would adversely impact results of operations.

Conclusion

     As a result of the recent federal and California legislation, including the GLB Act, there has been a competitive impact on commercial banking. There has been a lessening of the historical distinction between the services offered by banks, savings associations, credit unions, securities dealers, insurance companies, and other financial institutions. Banks have also experienced increased competition for deposits and loans which may result in increases in their cost of funds, and banks have experienced increased overall costs. Further, the federal banking agencies have increased enforcement authority over banks and their directors and officers.

     Future legislation is also likely to impact our business. However, our management cannot predict what legislation might be enacted or what regulations might be adopted or the effects thereof.

DESCRIPTION OF SECURITIES

Preferred Stock

     Our Articles of Incorporation currently authorize us to issue up to 10,000,000 shares of serial preferred stock. The board of directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. Our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into our common stock. The holders of any class or series of our preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the board or otherwise required by California law.

Common Stock

     General. Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of common stock, no par value, of which                      shares were issued and outstanding as of the date of this prospectus. In addition, 500,000 shares remain reserved for issuance pursuant to our 2004 Stock Option Plan and 60,500 shares remain reserved for issuance pursuant to our outstanding warrants. As of the date of this prospectus, we had approximately 270 shareholders of record; however, we believe that there are an additional 100 shareholders who own their shares in street name through brokerage firms.

     Each share of our common stock has the same rights, privileges, and preferences as every other share of common stock, and there are no pre-emptive, conversion or redemption rights or sinking fund provisions applicable thereto. The shares outstanding are fully paid and nonassessable.

     Voting Rights. Each holder of the common stock is entitled to one vote per share on any issue requiring a vote at any meeting, except that in connection with the election of directors, the shares may be voted cumulatively. Cumulative voting entitles a shareholder the right to vote the number of shares he or she owns, multiplied by the number of directors to be elected. This total number of votes may be cast for one candidate or may be distributed on the same principle among as many candidates as the shareholder may desire.

     Our Articles of Incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the outstanding shares, unless the vote of the holders of a greater amount of stock is required by the Articles of Incorporation or is required by law.

     Liquidation Rights. In the event of our voluntary or involuntary liquidation, dissolution or winding up, after distribution in full of the preferential amounts to be distributed to the holders of all classes and series of our preferred stock entitled thereto, the holders of our common stock shall be entitled to receive all of our remaining assets.

     No Preemptive Rights. Holders of our common stock have no preemptive or other rights to subscribe for additional shares.

     Dividend Rights. Each share of our common stock participates equally in dividends on the common stock, which are payable when, as, and if declared by our board of directors out of funds legally available for that purpose. (See “MARKET FOR COMMON STOCK AND DIVIDENDS – Dividends” herein.)

     Transfer Agent. U.S. Stock Transfer Corporation, Glendale, California, serves as the registrar and transfer agent for our common stock.

Warrants

     As of March 31, 2005, there were outstanding a total of 60,500 warrants to purchase shares of our common stock.

     Exercise Period and Price; Expiration Date. Each warrant entitles the registered holder to purchase from us, for cash, one share of common stock. The warrants are exercisable through December 31, 2006. Warrants not exercised prior to December 31, 2006, shall become null and void, unless we extend that date, subject to regulatory approval. The warrants are exercisable at a price of $15.00 per share.

     Antidilutive Adjustments. The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of each warrant are subject to antidilutive adjustments in certain events, including a stock split on our common stock, issuance of a stock dividend to holders of our common stock, or a reclassification of our common stock. No adjustment in the number of shares purchasable upon exercise of the warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. In addition, we may, at our option, reduce the exercise price at any time, subject to regulatory approval. No fractional shares will be issued upon exercise of the warrants, but we will pay the market value of any fractional shares otherwise issuable.

     Rights Upon Consolidation, Merger, etc. In case we are involved in any consolidation, merger or sale or conveyance of our property, we may, but we are not required to, enter into an agreement with the acquiring bank or corporation for the warrants to be assumed, with the holder of each outstanding warrant given the right, upon payment of the exercise price, to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior thereto. If we do not enter into that type of agreement with the acquiring bank or corporation, then the warrants will be made exercisable for at least a 30-day period prior to such event and then terminate.

     Reservation of Warrant Shares. We have authorized and reserved for issuance the shares of common stock initially issuable upon exercise of the warrants. When delivered, the shares of common stock shall be fully paid and nonassessable.

     Exercise of Warrants. To exercise a warrant, the holder must send to us the warrant certificate signed by the holder indicating an election to exercise, setting forth the number of shares to be purchased and enclosing cash, check or any combination thereof for the total exercise price. We will then return to the holder a certificate evidencing the number of shares of common stock issued upon exercise of the warrant. If fewer than all the shares covered by the warrant certificate surrendered are being purchased, we will issue a new warrant certificate representing the unexercised warrants.

     No Rights as Shareholders. Warrant holders are not entitled, by virtue of being such holders, to receive dividends or to consent or to receive notice as shareholders in respect to any meeting of shareholders for the election of our directors or any other matter, or to vote at any such meeting, or to any other rights whatsoever as our shareholders.

     Available Information. Holders of the warrants are furnished with all annual and other reports that we furnish to holders of our common stock. During the term of the warrants, upon written request, we will provide to warrant holders the most current public financial information about us. Warrant holders are encouraged to request such information before they exercise the warrants.

     Warrant Agent. U.S. Stock Transfer Corporation, Glendale, California, serves as the warrant agent for the warrants.

LITIGATION

     In the ordinary cause of business we become involved in litigation. To the best of our knowledge, there are no pending legal proceedings to which we are a party and which may have a materially adverse effect upon our property or business.

LEGAL MATTERS

     The validity of the shares of common stock offered for sale in this offering will be passed upon for us by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California. Such review should not be construed as constituting an opinion as to the merits of this offering, the accuracy or adequacy of the disclosures contained herein, or the suitability of this investment for any investors or class of investors. Members of that firm own approximately 1,350 shares of our common stock and 150 warrants.

EXPERTS

     The Bank’s financial statements as of December 31, 2004, 2003 and 2002 and for each of the years then ended included in this prospectus have been audited by Moss Adams, LLP, independent registered public accountants, as stated in their reports included in this prospectus and are included in reliance on the reports of that firm given upon their authority as experts in accounting and auditing. Celtic’s financial statements as of December 31, 2004 and 2003 and for each of the years then ended included in this prospectus have been audited by Good Swartz Brown & Berns, LLP, independent certified public accountants, as stated in their report included in this prospectus and are included in reliance on the report of that firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission, or SEC, for the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC’s internet site at http://www.sec.gov.

     We are now subject to certain of the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we will file reports and other information with the SEC. You may inspect and copy these reports and other information at the addresses set forth above.

     We intend to furnish our shareholders with annual reports containing financial statements audited and reported on by our independent auditors and quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year.

UNAUDITED FINANCIAL STATEMENTS

DISCOVERY BANK

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

March 31,	2005	2004
ASSETS
Cash & Due From Banks	$3,059,934	$2,482,145
Fed Funds Sold	9,315,000	2,885,000

Cash and cash equivalents	12,374,934	5,367,145
Interest-bearing deposits at banks	2,883,226	2,540,842
Investment securities	3,124,590	2,524,863
Common stock, substantially restricted	483,000	276,900
Loans, Net	93,397,712	64,888,537
Accrued interest receivable and other assets	817,132	509,332
Deferred income tax asset, net of valuation allowance	262,412	205,000
Premises and equipment, net	6,065,434	313,351

TOTAL ASSETS	$119,408,440	$76,625,970

LIABILITIES
Deposits
Non-interest-bearing demand	$15,453,496	$12,824,900
Interest-bearing demand	25,647,979	15,175,440
Savings	1,592,333	1,220,072
Time, under $100,000	30,575,940	19,756,786
Time, $100,000 and over	26,606,368	14,721,515

Total deposits	99,876,116	63,698,713
Borrowings	8,500,000	3,000,000
Accrued interest payable and other liabilities	608,104	170,055
STOCKHOLDERS’ EQUITY
Common stock	10,754,630	10,754,630
Accumulated deficit	(283,918)	(1,001,652)
Accumulated other comprehensive income (loss)	(46,492)	4,224

	10,424,220	9,757,202

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$119,408,440	$76,625,970

The accompanying notes are an integral part of these financial statements.

DISCOVERY BANK

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31,	2005	2004
INTEREST INCOME
Interest and fees on loans	$1,564,447	$1,012,969
Interest on federal funds sold	39,829	5,209
Interest on securities	25,960	15,341
Other	17,542	16,527

	1,647,778	1,050,046
INTEREST EXPENSE
Deposits	451,361	228,868
Other	55,023	8,011

	506,384	236,879
NET INTEREST INCOME	1,141,394	813,167

PROVISION FOR LOAN LOSSES	158,942	33,411

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	982,452	779,756
NON — INTEREST INCOME
Service charges and other income	153,302	32,044

NON — INTEREST EXPENSE
Salaries and employee benefits	511,341	416,213
Net occupancy	111,378	50,909
Furniture and equipment	66,829	44,352
Data processing	48,323	40,555
Advertising	20,507	22,797
Professional	64,619	52,013
Office supplies	16,969	14,803
Other operating	152,802	92,471

	992,768	734,113
INCOME BEFORE INCOME TAXES	142,986	77,687

INCOME TAX PROVISION	36,740	13,595

NET INCOME	$106,246	$64,092

Earnings per share	$0.10	$0.06
Diluted Earnings per share	$0.10	$0.06

The accompanying notes are an integral part of these financial statements.

DISCOVERY BANK

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

FOR THE PERIODS ENDED MARCH 31, 2005 AND 2004

	Common Stock no par value;			Accumulated
	10,000,000 shares authorized			Other	Total
	Shares		Accumulated	Comprehensive	Stockholders
	Outstanding	Amount	Deficit	Income(Loss)	’Equity
Balance, January 1, 2004	1,037,298	$10,754,630	$(1,065,744)	$7,356	$9,696,242
Net income			64,092		64,092
Unrealized losses on investment securities				(3,132)	(3,132)

Total comprehensive income					60,960

Balance, March 31, 2004	1,037,298	$10,754,630	$(1,001,652)	$4,224	$9,757,202

Balance, January 1, 2005	1,037,298	$10,754,630	$(390,167)	$(10,034)	$10,354,429
Net income			106,246		106,246
Unrealized losses on investment securities				(36,458)	(36,458)

Total comprehensive income					55,340
Balance, March 31, 2005	1,037,298	$10,754,630	$(283,918)	$(46,492)	$10,424,220

The accompanying notes are an integral part of these financial statements.

DISCOVERY BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

MARCH 31,	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$106,246	$64,092
Adjustments to reconcile net income to net cash provided by/ (used in) operating activities:
Provision for loan losses	158,942	33,411
Depreciation and amortization	93,428	28,086
Amortization of deferred loan fees	(56,430)	(45,726)
Deferred tax assets	29,188
Accrued interest receivable and other assets	(275,278)	(96,793)
Accrued interest payable and other liabilities	373,734	50,353

Net cash provided by/ (used in) operating activities	429,830	33,423

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of premises and equipment	(225,262)	(105,109)
Capitalization of deferred loan fees	58,567	36,034
Purchases of interest bearing deposits at banks	(191,603)	(7,548)
Purchase of common stock substantially restricted	—	(3,100)
Sales, maturities and paydowns of securities available-for-sale	49,723	1047,411
Purchases of securities available-for-sale	(505,039)	(1,000,000)
Net change in loans	(13,522,218)	(4,976,676)

Net cash used for investing activities	(14,335,832)	(5,008,988)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings net of repayments	(500,000)	(1,305,000)
Net change in deposits	20,197,060	9,537,322

Net cash provided by financing activities	19,697,060	8,232,322

Increase in cash and cash equivalents	5,791,058	3,256,757
CASH AND CASH EQUIVALENTS BALANCE
Beginning of year or period	6,583,876	2,110,388

End of year or period	$12,374,934	$5,367,145

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Income taxes	$—	$34,852

Interest	$435,228	$162,001

Supplemental Disclosures of Noncash Activities
Total change in unrealized (gains) losses on securities available-for -sale	$(36,458)	$(3,132)

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

Note #1 – Summary of Significant Accounting Policies

The Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Stockholders’ Equity, and Consolidated Statements of Cash Flows for the periods ended March 31, 2005 and 2004, have been prepared by Discovery Bank but were not audited. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial condition as of or for the period ended March 31, 2005 and 2004 have been made. Results for the three-month period ended March 31, 2005 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole. These financial statements should be read in conjunction with the Bank’s audited financial statement as of and for the year ended December 31, 2004.

Note #2 – Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These consolidated financial statements should be reviewed in conjunction with the consolidated financial statements and notes thereto included in the Bank’s December 31, 2004 Annual Report to Stockholders. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial statements have been included. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

Note #3 – Stock option plan

The Bank has a stock-based employee compensation plan. The Bank accounts for this plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock as of the grant date. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock Based Compensation” (as amended by SFAS No. 148) the Bank is required to disclose the pro forma effect on earnings of stock options granted, had compensation cost been recognized over the vesting period of the options based on a fair value of the options.

The following table illustrates the effect on net income if the Bank had applied the fair value recognition provisions of FASB Statement No. 123(r), “Accounting for Share-Based Payments,” to stock-based employee compensation. The significant assumptions used by the Bank’s management in computing these amounts are disclosed in Note 12 to the Bank’s audited financial statements.

	2005	2004
Net income	$106,246	$64,097
Additional compensation for fair value of stock options	14,644	5,763

Pro forma net income	$91,602	$58,329

Note #4 – Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

The following is a reconciliation of basic EPS to diluted EPS for the three months ended March 31, 2005:

		Weighted
	Net	Average Shares	Per Share
	Income	Outstanding	Amount
Basic EPS:
Income available to common shareholders	$106,246	1,037,298	$0.10
Effect of dilutive securities:
Stock options	—	65,197	(0.00)

Diluted EPS:
Income available to common shareholders	$106,246	1,102,495	$0.10

The following is a reconciliation of basic EPS to diluted EPS for the three months ended March 31, 2004:

		Weighted
	Net	Average Shares	Per Share
	Income	Outstanding	Amount
Basic EPS:
Income available to common shareholders	$64,092	1,037,298	$0.06
Effect of dilutive securities:
Stock options	—	46,830	(0.00)

Diluted EPS:
Income available to common shareholders	$64,092	1,084,128	$0.06

Note #5 – New accounting pronouncements

     FASB 154 replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

     Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.

     This Statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. This Statement also redefines restatement as the revising of previously issued financial statements to reflect the correction of an error.

     This Statement requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in nondiscretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change.

     This Statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle.

     This Statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. This Statement also carries forward the guidance in Opinion 20 requiring justification of a change in accounting principle on the basis of preferability.

     At March 31, 2005 the Bank had no changes in accounting principles.

     In June 2004, the Emerging Issues Task Force of the FASB issued final guidance on its Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” A consensus was reached regarding disclosures about unrealized losses on available-for-sale debt and equity securities accounted for under FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

     This EITF describes a model involving three steps: (1) determine whether an investment is impaired, (2) determine whether the impairment is other-than -temporary, and (3) recognize the impairment loss in earnings. The EITF also requires several additional disclosures for cost-method investments. The EITF’s impairment accounting guidance was effective for reporting periods beginning after June 15, 2004. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004.

     The adoption of this EITF did not have a material impact on the Bank’s financial statements. At March 31, 2005, management believes the impairments described above are temporary and, accordingly, no impairment loss has been recognized in the Company’s consolidated statement of income.

     On March 9, 2004, the Staff of the Securities and Exchange Commission (the “SEC Staff”) issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 provides guidance on the initial recognition and measurement of loan commitments that meet the definition of a derivative, and summarizes the related disclosure requirements. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into, or substantially modified, on or after April 1, 2004. SAB 105 addresses loan commitments that the Financial Accounting Standards Board (FASB) defines as derivatives in paragraph 6 of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 133”). These loan commitments relate to the origination of mortgage loans that will be held for sale. SAB 105 does not apply to (1) commitments to purchase mortgage loans that do not meet the definition of a derivative under paragraph 6 of FAS 133 or (2) commitments that are explicitly excluded from the scope of FAS 133 (i.e., commitments to originate mortgage loans that will be held for investment purposes and loan commitments to originate other types of loans). The Bank does not currently originate mortgage loans to be held for sale. If that should change in the future, we would take SAB 105 into consideration but do not expect it to have a material impact on the Company’s financial condition or operating results.

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Discovery Bank

We have audited the accompanying consolidated balance sheets of Discovery Bank and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Discovery Bank and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California
February 14, 2005

DISCOVERY BANK

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,	2004	2003
ASSETS
Cash and due from banks	$1,638,876	$1,495,388
Federal funds sold	4,945,000	615,000

Cash and cash equivalents	6,583,876	2,110,388
Interest-bearing deposits at banks	2,691,623	2,533,294
Investment securities, available-for-sale	2,705,734	2,568,846
Common stocks substantially restricted	483,000	273,800
Loans, net	80,036,566	59,935,580
Deferred income tax asset, net of valuation allowance	291,600	205,000
Premises and equipment, net	5,933,602	242,888
Accrued interest receivable and other assets	541,854	412,540

TOTAL ASSETS	$99,267,855	$68,282,336

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits
Non-interest-bearing demand	$14,768,302	$9,406,444
Interest-bearing demand	27,487,866	14,945,397
Savings	1,449,503	819,653
Time, under $100,000	18,035,413	17,034,658
Time, $100,000 and over	17,937,972	11,955,238

Total deposits	79,679,056	54,161,390
Borrowings	9,000,000	4,305,000
Accrued interest payable and other liabilities	234,368	119,704

TOTAL LIABILITIES	88,913,424	58,586,094

Commitments and contingencies (Note 9 and 13)

STOCKHOLDERS’ EQUITY

Common stock	10,754,630	10,754,630
Accumulated deficit	(390,167)	(1,065,744)
Accumulated other comprehensive income	(10,034)	7,356
	10,354,429	9,696,242

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,267,855	$68,282,336

The accompanying notes are an integral part of these financial statements

DISCOVERY BANK

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31,	2004	2003
INTEREST INCOME
Interest and fees on loans	$4,805,935	$3,172,662
Interest on federal funds sold	49,136	40,094
Interest on securities	77,782	47,148
Other	71,715	32,355

	5,004,568	3,292,259
INTEREST EXPENSE
Deposits	1,105,032	850,093
Other	75,302	15,983

	1,180,334	866,076
NET INTEREST INCOME	3,824,234	2,426,183

PROVISION FOR LOAN LOSSES	237,798	288,589

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,586,436	2,137,594

NON — INTEREST INCOME
Service charges and other income	152,379	456,786

NON — INTEREST EXPENSE
Salaries and employee benefits	1,836,912	1,310,738
Occupancy	130,312	190,190
Furniture and equipment	173,392	97,032
Data processing	182,226	125,823
Advertising	89,281	147,077
Professional	227,932	120,423
Office supplies	54,554	28,035
Other operating	454,429	284,385

	3,149,038	2,303,703

INCOME BEFORE INCOME TAXES	589,777	290,677
INCOME TAX BENEFIT	(85,800)	(149,200)

NET INCOME	$675,577	$439,877

Earnings per share	$0.65	$0.49

Diluted Earnings per share	$0.61	$0.46

The accompanying notes are an integral part of these financial statements

DISCOVERY BANK

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2004

	Common Stock, No Par Value			Accumulated
	10,000,000 Shares Authorized		Other	Total
	Shares		Accumulated	Comprehensive	Shareholders’
	Outstanding	Amount	Deficit	Income (Loss)	Equity
Balance December 31, 2002	795,298	7,669,642	$(1,505,620)	$13,608	$6,177,630
Proceeds from Offering	242,000	3,084,988			3,084,988
Net Income			439,876		439,876
Unrealized Gains on Investments				(6,252)	(6,252)
Total Comprehensive Loss					433,624

Balance December 31, 2003	1,037,298	10,754,630	(1,065,744)	7,356	9,696,242
Net Income			675,577		675,577
Unrealized Losses on Investments				(17,390)	(17,390)

Total Comprehensive Loss					658,187
Balance December 31, 2004	1,037,298	$10,754,630	$(390,167)	$(10,034)	$10,354,429

The accompanying notes are an integral part of these financial statements

DISCOVERY BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$675,577	$439,876
Adjustments to reconcile net income to net cash provided by/ (used in) operating activities:
Provision for loan losses	237,798	288,589
Depreciation and amortization	161,163	86,282
Amortization of deferred loan fees	(234,573)	(51,237)
Loss on disposal of fixed assets	1,986	—
Change in:
Deferred tax assets	(86,600)	(205,000)
Accrued interest receivable and other assets	(129,314)	(171,885)
Accrued interest payable and other liabilities	114,664	(262,112)

Net cash provided by/ (used in) operating activities	740,701	124,513

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of premises and equipment	(5,872,637)	(116,019)
Proceeds from sales of premises and equipment	19,986
Capitalization of deferred loan fees	213,086	132,797
Purchases of interest bearing deposits at banks	(158,329)	(2,533,294)
Redemption of interest bearing deposits at banks	—	498,000
Purchase of common stock substantially restricted	(209,200)	(213,800)
Sales, maturities and paydowns of securities available-for-sale	2,343,776	—
Purchases of securities available-for-sale	(2,492,600)	(1,980,877)
Net change in loans	(20,384,931)	(23,103,655)

Net cash used for investing activities	(26,540,849)	(27,316,848)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings, net of repayments	4,755,968	4,305,000
Proceeds from issuance of common stock, net of capital raising costs	—	3,084,988
Net change in deposits	25,517,668	18,765,575

Net cash provided by financing activities	30,273,636	26,155,563

(Decrease) Increase in cash and cash equivalents	4,473,488	(1,036,772)

CASH AND CASH EQUIVALENTS BALANCE
Beginning of year or period	2,110,388	3,147,160

End of year or period	$6,583,876	$2,110,388

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Income taxes	$28,500	$800

Interest	$1,159,713	$863,597

Supplemental Disclosures of Noncash Activities
Total change in unrealized (gains) losses on securities available-for –sale	$(17,390)	$(6,252)

The accompanying notes are an integral part of these financial statements

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations - Discovery Bank (hereinafter the “Bank”) operates under a state charter, granted in September 2001, and provides a full range of banking services to individual and corporate customers through two branches located in San Marcos and Poway, California. The Bank, which commenced operations in September 2001, under the name Discovery Valley Bank, generates commercial and consumer loans and receives deposits from customers located primarily in San Diego County, California and the surrounding areas. As a state bank, the Bank is subject to regulation by the California Department of Financial Institutions (“DFI”) and the Federal Deposit Insurance Corporation (“FDIC”). On December 26, 2002, the stockholders approved a change in name from Discovery Valley Bank to Discovery Bank. The Bank’s articles of incorporation were amended in January 2003.

     The Bank was organized by the issuance of 795,298 shares of common stock, the proceeds of which amounted to $7,669,642, net of capital raising costs and expenses. During the year ended December 31, 2003, the Bank underwent a secondary offering which resulted in the issuance of an additional 242,000 shares of common stock, the proceeds of which amounted to $3,084,988, net of capital raising costs and expenses. In conjunction with the secondary offering, the Bank also issued 60,500 warrants.

     The Bank is also authorized to issue 10,000,000 shares of preferred stock. As of December 31, 2004 and 2003, there was no preferred stock issued and outstanding.

     During the third quarter of 2004, the Bank formed a wholly owned subsidiary, San Marcos Building, LLC, for the purpose of purchasing a 28,000 square foot, two-story commercial building to house the Bank’s corporate offices and head branch location. The Bank occupies approximately 13,000 square feet with the remaining space leased on a short term basis. Net assets of the subsidiary consisting of the premise and land of $5,107,383 is reflected as premises within the consolidated financial statements.

     Financial Statement Presentation and Use of Estimates - The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the balance sheet date. These estimates also affect the amounts of revenues and expenses reported during the period. Actual results could differ from the estimated amounts.

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

     Concentrations of Credit Risk - Assets and liabilities that subject the Bank to concentrations of credit risk consist of interest bearing deposits at other banks, investments, loans, and deposits. Most of the Bank’s customers are located within San Diego County and the surrounding areas. The types of securities the Bank invests in are discussed in Note 2 and the Bank’s primary lending products are discussed in Note 3. For the years ended December 31, 2004 and 2003, the Bank did not have any significant concentrations to any one customer or industry. The Bank obtains what it believes to be sufficient collateral to secure potential losses. The extent and value of the collateral varies based upon the details underlying each loan agreement.

     As of December 31, 2004 and 2003, the Bank had cash deposits at other financial institutions in excess of FDIC insured limits. However, as the Bank places these deposits with major financial institutions, management believes the risk of loss to be minimal. The Bank is required to keep a cash balance at Pacific Coast Bankers Bank equal to $100,000 as of December 31, 2004.

     Cash and Cash Equivalents - For purposes of the statement of cash flows, cash and cash equivalents includes cash, balances due from banks, and federal funds sold, that are purchased with an original maturity date less than ninety days.

     Certificates of deposit — Interest-bearing deposits in banks are purchased with an original maturity date greater than ninety days, mature within one to five years and are carried at cost.

     Securities — The Bank is required to specifically identify its securities as “held-to-maturity,” “available-for-sale” or “trading” securities. The Bank invested in no securities that were classified as “trading” or “held-to-maturity” during the years ended December 31, 2004 and 2003.

     Securities available-for-sale consist of securities not classified as trading securities or as securities held-to-maturity. Securities available-for-sale are recorded at fair value. Fair value for these investment securities are based on quoted market prices. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as other comprehensive income (loss) and carried as accumulated comprehensive income (loss) within stockholders’ equity until realized.

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Premiums and discounts on purchased securities are recognized as interest income using the effective interest method over the term of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     Loans — The Bank grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is secured by real estate throughout San Diego County and the surrounding areas. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the area.

     Loans that management has the intent and ability to hold for the foreseeable future, until maturity or until pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the straight line interest method which approximates the effective interest method.

     The accrual of interest on loans is discontinued at the time a loan becomes ninety-days delinquent unless the credit is well secured and in process of collection. In some cases, loans can be placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful.

     All interest accrued, but not collected, for loans that are placed on nonaccrual or are charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due become current and future payments are reasonably assured.

     Allowance For Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of loan principal becomes unlikely. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on an ongoing basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect a borrower’s ability to repay, changes in the estimated value of any underlying collateral and

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as conditions change.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting future scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, construction, and consumer term loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Premises and Equipment - Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to twenty five years. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of improvements. Maintenance and repairs are expensed as incurred while major improvements or additions are capitalized. Gains and losses on dispositions are included in current operations.

     Advertising Costs - Advertising costs are expensed in the period incurred.

     Financial Instruments — In the ordinary course of business, the Bank has entered into off-balance sheet agreements consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     Income Taxes — The Bank records its provision for income taxes under the liability method. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Bank’s financial statements and

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

its tax return. The principal items giving rise to these differences include the allowance for loan losses, unused net operating losses, and organization and start-up costs.

     Employee Benefit Plan — The Bank’s contributions to the qualifying employee retirement plan are recorded as compensation cost in the period incurred.

     Stock Option Plan — The Bank has a stock-based employee compensation plan, which is described more fully in Note 12. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant.

     In December 2004, the FASB issued SFAS no. 123 (revised 2004), Share-Based Payment. This Statement requires that compensation costs related to share-based payment transactions be recognized in the financial statements. Measurement of the cost of employee service will be based on the grant-date fair value of the equity or liability instruments issued. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Additionally, liability awards will be remeasured each reporting period. Statement 123R replaces SFAS Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This Statement is effective for interim periods beginning after June 15, 2005 and requires adoption using a modified prospective application or a modified retrospective application. The Bank has not yet concluded on the method of adoption allowed by the Statement and is currently evaluating the impact of this accounting guidance on its financial condition and results of operations. Disclosure required under SFAS No. 123 is shown below.

     The following table illustrates the effect on net income if the Bank had applied the fair value recognition provisions of FASB Statement No. 123 (r), “Accounting for Share-Based Payments,” to stock-based employee compensation. The significant assumptions used by the Bank’s management in computing these amounts are disclosed in Note 12.

	2004	2003
Net income	$675,577	$439,876
Additional compensation for fair value of stock options	107,282	71,139

Pro forma net income	$568,295	$368,737

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Earnings Per Share (EPS) - Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

     The following is a reconciliation of basic EPS to diluted EPS for the year ended December 31, 2004:

		Weighted Average	Per Share
	Net Income	Shares Outstanding	Amount

Basic EPS:
Income available to common shareholders	$675,577	1,037,298	$0.65
Effect of dilutive securities:
Stock options	—	58,157	(0.04)

Diluted EPS:
Income available to common shareholders	$675,577	1,095,455	$0.61

     The following is a reconciliation of basic EPS to diluted EPS for the year ended December 31, 2003:

			Per
		Weighted Average	Share
	Net Income	Shares Outstanding	Amount

Basic EPS:
Income available to common shareholders	$439,876	897,017	$0.49
Effect of dilutive securities:
Stock options	—	38,957	(0.03)

Diluted EPS:
Income available to common shareholders	$439,876	935,974	$0.46

     Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in stockholders’ equity from non-owner sources, such as unrealized gains and losses on available-for-sale securities, are reported with net income as comprehensive income and shown as a separate component of the equity section on the balance sheet. For the years ended December 31, 2004 and 2003, unrealized holding gains (losses) on available-for-sale securities were the only items of other comprehensive income.

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Federal Home Loan Bank and Pacific Coast Bankers Bank Stock - As a member of the Federal Home Loan Bank (FHLB), the Bank is required to purchase FHLB stock in accordance with its advances, securities, and deposit agreement. The stock is substantially restricted and may be redeemed at par value, however only in connection with the Bank surrendering its FHLB membership. The Bank also invests in the stock of Pacific Coast Bankers Bank (PCBB), in connection with its advance and correspondent banking arrangement with PCBB. These investments are carried at cost as of December 31, 2004 and 2003.

     In June 2004, the Emerging Issues Task Force of the FASB issued final guidance on its Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” A consensus was reached regarding disclosures about unrealized losses on available-for-sale debt and equity securities accounted for under FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

     This EITF describes a model involving three steps: (1) determine whether an investment is impaired, (2) determine whether the impairment is other-than-temporary, and (3) recognize the impairment loss in earnings. The EITF also requires several additional disclosures for cost-method investments. The EITF’s impairment accounting guidance was effective for reporting periods beginning after June 15, 2004. For all other investments within the scope of this Issue, the disclosures are effective in annual financial statements for fiscal years ending after June 15, 2004. The additional disclosures for cost method investments are effective for fiscal years ending after June 15, 2004.

     The adoption of this EITF did not have a material impact on the Bank’s financial statements. At December 31, 2004 and December 31, 2003, management believes the impairments described above are temporary and, accordingly, no impairment loss has been recognized in the Bank’s statement of income.

     On March 9, 2004, the Staff of the Securities and Exchange Commission (the “SEC Staff”) issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 provides guidance on the initial recognition and measurement of loan commitments that meet the definition of a derivative, and summarizes the related disclosure requirements. SAB 105 is effective for all loan commitments accounted for as derivatives that are entered into, or substantially modified, on or after April 1, 2004. SAB 105 addresses loan commitments that the Financial Accounting Standards Board (FASB) defines as derivatives in paragraph 6 of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“FAS 133”). These loan commitments relate

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

to the origination of mortgage loans that will be held for sale. SAB 105 does not apply to (1) commitments to purchase mortgage loans that do not meet the definition of a derivative under paragraph 6 of FAS 133 or (2) commitments that are explicitly excluded from the scope of FAS 133 (i.e., commitments to originate mortgage loans that will be held for investment purposes and loan commitments to originate other types of loans). The Bank does not currently originate mortgage loans to be held for sale. If that should change in the future, we would take SAB 105 into consideration but do not expect it to have a material impact on the Bank’s financial condition or operating results.

     In December 2003, under clearance of the FASB, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position (“SOP”) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. This SOP establishes accounting standards for discounts on purchased loans when the discount is attributable to credit quality. The SOP requires that the loan discount, rather than contractual amounts, establishes the investor’s estimate of undiscounted expected future principal and interest cash flows as a benchmark for yield and impairment measurements. The SOP prohibits the carryover or creation of a valuation allowance in the initial accounting for these loans. This SOP is effective from loans acquired in years beginning after December 15, 2004. Since this SOP applies only to transfers after 2004, this Statement will have no impact on the Bank’s financial position or results of operation at adoption.

.
NOTE 2 — INVESTMENT SECURITIES

     The Bank’s securities are available-for-sale. The amortized cost of securities and their approximate fair values as of December 31 are:

	2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government agency Securities	$2,715,768	$6,141	$(16,175)	$2,705,734

Total securities	$2,715,768	$6,141	$(16,175)	$2,705,734

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — INVESTMENT SECURITIES (Continued)

	2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government agency Securities	$1,645,672	$17,806	$(969)	$1,662,509
Mutual funds	915,818	$—	(9,481)	906,337

Total securities	$2,561,490	$17,806	$(10,450)	$2,568,846

     For the year ended December 31, 2004, the investment securities have fair values less than amortized cost and therefore contain unrealized losses. The Bank has evaluated these securities and has determined that the decline in value is related to the change in market interest rates since purchase. The decline in value is not related to any company or industry specific event. The unrealized losses amount to $16,175 as of December 31, 2004. No securities were in an unrealized loss position for more than one year.

     The Bank anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

     The amortized cost and estimated fair value of the available-for-sale securities at December 31, 2004, by contractual or expected maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due in one year or less	$250,000	$251,325
Due after one year through five years	1,811,129	1,807,690
Due after five years	654,639	646,719

Totals	$2,715,766	$2,705,734

     During the year ended December 31, 2004 the Bank sold mutual funds, the proceeds amounted to $920,893. During the year ended December 31, 2003 there were no securities sold.

     The Bank did not have securities pledged to secure public deposits at December 31, 2004 or 2003. At December 31, 2004 the bank had no securities pledged as collateral. At December 31, 2003, the Bank had $1,500,000 in securities pledged as collateral in accordance with their line of credit agreement with Federal Home Loan Bank.

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — LOANS

     The major classifications of loans at December 31 are summarized as follows:

	2004	2003
Real estate	$49,663,687	$40,283,738
Commercial	26,001,621	17,473,037
Consumer	5,545,858	3,069,460

Gross loans	81,211,166	60,826,235
Less: deferred loan fees	(176,463)	(130,316)
Less: allowance for loan losses	(998,137)	(760,339)

	$80,036,566	$59,935,580

     At December 31 2004 and 2003, respectively $ 17,017,384 and $8,706,979 were pledged as collateral for Federal Home Loan Bank revolving line of credit. See Note # 6

     Transactions in the allowance for loan losses are summarized as follows:

	2004	2003
Balance, beginning of year	$760,339	$471,750
Provision for loan losses charged to expense	237,798	288,589
Loans charged-off	—	—
Recoveries of loans previously charged-off	—	—

Balance, end of year	$998,137	$760,339

     There were no loans past due, not accruing interest or considered impaired as of December 31, 2004 or 2003.

NOTE 4 — PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31:

	2004	2003
Building	$4,107,383	$—
Equipment, furniture and fixtures	1,001,737	302,625
Leasehold improvements	—	117,095
Land	1,000,000	—

	6,109,120	419,720
Less: accumulated depreciation and amortization	(175,518)	(176,832)

Premises and equipment, net	$5,933,602	$242,888

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — DEPOSITS

     At December 31, 2004, the scheduled maturities of time deposits are as follows:

	Time	Time
	Deposits	Deposits
	< $100,000	> $100,000
2005	$18,035,413	$17,937,972
2006	—	—
Thereafter	—	—

	$18,035,413	$17,937,972

NOTE 6 — BORROWINGS

     The Bank has a continuous revolving line of credit with Federal Home Loan Bank (FHLB) providing for working capital advances up to $9,834,000. Borrowings are payable on demand and are fully collateralized by certain Bank assets. Interest on outstanding borrowings accrues at the rates negotiated at the time of borrowing which range from 1.12% to 2.31% during 2004. The Bank had $9,000,000 outstanding against the line as of December 31, 2004 at a rate of 2.35%. The Bank had $4,305,000 outstanding against the line as of December 31, 2003.

     The Bank has an unsecured line of credit with Pacific Coast Bankers Bank (PCBB) providing for fed fund purchases up to $2,500,000. Interest on outstanding borrowings accrues at the PCBB daily fed fund rate. The Bank had no outstanding borrowings against the line as of December 31, 2004 and 2003.

NOTE 7 — INCOME TAXES

     The provision for income taxes consisted of the following for the periods ended December 31:

	2004	2003
Current:
Federal	$—	$—
State	800	55,800

	800	55,800

Deferred:
Federal	148,800	73,530
State	71,100	27,970

	219,900	101,500

Increase (decrease) in valuation allowance	(306,500)	(306,500)

(Benefit) provision for income taxes	$(85,800)	$(149,200)

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — INCOME TAXES(Continued)

     The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34% for the years ended December 31, 2004 and December 31, 2003.

	2004	2003
Tax provision at federal statutory rate	34.0%	34.0%
State franchise tax, net of federal income tax benefit	7.1	7.1
Permanent adjustments	.1	1.3
Other	(3.7)	11.6
Increase (decrease) in valuation allowance	(52.0)	(105.3)

Tax (benefit) provision	(14.5)%	(51.3)%

     The components of the net deferred tax asset are as follows at December 31:

	2004	2003
Depreciation	$(114,700)	$(65,337)
Allowance for loan losses	315,200	312,500
Certain prepaid assets	(46,200)	(48,109)
Federal net operating loss carryforward	150,900	255,488
California net operating loss carryforward	41,200	-0-
Organizational expenditures and start-up costs	46,500	41,086
Accrual to cash adjustment	(101,300)	15,872

Deferred tax asset	291,600	511,500
Less valuation allowance	-0-	(306,500)

Net deferred tax asset	$291,600	$205,000

     As of December 31, 2004, the Bank has net operating loss carryforwards of approximately $444,000 and $575,000 available to reduce future federal and state taxable income, respectively. The net operating loss carryforwards begin expiring in 2021 and expire through 2022. Prior to 2004, the State of California suspended corporations from utilizing net operating losses. In 2004 the Company utilized $570,000 of net operating losses on its California income tax filing. The Bank recognizes its remaining California net operating losses as a deferred tax asset at December 31, 2004.

     In 2004, the Bank has recognized net deferred tax assets. Management believes that the Bank will realize the deferred tax benefit in the normal course of business. The Bank has eliminated the valuation allowance based upon forecasts that show sufficient taxable income prior to the net operating loss expiring.

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — REGULATORY CAPITAL

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Under existing state laws, the Bank is restricted in its ability to pay dividends.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, all of which are defined in the regulations.

     To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Management believes the institution is well capitalized under the prompt corrective action provisions.

     The Bank’s required and actual capital amounts and ratios are as follows:

			Minimum Capital		Minimum To Be Well
	Actual		Requirement		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004:
Total Risk-based Capital to Risk Weighted Assets	$11,385,000	12.41%	$7,341,000	8.00%	$9,176,000	10.00%
Tier 1 Capital to Risk - Weighted Assets	$10,365,000	11.30%	$3,670,000	4.00%	$5,505,000	6.00%
Tier 1 Capital to Average Assets	$10,365,000	10.57%	$3,923,000	4.00%	$4,904,000	5.00%

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — REGULATORY CAPITAL – (Continued)

			Minimum Capital		Minimum To Be Well
	Actual		Requirement		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:
Total Risk-based Capital to Risk Weighted Assets	$10,400,000	16.23%	$5,146,000	8.00%	$6,433,000	10.00%
Tier 1 Capital to Risk - Weighted Assets	$9,680,000	15.05%	$2,573,000	4.00%	$3,860,000	6.00%
Tier 1 Capital to Average Assets	$9,680,000	15.27%	$2,536,000	4.00%	$3,171,000	5.00%

NOTE 9 — LEASE COMMITMENTS

     The Bank leased its main office space, branch facility, and a loan operations center under various operating leases expiring through June 2007. Rent expense for the years ended December 31, 2004 and 2003 was approximately $154,000 and $136,000, respectively. Approximately $39,000 of the 2004 costs were for lease termination expenses, as the Bank terminated these leases effective December 15, 2004.

     In July 2004 the Bank purchased a headquarters building for $4,950,000 and made improvements of approximately $500,000. The Bank occupied the building on December 6, 2004. Occupancy expense for December 31, 2004 includes rental income of $219,902 resulting in net occupancy expense of $130,312.

     Minimum Payments required under non-cancelable operating leases with terms in excess of one year are as follows for years ending December 31:

2008	$32,581
2009	32,580
2010	27,150

NOTE 10 – RELATED PARTY TRANSACTIONS

     The Bank grants loans to and accepts deposits from directors, major stockholders and officers as well as entities with which these individuals are associated. Management believes these transactions were made in the ordinary course of business under substantially the same terms and conditions, including interest rates and collateral requirements, as comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — RELATED PARTY TRANSACTIONS – (Continued)

features. Loan balances outstanding from related parties at December 31, 2004 and 2003 were approximately $4,010,000 and $1,784,000, respectively. Deposits from related parties at December 31, 2004 and 2003 were $2,700,000 and $1,189,000, respectively.

     The following chart represents related party loan transactions during the periods of December 31, 2002 to December 31, 2003 and December 31, 2003 to December 31, 2004.

Related Party Loan Transactions
12-31-03 Beginning Balance	Additions	Repayment	2004 Ending Balance
$1,784,000	$3,258,000	$1,032,000	$4,010,000

12-31-02 Beginning Balance	Additions	Repayment	2003 Ending Balance
$496,000	$1,677,000	$389,000	$1,784,000

NOTE 11 — EMPLOYEE BENEFIT PLAN

     The Bank has a 401(k) plan, established during fiscal year 2002, whereby substantially all employees are eligible to participate. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 50 percent of the first 6 percent of an employee’s compensation contributed to the 401(k) plan. Matching contributions vest to the employee equally over a five-year period. For the years ended December 31, 2004 and 2003, the Bank contributed $32,459 and $15,650, respectively, to the 401(k) plan.

NOTE 12 — STOCK OPTION PLAN

     The Bank has a stock option plan (hereinafter the “Plan”), which provides for non-qualified stock options for non-officer directors and incentive stock options for employees for a maximum of 250,000 shares of authorized common stock. Pursuant to the Plan, the Bank has awarded options at the initial offering price of $10 per share to directors and employees. The options granted vest and become exercisable in incremental percentages over five years from the grant date and expire ten years after grant.

     The pro forma information disclosed in Note 1 portrays as compensation the value of stock options granted using an option valuation model. Management believes that the assumptions used in the option-pricing model are highly subjective and represent only one estimate of possible value, as there is no active market for the options granted. The fair value of the options granted in 2004 and 2003 is allocated to pro forma earnings over the vesting period of the

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCK OPTION PLAN (Continued)

options. The following assumptions were used to estimate the fair value of the stock options granted:

	2004	2003
Vesting period	5 Years	5 Years
Risk-free interest rate	4.19%	3.99%
Dividend yield rate	0%	0%
Price volatility	23%	25%
Weighted average expected life of options	5 Years	5 Years

Stock option transactions were:

	2004		2003
		Weighted		Weighted
		Average		Average
		Exercise Price		Exercise Price of
	Grand Options	of Shares Under	Granted Options	Shares Under
	for Common Stock	Plan	for Common Stock	Plan
Beginning balance	173,326	$10.54	140,092	$10.00
Granted	33,884	$15.64	34,234	$10.62
Exercised	—	—	—	—
Forfeited	(1,000)	$11.30	(1,000)	$10.00

Ending Balance	206,210	$11.38	173,326	$10.54

     The following table summarizes information concerning currently outstanding and exercisable options:

		Weighted
		Average	Weighted
		Remaining	Average
	Number	Contractual	Exercise	Number
	Outstanding	Life	Price	Exercisable
Incentive stock options	80,268	7.5 Years	$11.42	39,491
Non-qualified options	125,942	7.5 Years	$11.42	54,061

	206,210	7.5 Years	$11.38	93,552

NOTE 13 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees,

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

     The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2004	2003
Unfunded commitments under lines of credit	$21,896,174	$17,516,235
Commercial and standby letters of credit	482,137	312,681

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. All standby letters of credit issued by the Bank expire within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

     Lines of credit and commercial and standby letters of credit are variable rate loans generally tied to the prime rate or other variable indexes.

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

     Because no quoted market price exists for a significant portion of the Bank’s financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows, estimated discount rates, as well as management’s best judgment with respect to current economic conditions. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

     The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the fair market value of the Bank taken as a whole. The disclosures do not address the value of recognized and unrecognized nonfinancial assets and liabilities or the value of future anticipated business. In addition, tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2004 and 2003:

     Cash and short-term investments - These financial instruments have relatively short maturities or no defined maturities but are payable on demand, with little or no credit risk. For these instruments, the carrying amounts represent a reasonable estimate of fair value.

     Investment securities, available-for-sale - Investment securities, available-for-sale, are reported at their fair values based on quoted market prices.

     Loans - Fair values were estimated for performing loans by discounting the future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loans.

     Deposits - The fair values of demand deposits, savings deposits and money market accounts were the amounts payable on demand at December 31, 2004 and 2003. The fair value of time deposits were the amounts payable at maturity as all time deposits mature within one year.

     Short-term borrowings - For such short-term borrowings, the carrying amount was considered to be a reasonable estimate of fair value.

DISCOVERY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     Commitments to extend credit and letters of credit - The estimated fair value of financial instruments with off-balance sheet risk is not significant at December 31, 2004 and 2003.

     The following table presents the carrying amounts and fair values of financial instruments at December 31:

	2004		2003
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value
FINANCIAL ASSETS
Cash and other short term Investments	$6,583,876	$6,583,876	$2,110,388	$2,110,388
Interest-bearing deposits with Banks	2,691,623	2,691,623	2,533,294	2,533,294
Investment securities, available for sale	2,705,734	2,705,734	2,568,846	2,568,846
Loans	80,036,566	79,616,594	59,935,580	59,905,845
FINANCIAL LIABILITIES
Deposits	$79,679,058	$79,679,058	$54,161,390	$54,161,390
Borrowings	9,000,000	9,000,000	4,305,000	4,305,000

NOTE 15 — EMPLOYMENT AGREEMENTS

     The Bank has entered into employment agreements with certain employees which provide for annual bonuses based upon a predetermined formula, company owned automobiles, expense reimbursements, stock options, and standard and customary medical, dental, and life insurance benefits. The agreements also provide for severance compensation for termination without cause.

CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Discovery Bank

We have audited the accompanying balance sheets of Discovery Bank as of December 31, 2003 and 2002, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Discovery Bank as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Los Angeles, California
January 13, 2004

DISCOVERY BANK

BALANCE SHEETS

DECEMBER 31,	2003	2002
ASSETS
Cash and due from banks	$1,495,388	$1,402,160
Federal funds sold	615,000	1,745,000

Cash and cash equivalents	2,110,388	3,147,160
Interest-bearing deposits at banks	2,533,294	498,000
Investment securities, available-for-sale	2,842,646	654,221
Loans, net	59,935,580	37,202,074
Accrued interest receivable and other assets	412,540	240,655
Deferred income tax asset, net of valuation allowance	205,000	—
Premises and equipment, net	242,888	213,151

TOTAL ASSETS	$68,282,336	$41,955,261

LIABILITIES
Deposits
Non-interest-bearing demand	$9,406,444	$5,834,829
Interest-bearing demand	14,945,397	5,181,688
Savings	819,653	423,849
Time, under $100,000	17,034,658	16,887,312
Time, $100,000 and over	11,955,238	7,068,137

Total deposits	54,161,390	35,395,815

Borrowings	4,305,000	—
Accrued interest payable and other liabilities	119,704	381,816

TOTAL LIABILITIES	58,586,094	35,777,631

Commitments and contingencies (Note 9)

STOCKHOLDERS’ EQUITY

Common stock	10,754,630	7,669,642
Accumulated deficit	(1,065,744)	(1,505,620)
Accumulated other comprehensive income	7,356	13,608

	9,696,242	6,177,630

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,282,336	$41,955,261

The accompanying notes are an integral part of these financial statements.

DISCOVERY BANK

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,	2003	2002
INTEREST INCOME
Interest and fees on loans	$3,172,662	$1,709,777
Interest on federal funds sold	40,094	34,649
Interest on securities	47,148	47,176
Other	32,355	14,576

	3,292,259	1,806,178

INTEREST EXPENSE
Deposits	850,093	495,822
Other	15,983	—

	866,076	495,822

NET INTEREST INCOME	2,426,183	1,310,356

PROVISION FOR LOAN LOSSES	288,589	390,713

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,137,594	919,643

NON — INTEREST INCOME
Service charges and other income	456,786	133,095

NON — INTEREST EXPENSE
Salaries and employee benefits	1,310,738	1,048,773
Occupancy	190,190	158,491
Furniture and equipment	97,032	80,923
Data processing	125,823	99,126
Advertising	147,077	66,862
Professional	120,423	144,307
Office supplies	28,035	50,157
Other operating	284,385	131,476

	2,303,703	1,780,115

INCOME (LOSS) BEFORE INCOME TAXES	290,677	(727,377)

INCOME TAX (BENEFIT) PROVISION	(149,200)	800

NET INCOME (LOSS)	$439,877	$(728,177)

Earnings (loss) per share	$0.49	$(0.92)

Diluted Earnings per share	$0.46	$(0.92)

The accompanying notes are an integral part of these financial statements.

DISCOVERY BANK

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003

	Common Stock no par
	value; 10,000,000 shares		Accumulated
	authorized		Other	Total
	Shares		Accumulated	Comprehensive	Stockholders’
	Outstanding	Amount	Deficit	Income (Loss)	Equity
Balance, December 31, 2001	795,298	$7,669,642	$(777,443)	$(13,437)	$6,878,762
Net loss	—	—	(728,177)	—	(728,177)
Unrealized losses on investment securities	—	—	—	27,045	27,045

Total comprehensive loss					(701,132)

Balance, December 31, 2002	795,298	7,669,642	(1,505,620)	13,608	6,177,630
Proceeds from stock offering	242,000	3,084,988	—	—	3,084,988
Net income	—	—	439,876	—	439,876
Unrealized gains on investment securities	—	—	—	(6,252)	(6,252)

Total comprehensive income					433,624

Balance, December 31, 2003	1,037,298	$10,754,630	$(1,065,744)	$7,356	$9,696,242

The accompanying notes are an integral part of these financial statements.

DISCOVERY BANK

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$439,876	$(728,177)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for loan losses	288,589	390,713
Depreciation and amortization	86,282	81,507
Amortization of deferred loan fees	(51,237)	(13,138)
Change in:
Deferred tax assets, net	(205,000)	—
Accrued interest receivable and other assets	(171,885)	(157,285)
Accrued interest payable and other liabilities	(262,112)	323,741

Net cash provided by (used in) operating activities	124,513	(102,639)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of premises and equipment	(116,019)	(25,732)
Capitalization of deferred loan fees	132,797	60,775
Purchases of certificates of deposit	(2,533,294)	(99,000)
Purchase of FHLB stock	(213,800)	—
Redemption of certificates of deposit	498,000	—
Purchases of securities available-for-sale	(1,980,877)	—
Sales, maturities and paydowns of securities available for sale	0	1,175,139
Net change in loans	(23,103,655)	(31,239,602)

Net cash used for investing activities	(27,316,848)	(30,128,420)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of capital raising costs	3,084,988	—
Increase in borrowings	4,305,000	—
Net change in deposits	18,765,575	30,491,912

Net cash provided by financing activities	26,155,563	30,491,912

(Decrease) increase in cash and cash equivalents	(1,036,772)	260,853
CASH BALANCE
Beginning of year	3,147,160	2,886,307

End of year	$2,110,388	$3,147,160

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Income taxes	$800	$800

Interest	$863,597	$463,715

Supplemental Disclosures of Noncash Activities:
Total change in unrealized (gains) losses on securities available-for-sale	$(6,252)	$27,045

The accompanying notes are an integral part of these financial statements.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations - Discovery Bank (hereinafter the “Bank”) operates under a state charter, granted in September 2001, and provides a full range of banking services to individual and corporate customers through one branch located in San Marcos, California. The Bank, which commenced operations in September 2001, under the name Discovery Valley Bank, generates commercial and consumer loans and receives deposits from customers located primarily in San Diego County, California and the surrounding areas. As a state bank, the Bank is subject to regulation by the California Department of Financial Institutions (“DFI”) and the Federal Deposit Insurance Corporation (“FDIC”). On December 26, 2002, the stockholders approved a change in name from Discovery Valley Bank to Discovery Bank. The Bank’s articles of incorporation were amended in January 2003.

     The Bank was organized by the issuance of 795,298 shares of common stock, the proceeds of which amounted to $7,669,642, net of capital raising costs and expenses. During the year ended December 31, 2003, the Bank underwent a secondary offering which resulted in the issuance of an additional 242,000 shares of common stock, the proceeds of which amounted to $3,084,988, net of capital raising costs and expenses. In conjunction with the secondary offering, the Bank also issued 60,500 warrants.

     The Bank is also authorized to issue 10,000,000 shares of preferred stock. As of December 31, 2003 and 2002, there was no preferred stock issued and outstanding.

     Financial Statement Presentation and Use of Estimates - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reporting practices applicable to the banking industry. In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the balance sheet date. These estimates also affect the amounts of revenues and expenses reported during the period. Actual results could differ from the estimated amounts.

     Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

     Concentrations of Credit Risk - Assets and liabilities that subject the Bank to concentrations of credit risk consist of interest bearing deposits at other banks, investments, loans, and deposits. Most of the Bank’s customers are located within San Diego County and the surrounding areas.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

The types of securities the Bank invests in are discussed in Note 2 and the Bank’s primary lending products are discussed in Note 3. For the years ended December 31, 2003 and 2002, the Bank did not have any significant concentrations to any one customer or industry. The Bank obtains what it believes to be sufficient collateral to secure potential losses. The extent and value of the collateral varies based upon the details underlying each loan agreement.

     As of December 31, 2003 and 2002, the Bank had cash deposits at other financial institutions in excess of FDIC insured limits. However, as the Bank places these deposits with major financial institutions, management believes the risk of loss to be minimal.

     Cash and Cash Equivalents - For purposes of the statement of cash flows, cash and cash equivalents includes cash, balances due from banks, and federal funds sold, that are purchased with an original maturity date less than ninety days.

     Certificates of deposit - Interest-bearing deposits in banks are purchased with an original maturity date greater than ninety days, mature within one to five years and are carried at cost.

     Securities - The Bank is required to specifically identify its securities as “held-to-maturity,” “available-for-sale” or “trading” securities. The Bank invested in no securities that were classified as “trading” or “held-to-maturity” during the years ended December 31, 2003 and 2002.

     Securities available-for-sale consist of securities not classified as trading securities or as securities held-to-maturity. Securities available-for-sale are recorded at fair value. Fair value for these investment securities are based on quoted market prices. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as other comprehensive income (loss) and carried as accumulated comprehensive income (loss) within stockholders’ equity until realized.

     Premiums and discounts on purchased securities are recognized as interest income using the effective interest method over the term of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

     Loans - The Bank grants mortgage, commercial, and consumer loans to customers. A substantial portion of the loan portfolio is secured by real estate throughout San Diego County

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

and the surrounding areas. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the area.

     Loans that management has the intent and ability to hold for the foreseeable future, until maturity or until pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method.

     The accrual of interest on loans is discontinued at the time a loan becomes ninety-days delinquent unless the credit is well secured and in process of collection. In some cases, loans can be placed on nonaccrual or charged-off at an earlier date if collection of principal and interest is considered doubtful.

     All interest accrued, but not collected, for loans that are placed on nonaccrual or are charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until the loans qualify for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due become current and future payments are reasonably assured.

     Allowance For Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of loan principal becomes unlikely. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on an ongoing basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect a borrower’s ability to repay, changes in the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as conditions change.

     A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

collecting future scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, construction, and consumer term loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Premises and Equipment - Equipment, furniture, and fixtures are carried at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or the estimated useful lives of improvements. Maintenance and repairs are expensed as incurred while major improvements or additions are capitalized. Gains and losses on dispositions are included in current operations.

     Advertising Costs - Advertising costs are expensed in the period incurred.

     Financial Instruments - In the ordinary course of business, the Bank has entered into off-balance sheet agreements consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     Income Taxes - The Bank records its provision for income taxes under the liability method. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Bank’s financial statements and its tax return. The principal items giving rise to these differences include the allowance for loan losses, unused net operating losses, and organization and start-up costs.

     Retirement Plan - The Bank’s contributions to the qualifying employee retirement plan are recorded as compensation cost in the period incurred.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

     Stock Option Plan - The Bank has a stock-based employee compensation plan, which is described more fully in Note 12. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Bank had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation. The significant assumptions used by the Bank’s management in computing these amounts are disclosed in Note 12.

	2003	2002
Net income (loss)	$439,876	$(728,177)
Additional compensation for fair value of stock options	71,139	40,648

Pro forma net income (loss)	$368,737	$(768,825)

     Earnings Per Share - Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method

     The following is a reconciliation of basic EPS to diluted EPS for the year ended December 31, 2003:

		Weighted Average	Per Share
	Net Income	Shares Outstanding	Amount

Basic EPS:
Income available to common shareholders	$439,876	1,037,298	$0.49
Effect of dilutive securities:
Stock options	—	38,957	(0.03)

Diluted EPS:
Income available to common shareholders	$439,876	1,079,255	$0.46

     The following is a reconciliation of basic EPS to diluted EPS for the year ended December 31, 2002:

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

		Weighted Average	Per Share
	Net Loss	Shares Outstanding	Amount

Basic EPS:
Loss available to common shareholders	($728,177)	795,298	($0.92)
Effect of dilutive securities:
Stock options	—	27,693	—

Diluted EPS:
Income available to common shareholders	($728,177)	822,991	($0.92)

     Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in stockholders’ equity from non-owner sources, such as unrealized gains and losses on available-for-sale securities, are reported with net income as comprehensive income and shown as a separate component of the equity section on the balance sheet. For the years ended December 31, 2003 and 2002, unrealized holding gains (losses) on available-for-sale securities were the only items of other comprehensive income.

     Federal Home Loan Bank and Pacific Coast Bankers Bank Stock - As a member of the Federal Home Loan Bank (FHLB), the Bank is required to purchase FHLB stock in accordance with its advances, securities, and deposit agreement. The stock is available-for-sale and may be redeemed at par value, however only in connection with the Bank surrendering its FHLB membership. The Bank also invests in the stock of Pacific Coast Bankers Bank (PCBB), in connection with its advance and correspondent banking arrangement with PCBB. These investments are carried at cost as of December 31, 2003 and 2002.

     Recently issued accounting standards - In January 2003, the FASB issued Interpretation No. 46®, Consolidation of Variable Interest Entities (VIE). It defined a VIE as a corporation, partnership, trust, or any other legal structure used for the business purpose that either a) does not have equity investors with voting rights or b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. This interpretation will require a VIE to be consolidated or deconsolidated by a company if that company is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the entity’s residual return. The provisions of interpretation No. 46 are required to be applied immediately to VIE’s created after December 15, 2003. The Bank does not have any VIE’s and accordingly the implementation of the Interpretation did not result in an impact on its financial position or results of operations.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)

     In April 2003, the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.

     This Statement is effective for contracts entered into or modified after June 30, 2003. Adoption of the Statement did not result in an impact on the Bank’s statement of financial position or results of operations.

     In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. Adoption of the Statement did not result in an impact on the Bank’s statement of financial position or results of operations.

     In November 2003, the Emerging Issues Task Force (EITF) researched a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under FASB Statements No. 115 and 124, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. This EITF consensus is effective for fiscal years ending after December 15, 2003. Accordingly, the Bank has adopted this statement as of December 31, 2003 and the result did not have an impact on the Bank’s statement of financial position or results of operations.

NOTE 2 — INVESTMENT SECURITIES, AVAILABLE-FOR-SALE

     The Bank’s securities are available-for-sale. The amortized cost of securities and their approximate fair values as of December 31 are:

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — INVESTMENT SECURITIES, AVAILABLE-FOR-SALE (Continued)

	2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government agency securities	$1,645,672	$17,806	$(969)	$1,662,509
Mutual funds	915,818	—	(9,481)	906,337
FHLB stock	213,800	—	—	213,800
PCBB stock	60,000	—	—	60,000

Total securities	$2,835,290	$17,806	$(10,450)	$2,842,646

	2002
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:.
U.S. government agency securities	$580,613	$13,608	$—	$594,221
PCBB stock	60,000	—	—	60,000

Total securities	$640,613	$13,608	$—	$654,221

     For the year ended December 31, 2003, some of the investment securities have fair values less than amortized cost and therefore contain unrealized losses. The Bank has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. The decline in value is not related to any company or industry specific event. There are approximately two investment securities with unrealized losses amounting to $10,450 as of December 31, 2003. The Bank anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

     The amortized cost and estimated fair value of the available-for-sale securities at December 31, 2003, by contractual or expected maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value
Due in one year or less	$—	$—
Due after one year through five years	1,285,016	1,297,302
Due after five years through ten years	360,656	365,207
No stated maturity date (common stock and mutual funds)	1,189,618	1,180,137

Totals	$2,835,290	$2,842,646

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — INVESTMENT SECURITIES, AVAILABLE-FOR-SALE (Continued)

     During the year ended December 31, 2003, there were no securities sold. For the year ended December 31, 2002, proceeds from sales of securities available-for-sale amounted to $999,750. The realized loss related to the sales in 2002 amounted to $250.

     The Bank did not have securities pledged to secure public deposits at December 31, 2003 or 2002. At December 31, 2003, the Bank had $1,500,000 in securities pledged as collateral in accordance with their line of credit agreement with Federal Home Loan Bank.

NOTE 3 — LOANS

     The major classifications of loans at December 31 are summarized as follows:

	2003	2002
Real estate	$40,283,738	$26,668,803
Commercial	17,473,037	9,260,351
Consumer	3,069,460	1,793,426

Gross loans	60,826,235	37,722,580
Less: deferred loan fees	(130,316)	(48,756)
Less: allowance for loan losses	(760,339)	(471,750)

	$59,935,580	$37,202,074

     Transactions in the allowance for loan losses are summarized as follows:

	2003	2002
Balance, beginning of year	$471,750	$81,037
Provision for loan losses charged to expense	288,589	390,713
Loans charged-off	—	—
Recoveries of loans previously charged-off	—	—

Balance, end of year	$760,339	$471,750

     There were no loans past due, not accruing interest or considered impaired as of December 31, 2003 or 2002.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 4 — PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31:

	2003	2002
Equipment, furniture and fixtures	$302,625	$186,606
Leasehold improvements	117,095	117,095

	419,720	303,701
Less: accumulated depreciation and amortization	(176,832)	(90,550)

Premises and equipment, net	$242,888	$213,151

NOTE 5 — DEPOSITS

     At December 31, 2003, the scheduled maturities of time deposits are as follows:

	Time Deposits	Time Deposits
	< $100,000	> $100,000
2004	$16,935,658	$11,654,030
2005	99,000	200,000
Thereafter	—	101,208

	$17,034,658	$11,955,238

NOTE 6 — LINE OF CREDIT

     The Bank has a continuous revolving line of credit with Federal Home Loan Bank (FHLB) providing for working capital advances up to $9,308,000. Borrowings are payable on demand and are fully collateralized by certain Bank assets. Interest on outstanding borrowings accrues at the rates negotiated at the time of borrowing which range from 1.00% to 1.03%. The Bank had $4,305,000 outstanding against the line as of December 31, 2003. The Bank had no outstanding borrowings against the line as of December 31, 2002.

     The Bank has an unsecured line of credit with Pacific Coast Bankers Bank (PCBB) providing for fed fund purchases up to $2,500,000. Interest on outstanding borrowings accrues at the PCBB daily fed funds rate. The Bank had no outstanding borrowings against the line as of December 31, 2003 and 2002.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — INCOME TAXES

     The provision for income taxes consisted of the following for the periods ended December 31:

	2003	2002
Current:
Federal	$—	$—
State	55,800	800

	55,800	800

Deferred:
Federal	73,530	(155,113)
State	27,970	(27,373)

	101,500	(182,486)

Increase (decrease) in valuation allowance	(306,500)	182,486

(Benefit) provision for income taxes	$(149,200)	$800

     The following summarizes the differences between the provision for income taxes for financial statement purposes and the federal statutory rate of 34% for the years ended December 31, 2003 and December 31, 2002.

	2003	2002
Tax provision at federal statutory rate	34.0%	(34.0)%
State franchise tax, net of federal income tax benefit	7.1	(4.3)
Permanent adjustments	1.3	(1.3)
Other	11.6	—
Increase (decrease) in valuation allowance	(105.3)	39.7

Tax (benefit) provision	(51.3)%	0.1%

     The components of the net deferred tax asset are as follows at December 31:

	2003	2002
Net unrealized gain/loss on securities available-for-sale	$—	$—
Depreciation	(65,337)	2,600
Allowance for loan losses	312,500	194,100
Certain prepaid assets	(48,109)	(31,800)
Net benefit for state taxes	—	300
Net operating loss carryforward	255,488	360,100
Organizational expenditures and start-up costs	41,086	56,600
Software amortization	15,872	31,100
Deferred tax asset	511,500	613,000
Less valuation allowance	(306,500)	(613,000)

Net deferred tax asset	$205,000	$—

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 7 – INCOME TAXES (Continued)

     As of December 31, 2003, the Bank has net operating loss carryforwards of approximately $908,000 and $722,000 available to reduce future federal and state taxable income, respectively. The net operating loss carryforwards begin expiring in 2021 and expire through 2022. Utilization of state net operating loss carryforwards has been suspended until 2004.

     In 2003, the Bank has recognized net deferred tax assets. Management believes that the Bank will realize a tax portion of the deferred tax benefit in the normal cause of business. The Bank has reduced its valuation allowance by $306,500 because, some uncertainty still remains as to the Bank’s ability to ultimately use all of its operating loss carryforwards to reduce future taxable income.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 8 – REGULATORY CAPITAL

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Under existing state laws, the Bank is restricted in its ability to pay dividends.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets, all of which are defined in the regulations.

     To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. Management believes the institution is well capitalized under the prompt corrective action provisions.

     The Bank’s required and actual capital amounts and ratios are as follows:

			Minimum Capital		Minimum To Be Well
	Actual		Requirement		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:
Total Risk-based Capital to Risk Weighted Assets	$10,400,000	16.23%	$5,146,000	8.00%	$6,433,000	10.00%
Tier 1 Capital to Risk - Weighted Assets	$9,680,000	15.05%	$2,573,000	4.00%	$3,860,000	6.00%
Tier 1 Capital to Average Assets	$9,680,000	15.27%	$2,536,000	4.00%	$3,171,000	5.00%

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — REGULATORY CAPITAL (Continued)

			Minimum Capital		Minimum To Be Well
	Actual		Requirement		Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2002:
Total Risk-based Capital to Risk Weighted Assets	$6,636,000	16.83%	$3,155,000	8.00%	$3,944,000	10.00%
Tier 1 Capital to Risk - Weighted Assets	$6,163,286	15.63%	$1,577,000	4.00%	$2,366,000	6.00%
Tier 1 Capital to Average Assets	$6,163,286	15.09%	$1,134,000	4.00%	$2,043,000	5.00%

NOTE 9 — LEASE COMMITMENTS

     The Bank leases its main office space, branch facility, and a loan operations center under various operating leases expiring through June 2007. Rent expense for the years ended December 31, 2003 and 2002 was approximately $136,000 and $109,000, respectively.

     Minimum payments required under non-cancelable operating leases with terms in excess of one year are as follows for years ending December 31:

2004	$110,539
2005	84,756
2006	58,668
2007	27,150

NOTE 10 — RELATED PARTY TRANSACTIONS

     The Bank grants loans to and accepts deposits from directors, major stockholders and officers as well as entities with which these individuals are associated. Management believes these transactions were made in the ordinary course of business under substantially the same terms and conditions, including interest rates and collateral requirements, as comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable features. Loan balances outstanding from related parties at December 31, 2003 and 2002 were approximately $1,784,000 and $496,000, respectively. Deposits from related parties at December 31, 2003 and 2003 were $1,189,000 and $1,462,000, respectively.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 11 — EMPLOYEE BENEFIT PLAN

     The Bank has a 401(k) plan, established during fiscal year 2002, whereby substantially all employees are eligible to participate. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 50 percent of the first 6 percent of an employee’s compensation contributed to the 401(k) plan. Matching contributions vest to the employee equally over a five-year period. For the years ended December 31, 2003 and 2002, the Bank contributed $15,650 and $9,050, respectively, to the 401(k) plan.

NOTE 12 — STOCK OPTION PLAN

     The Bank has a stock option plan (hereinafter the “Plan”), which provides for non-qualified stock options for non-officer directors and incentive stock options for employees for a maximum of 250,000 shares of authorized common stock. Pursuant to the Plan, the Bank has awarded options at the initial offering price of $10 per share to directors and employees. The options granted vest and become exercisable in incremental percentages over five years from the grant date and expire ten years after grant.

     The pro forma information disclosed in Note 1 recognizes as compensation the value of stock options granted using an option valuation model. Management believes that the assumptions used in the option-pricing model are highly subjective and represent only one estimate of possible value, as there is no active market for the options granted. The fair value of the options granted in 2003 and 2002 is allocated to pro forma earnings over the vesting period of the options. The following assumptions were used to estimate the fair value of the stock options granted:

	2003	2002
Vesting period	5 Years	5 Years
Risk-free interest rate	3.99%	4.19%
Dividend yield rate	0%	0%
Price volatility	25%	0%
Weighted average expected life of options	5 Years	5 Years

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 12 — STOCK OPTION PLAN (Continued)

     Stock option transactions were:

	2003		2002
		Weighted		Weighted
	Granted	Average	Granted	Average
	Options	Exercise	Options	Exercise
	for	Price of	for	Price of
	Common	Shares	Common	Shares
	Stock	Under Plan	Stock	Under Plan
Beginning balance	140,092	$10.00	142,045	$10.00
Granted	34,234	$10.62	8,250	$10.62
Exercised	—	—	—	—
Forfeited	(1,000)	$10.00	(10,203)	$10.06

Ending balance	173,326	$10.54	140,092	$10.00

     The following table summarizes information concerning currently outstanding and exercisable options:

		Weighted
		Average	Weighted
		Remaining	Average
	Number	Contractual	Exercise	Number
	Outstanding	Life	Price	Exercisable
Incentive stock options	69,268	8 Years	$10.75	25,638

Non-qualified options	104,058	8 Years	$10.45	33,250

	173,326	8 Years	$10.54	58,888

NOTE 13 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 13 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

     The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2003	2002
Unfunded commitments under lines of credit	$17,516,235	$11,489,424
Commercial and standby letters of credit	312,681	5,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. All standby letters of credit issued by the Bank expire within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments, if deemed necessary.

NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which an asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced liquidation. Fair value estimates are made at a specific point in time based on the type of financial instrument and relevant market information.

     Because no quoted market price exists for a significant portion of the Corporation’s financial instruments, the fair values of such financial instruments are derived based on the amount and timing of future cash flows, estimated discount rates, as well as management’s best judgment with respect to current economic conditions. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     The fair value information provided is indicative of the estimated fair values of those financial instruments and should not be interpreted as an estimate of the fair market value of the Corporation taken as a whole. The disclosures do not address the value of recognized and unrecognized nonfinancial assets and liabilities or the value of future anticipated business. In addition, tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

     The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2003 and 2002:

     Cash and short-term investments - These financial instruments have relatively short maturities or no defined maturities but are payable on demand, with little or no credit risk. For these instruments, the carrying amounts represent a reasonable estimate of fair value.

     Investment securities, available-for-sale - Investment securities, available-for-sale, are reported at there fair values based on quoted market prices.

     Loans - Fair values were estimated for performing loans by discounting the future cash flows using market discount rates that reflect the credit and interest-rate risk inherent in the loans.

     Deposits - The fair values of demand deposits, savings deposits and money market accounts were the amounts payable on demand at December 31, 2003 and 2002. The fair value of time deposits was based on the discounted value of contractual cash flows. The discount rate was estimated utilizing the rates currently offered for deposits of similar remaining maturities.

     Short-term borrowings - For such short-term borrowings, the carrying amount was considered to be a reasonable estimate of fair value.

     Commitments to extend credit and letters of credit - The estimated fair value of financial instruments with off-balance sheet risk is not significant at December 31, 2003 and 2002.

DISCOVERY BANK

NOTES TO FINANCIAL STATEMENTS

NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

     The following table presents the carrying amounts and fair values of financial instruments at December 31:

	2003		2002
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
FINANCIAL ASSETS
Cash and other short-term Investments	$2,110,388	$2,110,388	$3,147,160	$3,147,160
Interest-bearing deposits with banks	2,533,294	2,533,294	498,000	498,000
Investment securities, available-for-sale	2,842,646	2,842,646	654,221	654,221
Loans	59,935,580	59,905,845	37,202,074	37,186,265
FINANCIAL LIABILITIES
Deposits	$54,161,390	$54,161,390	$35,395,815	$35,395,815
Short-term borrowings	4,305,000	4,305,000	—	—

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINED BALANCE SHEETS
MARCH 31, 2005 AND 2004

	2005	2004
ASSETS

Cash	$3,253,702	$964,596
Finance receivables, net	18,838,404	19,107,435
Fixed assets, net	94,183	93,399
Cash surrender value of life insurance	224,252	178,713
Prepaid expenses	14,514	60,697
Note receivable, officer	12,500	12,500
Other assets	56,791	35,436
Deferred income taxes	28,100	28,400

	$22,522,446	$20,481,176

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities
Note payable, bank	$18,287,722	$15,040,861
Accounts payable and accrued expenses	180,691	133,103
Notes payable, other	824	730,734
Subordinated notes payable	3,997,796	3,501,371
Junior subordinated debt	—	1,250,000

	22,467,033	20,656,069

Stockholders’ equity (deficit)
Common stock	76,320	75,000
Additional paid-in capital	460,604	441,424
Accumulated deficit	(481,511)	(691,317)

	55,413	(174,893)

	$22,522,446	$20,481,176

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
PERIODS ENDING MARCH 31, 2005 AND 2004

	2005	2004
Interest income
Interest and fees on finance receivables	$1,124,977	$956,151
Less interest paid to participants	121,760	21,513

	1,003,217	934,638
Interest expense	391,012	296,564

Net interest income	612,205	638,074
Provision for credit losses	—	35

Net interest income after provision for credit losses	612,205	638,039

Costs and expenses
Salaries and employee benefits	345,253	393,013
Office and occupancy expense	54,362	74,562
Other operating expenses	161,772	246,546

	561,387	714,121

Income (loss) before income tax expense	50,818	(76,082)

Income tax expense	—	—

Net income (loss)	50,818	(76,082)

Accumulated deficit, beginning of period	(529,531)	(612,437)

Distributions	2,798	2,798

Accumulated deficit, end of period	$(481,511)	$(691,317)

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINED STATEMENTS OF CASH FLOWS
PERIODS ENDING MARCH 31, 2005 AND 2004

	2005	2004
Cash flows from operating activities
Net income (loss)	$50,818	$(76,082)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	6,215	7,699
Provision for credit losses	—	35
Interest expense added to subordinated notes	25,746	22,843
Change in:
Accounts payable and accrued expenses	(108,050)	(104,186)
Net change in other operating assets and liabilities	(16,249)	(7,236)

Net cash used in operating activities	(41,520)	(156,927)

Cash flows from investing activities
Purchase of fixed assets	(20,502)	(8,700)
Net change in finance receivables, net of participations	3,952,099	(2,080,826)

Net cash provided by (used in) investing activities	3,931,597	(2,089,526)

Cash flows from financing activities
Net borrowings (repayments) on notes payable, bank	(1,629,966)	2,543,726
Net borrowings (repayments) on subordinated notes payable	411,972	(44,082)
Net borrowings (repayments) on notes payable, other	(732,582)	15
Borrowings on junior subordinated debt	—	2,708
Dividends paid	(2,798)	(2,798)

Net cash provided by (used in) financing activities	(1,953,374)	2,499,569

Increase in cash	1,936,703	253,116

Beginning cash balance	1,316,999	711,480

Ending cash balance	$3,253,702	$964,596

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING BALANCE SHEET
MARCH 31, 2005

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
ASSETS

Cash	$3,254,772	$(1,070)	$—	$3,253,702
Finance receivables, net	18,838,404	1,043,832	(1,043,832)	18,838,404
Fixed assets, net	94,183	—	—	94,183
Cash surrender value of life insurance	224,252	—	—	224,252
Prepaid expenses	14,514	—	—	14,514
Note receivable, officer	—	12,500	—	12,500
Other assets	49,693	7,098	—	56,791
Deferred income taxes	28,100	—	—	28,100

Total assets	$22,503,918	$1,062,360	$(1,043,832)	$22,522,446

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Note payable, bank	$18,287,722	$—	$—	$18,287,722
Accounts payable and accrued expenses	178,505	2,186	—	180,691

Notes payable, other	824	—	—	824
Subordinated notes payable	4,765,535	276,093	(1,043,832)	3,997,796

Total liabilities	23,232,586	278,279	(1,043,832)	22,467,033

Stockholders’ equity (deficit)
Common stock	26,320	50,000	—	76,320
Additional paid-in capital	162,747	297,857	—	460,604
Retained earnings (deficit)	(917,735)	436,224	—	(481,511)

	(728,668)	784,081	—	55,413

	$22,503,918	$1,062,360	$(1,043,832)	$22,522,446

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING BALANCE SHEET
MARCH 31, 2004

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
ASSETS

Cash	$959,985	$4,611	$—	$964,596
Finance receivables, net	19,107,435	1,031,706	(1,031,706)	19,107,435
Fixed assets, net	92,985	414	—	93,399
Cash surrender value of life insurance	178,713	—	—	178,713
Prepaid expenses	60,697	—	—	60,697
Note receivable, officer	—	12,500	—	12,500
Other assets	29,459	5,977	—	35,436
Deferred income taxes	28,400	—	—	28,400

Total assets	$20,457,674	$1,055,208	$(1,031,706)	$20,481,176

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Note payable, bank	$15,040,861	$—	$—	$15,040,861
Accounts payable and accrued expenses	129,238	3,865	—	133,103
Notes payable, other	730,734	—	—	730,734
Subordinated notes payable	4,268,849	264,228	(1,031,706)	3,501,371
Junior subordinated debt	1,250,000	—	—	1,250,000

Total liabilities	21,419,682	268,093	(1,031,706)	20,656,069

Stockholders’ equity (deficit)
Common stock	25,000	50,000	—	75,000
Additional paid-in capital	143,567	297,857	—	441,424
Retained earnings (deficit)	(1,130,575)	439,258	—	(691,317)

	(962,008)	787,115	—	(174,893)

	$20,457,674	$1,055,208	$(1,031,706)	$20,481,176

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
PERIOD ENDED MARCH 31, 2005

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
Interest income
Interest and fees on finance receivables	$1,124,977	$24,303	$(24,303)	$1,124,977
Less interest paid to participants	121,760	—	—	121,760

	1,003,217	24,303	(24,303)	1,003,217
Interest expense	408,899	6,416	(24,303)	391,012

Net interest income	594,318	17,887	—	612,205
Provision for credit losses	—	—	—	—

Net interest income after provision for credit losses	594,318	17,887	—	612,205

Costs and expenses
Salaries and employee benefits	343,878	1,375	—	345,253
Office and occupancy expense	52,187	2,175	—	54,362
Other operating expenses	151,052	10,720	—	161,772

	547,117	14,270	—	561,387

Income before income tax expense	47,201	3,617	—	50,818

Income tax expense	—	—	—	—

Net income	47,201	3,617	—	50,818

Retained earnings (deficit), beginning of period	(964,936)	435,405	—	(529,531)

Distributions	—	2,798	—	2,798

Returned earnings (deficit), end of period	$(917,735)	$436,224	$—	$(481,511)

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
PERIOD ENDED MARCH 31, 2004

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
Interest income
Interest and fees on finance receivables	$956,151	$20,598	$(20,598)	$956,151
Less interest paid to participants	21,513	—	—	21,513

	934,638	20,598	(20,598)	934,638
Interest expense	311,895	5,267	(20,598)	296,564

Net interest income	622,743	15,331	—	638,074
Provision for credit losses	35	—	—	35

Net interest income after provision for credit losses	622,708	15,331	—	638,039

Costs and expenses
Salaries and employee benefits	391,638	1,375	—	393,013
Office and occupancy expense	73,478	1,084	—	74,562
Other operating expenses	240,720	5,826	—	246,546

	705,836	8,285	—	714,121

Income (loss) before income tax expense	(83,128)	7,046	—	(76,082)

Income tax expense	—	—	—	—

Net income (loss)	(83,128)	7,046	—	(76,082)

Retained earnings (deficit), beginning of period	(1,047,447)	435,010	—	(612,437)

Distributions	—	2,798	—	2,798

Retained earnings (deficit), end of period	$(1,130,575)	$439,258	$—	$(691,317)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Celtic Capital Corporation and
Columbia Capital Corporation:

We have audited the accompanying combined balance sheets of Celtic Capital Corporation and Columbia Capital Corporation as of December 31, 2004 and 2003, and the related combined statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Celtic Capital Corporation and Columbia Capital Corporation as of December 31, 2004 and 2003, and the combined results of operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary schedules of combining information for 2004 and 2003 are presented for the purpose of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated on all material respects in relation to the basic financial statements taken as a whole.

Los Angeles, California
March 2, 2005

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINED BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

	2004	2003
ASSETS
Cash	$1,316,999	$711,480
Finance receivables, net	22,790,503	17,026,644
Fixed assets, net	79,896	92,398
Cash surrender value of life insurance	224,252	178,713
Prepaid expenses	14,514	57,595
Note receivable, officer	12,500	12,500
Other assets	40,542	31,302
Deferred income taxes	28,100	28,400

	$24,507,306	$18,139,032

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Note payable, bank	$19,917,688	$12,497,135
Accounts payable and accrued expenses	288,741	237,289
Notes payable, other	733,406	730,719
Subordinated notes payable	3,560,078	3,522,610
Junior subordinated debt	—	1,247,292

	24,499,913	18,235,045

Commitments and contingencies (Notes 9 and 13)

Stockholders’ equity (deficit)
Common stock (see Note 14)	76,320	75,000
Additional paid-in capital	460,604	441,424
Accumulated deficit	(529,531)	(612,437)

	7,393	(96,013)

	$24,507,306	$18,139,032

See notes to combined financial statements.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Interest income
Interest and fees on finance receivables	$4,512,152	$4,777,484
Less interest paid to participants	289,440	246,816

	4,222,712	4,530,668

Interest expense	1,374,979	1,306,901

Net interest income	2,847,733	3,223,767

Provision for credit losses	38,035	177,500

Net interest income after provision for credit losses	2,809,698	3,046,267

Costs and expenses
Salaries and employee benefits	1,683,317	1,663,042
Office and occupancy expense	535,584	703,673
Other operating expenses	496,399	541,521
Costs of abandoned merger	—	122,339

	2,715,300	3,030,575

Income before income tax expense	94,398	15,692

Income tax expense	300	3,150

Net income	$94,098	$12,542

See notes to combined financial statements.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2004 AND 2003

     Additional

	Common	paid-in	Accumulated
	stock	capital	deficit	Total
Balance, January 1, 2003	$75,000	$441,424	$(613,787)	$(97,363)

Net income	—	—	12,542	12,542

Dividends	—	—	(11,192)	(11,192)

Balance, December 31, 2003	75,000	441,424	(612,437)	(96,013)

Net income	—	—	94,098	94,098

Issuance of stock (Note 11)	1,320	19,180	—	20,500

Dividends	—	—	(11,192)	(11,192)

Balance, December 31, 2004	$76,320	$460,604	$(529,531)	$7,393

See notes to combined financial statements.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
Cash flows from operating activities
Net income	$94,098	$12,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,658	41,749
Provision for credit losses	38,035	177,500
Deferred taxes	300	3,600
Amortization of loan discount	—	16,248
Amortization of loan acquisition cost	—	6,769
Interest expense added to subordinated notes	11,216	126,094
Change in:
Accounts payable and accrued expenses	51,452	(100,644)
Net change in other operating assets and liabilities	(11,698)	66,114

Net cash provided by operating activities	216,061	349,972

Cash flows from investing activities
Purchase of fixed assets	(20,156)	(14,667)
Net change in finance receivables, net of participations	(5,801,894)	2,880,976

Net cash provided by (used in) investing activities	(5,822,050)	2,866,309

Cash flows from financing activities
Net borrowings (repayments) on notes payable, bank	7,420,553	(2,093,412)
Net borrowings (repayments) on subordinated notes payable	26,252	(147,820)
Net repayments on notes payable, other	2,687	(78,750)
Repayments on Junior Subordinated debt	(1,247,292)	(1,250,000)
Dividends paid	(11,192)	(11,192)
Common stock issued	20,500	—

Net cash provided by (used in) financing activities	6,211,508	(3,581,174)

Increase (decrease) in cash	605,519	(364,893)

Beginning cash balance	711,480	1,076,373

Ending cash balance	$1,316,999	$711,480

Supplemental disclosures of cash flows information

Cash paid during the year for:

Interest	$1,504,085	$1,420,936

Income taxes	$800	$1,600

See notes to combined financial statements.

Noncash investing and financing activities

     During the years 2004 and 2003, interest expense was added to the principal balance of Subordinated Notes and Junior Subordinated debt in the amounts of $11,216 and $126,094, respectively.

See notes to combined financial statements.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

1. Business activity and summary of significant accounting policies

     The accounting and reporting policies of Celtic Capital Corporation and Columbia Capital Corporation conform with accounting principles generally accepted in the United States of America and general practice within the finance industry. A summary of the significant accounting policies consistently applied in preparation of the accompanying combined financial statements follows.

     Business activity and basis of presentation

     The combined December 31, 2004 and 2003 financial statements include the accounts of Celtic Capital Corporation and Columbia Capital Corporation (the Group), which are related through common ownership and management. All intercompany accounts have been eliminated.

     The Group makes commercial business loans, which are primarily secured by the accounts receivable and personal property of its borrowers and is licensed to conduct business as a finance lender and broker. The loans are often secured secondarily by the real property and/or the personal assets of the owners of borrowing companies. The Group’s customer base is located mainly in California.

     Concentrations of credit risk

     Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of trade accounts receivable and uninsured cash balances.

     Concentrations of credit risk with respect to loans receivable are limited due to the diverse customer base and variety of industries in which the Group’s customers operate. The Group requires collateral from its customers and performs ongoing credit evaluations of its customers’ collateral. The Group limits its exposure on certain credits by engaging in participations on a pari passu basis with other lenders.

     Under current regulations, the bank accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation (FDIC). At December 31, 2004 and 2003 there were uninsured bank balances in the amounts of $1,238,081 and $606,664, respectively.

     Allowance for credit losses

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

1. Business activity and summary of significant accounting policies - Continued

     The determination of the balance in the allowance for credit losses is based on an analysis of the loan portfolio and reflects an amount which, in management’s judgment, is adequate to provide for potential losses after giving consideration to the character of the loan portfolio, current economic conditions, past loss experience and such other factors as warrant current recognition in estimating credit losses.

     Property and equipment and depreciation

     Property and equipment are stated at cost. Depreciation is computed using the accelerated method based on the estimated useful lives of the assets, generally ranging from five to seven years. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

     Income and deferred taxes

     The Group has elected to be taxed under sections of the federal income tax law, which provide that, in lieu of corporate income taxes, the stockholders separately account for their pro-rata shares of the Companies’ items of income, deductions, losses and credits. Therefore, these statements do not include any provision for corporate federal income taxes. Similar provisions apply for California income tax reporting; however, California tax law provides for a tax of 3.5% at the corporate level. Accordingly, the income tax provision consists of the income tax on California taxable income of the Group.

     The Group accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income, taxable for state income tax reporting purposes, plus or minus the change during the period in deferred tax assets and liabilities.

     Deferred income taxes have been provided primarily as a result of different methods of reporting credit loss reserves for financial reporting and income tax purposes.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

1. Business activity and summary of significant accounting policies - Continued

     Advertising costs

     Advertising costs are expensed as incurred. Advertising costs charged to operations were $81,816 and $87,780 for the years ended December 31, 2004 and 2003, respectively.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for credit losses.

     Reclassifications

     Certain amounts have been reclassified in the 2003 combined financial statements to conform to the classification used in 2004.

     Revenue recognition

     The Group computes its interest charges monthly on the average daily loan balances. In addition, administrative fees, which are based on the average daily collateral balance, are recognized when charged. Prepayment charges imposed on loans paid off before their expiration date are recognized as income at the time of termination, when, in management’s opinion, there is sufficient collateral to assure collectibility; otherwise, income is recognized as collected.

     The Group has adopted a policy of deferring net loan fee income (fees in excess of unreimbursed direct costs). Net loan fee income is capitalized and amortized to income over the term of the related financing.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

     2. Finance receivables

     At December 31, 2004 and 2003, finance receivables consist of the following:

	2004	2003
Accounts receivable loans	$23,089,725	$16,108,740
Equipment loans	3,242,243	1,655,939
Inventory loans	527,559	361,496

	26,859,527	18,126,175
Less: Pari passu participations	(3,719,024)	(850,036)

	23,140,503	17,276,139
Less: Allowance for credit losses	(305,000)	(255,000)
Deferred income	(45,000)	5,505

	$22,790,503	$17,026,644

     All the accounts receivable loans have been made to commercial customers and are due at various dates within three years. Experience of the Group has shown that a majority of these accounts receivable loans are continuously renewed. Term and Inventory loans mature at various dates between one and two years and are primarily secured by inventory, equipment, and real estate.

     On December 31, 2004, contractual maturities of finance receivables, net of participations, were as follows:

	2005	2006	2007	Total
Accounts receivable loans	$18,240,613	$2,056,281	$248,337	$20,545,231
Equipment loans	2,051,966	—	93,854	2,145,820
Inventory loans	32,498	305,119	111,835	449,452

	$20,325,077	$2,361,400	$454,026	$23,140,503

     The Group is the lead lender in pari passu participation with other lenders in total gross loans of $8,698,367 and $2,858,980 at December 31, 2004 and 2003 respectively.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

     2. Finance receivables – Continued

     Management has reviewed the outstanding finance loans and has determined based on client reported collateral, loan trend analysis and internal audits, that the reserve for credit losses of $305,000 and $255,000 at December 31, 2004 and 2003, respectively, is adequate. The Group has developed their internal control procedures to mitigate and detect fraud at the customer level; however, management is not able to fully assess the risk of fraud or the effect on the Group should a fraud occur. The reserve for credit losses has not been adjusted to reflect a risk outside the normal credit loss history of the Group.

     Changes in the allowance for credit losses for the years ended December 31, 2004 and 2003 were as follows:

Balance as of December 31, 2002	$327,500
Provision for credit losses	177,500
Loans charged off	(250,000)
Recoveries	—

Balance as of December 31, 2003	255,000
Provision for credit losses	38,035
Loans charged off	—
Recoveries	11,965

Balance as of December 31, 2004	$305,000

     As of December 31, 2004 the Group had outstanding loans to three customers aggregating $6,011,831 which amounted to 26% of the outstanding loans receivable. Interest income from these three customers was $553,172 for the year ended December 31, 2004.

     As of December 31, 2003 the Group had outstanding loans to three customers aggregating $4,748,545 which amounted to 26% of the outstanding loans receivable. Interest income from these three customers was $523,587 for the year ended December 31, 2003.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

3. Fixed assets

     At December 31, 2004 and 2003, fixed assets consist of the following:

	Asset Life	2004	2003
Office furniture, equipment and computer software	5-7	$369,335	$386,033
Less accumulated depreciation		(289,439)	(293,635)

Fixed assets, net		$79,896	$92,398

     In 2004 and 2003, depreciation charged to expense was $32,658 and $41,749, respectively.

4. Note receivable, officer

     At December 31, 2004 and 2003, the Group has loaned $12,500 and $12,500, respectively, to a key executive of the Group. Amounts outstanding are non-interest bearing and are due on demand.

5. Note payable, bank

     The Group has a $25,000,000 revolving line-of-credit with a bank. The line-of-credit matures in August 2004. The agreement provides for the bank to advance funds up to the maximum line of credit, provided the total amount of outstanding advances at any one time does not exceed the “Borrowers’ Borrowing Base” (BBB). The BBB is based on a percentage of the Group’s good quality accounts receivable, equipment and inventory, pledged to it by its debtors. The line of credit is subject to covenants requiring the combined companies to meet certain leverage and net worth ratios and contains restrictions as to the incurrence of additional debt, capital expenditures and payment of dividends. Principal is payable on demand, and interest is payable monthly at prime plus 1%. The outstanding balance under this revolving line of credit was $19,917,688 and $12,497,135 at December 31, 2004 and 2003, respectively. The note payable is secured by pledged loans and other assets of the Group and is personally guaranteed by officers of the Corporations.

     During 2004 the Group renegotiated this line-of-credit. The terms remained substantially the same except the lender approved the use of the line to pay off the remaining balance of approximately $1,250,000 of their Junior Subordinated Debt (see Note 8) and extended the term of the lending agreement to April 2007.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

5.Note payable, bank - Continued

     The revolving line-of-credit agreement contains covenants regarding certain financial statement amounts, ratios and activities of the Group. At December 31, 2004, the Group was in compliance with all such covenants.

6. Notes payable, other

     Notes payable, other, consists of two 30-day demand loans with interest at prime minus 1%, and 9%, respectively per annum. The holders of the notes are also borrowers from the Company. The cash proceeds from these notes are held as collateral to secure the borrower’s indebtedness.

7. Subordinated notes payable

     The Group has issued various notes payable (unsecured) which have been subordinated to the bank referred to in Note 5. Repayment of principal on these notes is subject to liquidity requirements and lender approval. All are due within one year or on demand. If not redeemed, the notes automatically roll over for an additional term. Interest is paid either monthly or is added to the outstanding balance. The notes generally bear interest at prime plus 4 percent per annum.

     At December 31, 2004 and 2003, subordinated notes payable included related party notes of $611,073 and $513,546, respectively. Interest paid to related parties during the years ended December 31, 2004 and 2003 was approximately $55,000 and $36,000, respectively.

8. Junior subordinated debt and stock warrant

     In March 1999, Celtic Capital entered into an agreement to borrow up to $5,000,000 from a bank in the form of Junior Subordinated Debt (Note). This unsecured Note was due and payable January 31, 2004 with no scheduled principal payments, and bears interest, payable monthly at 12% per annum. During 2003 the Company repaid $1,250,000 of principal on this Note.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

8. Junior subordinated debt and stock warrant — Continued

     In connection with this indebtedness, Celtic Capital issued a detachable warrant, which permits the holder to purchase 35% of Celtic Capital’s common stock for $.01 per share. The exercise of this warrant is not contingent on the payment of the Note. A value of $75,000 has been assigned to this warrant. A corresponding discount for the same amount has been applied as a reduction of this indebtedness and is being amortized over the term of the Note and charged to interest expense. Amortization charged to interest expense for the years ending December 31, 2004 and 2003 was $-0- and $16,248. At December 31, 2003, the purchaser has rights to purchase 22% of Celtic Capital’s Common Stock at $.01 per share.

     During 2004 this loan was paid off as part of a renegotiation of its revolving line of credit with its lender (see Note 5). Upon payoff of the loan, warrants held by the lender to purchase 7% of the Group’s common stock were cancelled. The lender now holds warrants allowing them to purchase up to 15% of Celtic Capital’s common stock for $.01 per share. All warrants are exercisable and expire in March 2009. In conjunction with the proposed sale of substantially all of its assets, the company is currently in negotiation with the lender to buy back the warrants (Note 15).

9. Financial instruments with off-balance-sheet risk

     In the normal course of business, the Group is a party to financial instruments in the form of unfunded loan commitments, that have off-balance-sheet risk. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the combined balance sheets. The Group uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract and there is sufficient eligible collateral. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to be drawn upon, the total commitment amount generally represent future cash requirements. The Group evaluates each customer’s credit worthiness on a case by case basis. The amount of collateral is based on management’s credit evaluation.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

9. Financial instruments with off-balance-sheet risk - Continued

     Financial instruments whose contract amounts represent off-balance-sheet credit risk are the unfunded portion of the receivable loans. This unfunded portion of receivable loans, net of participations, is limited to available collateral. The unfunded portion of receivable loans, net of participations, was approximately $4,813,000 and $4,350,000 at December 31, 2004 and 2003, respectively.

10. Income taxes

     For the years ended December 31, 2004 and 2003, the Group’s provision for income tax expense consists of the following:

	2004	2003
Current:
State	$800	$800
Deferred	300	3,600
Over accrual of prior year taxes	(800)	(1,250)

	$300	$3,150

     At December 31, 2004 and 2003, the components of the net deferred tax asset consist of the following:

	2004	2003
Total deferred tax assets	$28,100	$28,400

     Deferred taxes are provided for the tax effects of net operating loss (NOL) carryforwards and allowance for doubtful accounts. At December 31, 2004, the Group has approximately $482,000 of state NOL carryforwards expiring in the year 2016. These losses will expire if not used by 2016. The above described carryforwards are included in the Group’s calculation of its deferred tax asset, however, realization of the deferred tax asset is dependent on the Group generating sufficient taxable income prior to expiration of the NOL carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

11. Incentive compensation plan and stock compensation plan

     In 2000, Celtic Capital Corporation entered into an unqualified deferred compensation agreement with one of its key managers. The agreement entitles the employee to receive deferred compensation based on years of service and the operation of a performance driven formula as defined in the agreement. Payments due under this agreement are due over three years. The employee’s rights under this agreement vest at a rate of 25% each January first, and are 100% vested by January 1, 2003. However, in the event of the sale of more than 50% of the stock or assets, the employee may be entitled to a certain portion of the sales proceeds without regard to years of service. As of December 31, 2003 the Group has incurred no liability related to this agreement, because the requirements of the performance driven formula were not met. In May 2004 the Group entered into an agreement with the employee to terminate the Plan and issue shares of common stock. As part of the agreement to terminate the Plan, Celtic has issued new common shares to equal 5% of the total outstanding shares of the Celtic. Total value of the shares are $20,500.

12. Retirement plan

     Celtic Capital Corporation adopted a 401(k) retirement plan effective January 1, 1998. The plan covers all employees who are at least twenty-one years of age with ninety days of service and everyone who was employed as of January 1, 1998. The Group may make a discretionary matching contribution up to a maximum of $7,000 per employee each year. The Group made contributions of $45,589 and $43,990 for the years ended December 31, 2004 and 2003, respectively.

13. Commitments and contingencies

     Commitments

     The Group occupies premises under leases that expire in August 2009. Monthly rent is approximately $10,300. Future minimum aggregate base rent commitments under this lease are as follows:

Years ending December 31,
2005	$124,785
2006	128,539
2007	132,379
2008	136,337
2009	92,702

Total	$614,742

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

13. Commitments and contingencies - Continued

     The Group also rents other offices on a month-to-month basis for monthly rents totaling approximately $2,800.

     Rental expense charged to operations for the years ended December 31, 2004 and 2003 was $204,473 and $195,491, respectively.

14. Capitalization

     The combined capital stock of the Group at December 31, 2004 and 2003 consist of the following:

	2004	2003
Common stock:

Celtic Capital Corporation, 1,000,000 no-par shares authorized, 2,632 and 2,500 shares issued and outstanding, respectively	$26,320	$25,000

Columbia Capital Corporation, 100,000 no-par shares authorized, 1,000 shares issued and outstanding	50,000	50,000

	$76,320	$75,000

Additional paid-in capital:

Celtic Capital Corporation	$162,747	$143,567

Columbia Capital Corporation	297,857	297,857

	$460,604	$441,424

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004 AND 2003

15. Subsequent event

     Subsequent to the year end, the company signed an agreement, subject to various conditions, to sell substantially all of its assets. In conjunction with the sale of the assets, the buyer will assume the note payable, bank. The purchase price is the net book value of the assets, net of the note payable, bank, $900,000 in cash, and $800,000 of stock in the buyer’s company.

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING BALANCE SHEET
DECEMBER 31, 2004

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
ASSETS

Cash	$1,318,568	$(1,569)	$—	$1,316,999
Finance receivables, net	22,790,503	1,040,449	(1,040,449)	22,790,503
Fixed assets, net	79,896	—	—	79,896
Cash surrender value of life insurance	224,252	—	—	224,252
Prepaid expenses	14,514	—	—	14,514
Note receivable, officer	—	12,500	—	12,500
Other assets	33,818	6,724	—	40,542
Deferred income taxes	28,100	—	—	28,100

Total assets	$24,489,651	$1,058,104	$(1,040,449)	$24,507,306

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Note payable, bank	$19,917,688	$—	$—	$19,917,688
Accounts payable and accrued expenses	286,695	2,046	—	288,741
Notes payable, other	733,406	—	—	733,406
Subordinated notes payable	4,327,732	272,795	(1,040,449)	3,560,078
Junior subordinated debt	—	—	—	—

Total liabilities	25,265,521	274,841	(1,040,449)	24,499,913

Stockholders’ equity (deficit)
Common stock	26,320	50,000	—	76,320
Additional paid-in capital	162,747	297,857	—	460,604
Retained earnings (deficit)	(964,937)	435,406	—	(529,531)

	(775,870)	783,263	—	7,393

	$24,489,651	$1,058,104	$(1,040,449)	$24,507,306

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING BALANCE SHEET
DECEMBER 31, 2003

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
ASSETS

Cash	$713,220	$(1,740)	$—	$711,480
Finance receivables, net	17,026,644	1,029,039	(1,029,039)	17,026,644
Fixed assets, net	91,984	414	—	92,398
Cash surrender value of life insurance	178,713	—	—	178,713
Prepaid expenses	57,595	—	—	57,595
Note receivable, officer	—	12,500	—	12,500
Other assets	25,325	5,977	—	31,302
Deferred income taxes	28,400	—	—	28,400

Total assets	$18,121,881	$1,046,190	$(1,029,039)	$18,139,032

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Note payable, bank	$12,497,135	$—	$—	$12,497,135
Accounts payable and accrued expenses	235,545	1,744	—	237,289
Notes payable, other	730,719	—	—	730,719
Subordinated notes payable	4,290,070	261,579	(1,029,039)	3,522,610
Junior subordinated debt	1,247,292	—	—	1,247,292

Total liabilities	19,000,761	263,323	(1,029,039)	18,235,045

Stockholders’ equity (deficit)
Common stock	25,000	50,000	—	75,000
Additional paid-in capital	143,567	297,857	—	441,424
Retained earnings (deficit)	(1,047,447)	435,010	—	(612,437)

	(878,880)	782,867	—	(96,013)

	$18,121,881	$1,046,190	$(1,029,039)	$18,139,032

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
Interest income
Interest and fees on finance receivables	$4,512,152	$85,752	$(85,752)	$4,512,152
Less interest paid to participants	289,440	—	—	289,440

	4,222,712	85,752	(85,752)	4,222,712
Interest expense	1,438,542	22,189	(85,752)	1,374,979

Net interest income	2,784,170	63,563	—	2,847,733
Provision for credit losses	38,035	—	—	38,035

Net interest income after provision for credit losses	2,746,135	63,563	—	2,809,698

Costs and expenses
Salaries and employee benefits	1,681,942	1,375	—	1,683,317
Office and occupancy expense	516,856	18,728	—	535,584
Other operating expenses	464,527	31,872	—	496,399

	2,663,325	51,975	—	2,715,300

Income before income tax expense	82,810	11,588	—	94,398
Income tax expense	300	—	—	300

Net income	$82,510	$11,588	$—	$94,098

CELTIC CAPITAL CORPORATION AND
COLUMBIA CAPITAL CORPORATION

COMBINING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003

	Celtic	Columbia
	Capital	Capital	Combining
	Corporation	Corporation	eliminations	Combined
Interest income
Interest and fees on finance receivables	$4,777,484	$83,150	$(83,150)	$4,777,484
Less interest paid to participants	246,816	—	—	246,816

	4,530,668	83,150	(83,150)	4,530,668
Interest expense	1,369,185	20,866	(83,150)	1,306,901

Net interest income	3,161,483	62,284	—	3,223,767
Provision for credit losses	177,500	—	—	177,500

Net interest income after provision for credit losses	2,983,983	62,284	—	3,046,267

Costs and expenses
Salaries and employee benefits	1,661,354	1,688	—	1,663,042
Office and occupancy expense	678,140	25,533	—	703,673
Other operating expenses	503,202	38,319	—	541,521
Costs of abandoned merger	122,339	—	—	122,339

	2,965,035	65,540	—	3,030,575

Income (loss) before income tax expense	18,948	(3,256)	—	15,692
Income tax expense	3,150	—	—	3,150

Net income (loss)	$15,798	$(3,256)	$—	$12,542

Page
Prospectus Summary
Selected Financial Information
Risk Factors
Risks Related to the Company
Risks Related to the Celtic Acquisition
Risks Related to this Offering
Risks Related to Our Industry
Cautionary Statements Regarding Forward-Looking Statements
The Offering and Plan of Distribution
Use of Proceeds
Determination of Offering Price
Market for Common Stock and Dividends
Business
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Celtic Capital Corporation
Shareholdings of Certain Beneficial Owners and Management
Management
Supervision and Regulation
Description of Securities
Litigation
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements
Exhibit 1
Exhibit 5
Exhibit 23.2
Exhibit 23.3

[Logo]

DISCOVERY BANCORP
338 Via Vera Cruz
San Marcos, California 92078
Phone (760) 736-8900

[___] Shares of Common Stock

[$15.50 to $16.50] per share
Minimum Subscription - 500 shares

PROSPECTUS

                    , 2005

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Registrant’s Bylaws provide that the Registrant shall, to the maximum extent and in the manner permitted by the California Corporations Code (the “Code”), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of the Registrant. Furthermore, pursuant to Registrant’s Articles of Incorporation and Bylaws, the Registrant has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of Registrant.

     Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     The Registrant’s Articles of Incorporation provides that to the fullest extent permitted by the Code as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The Code permits California corporations to include in their articles of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under a contract or transaction between the corporation and a director or between the corporation and any corporation in which one more of its directors has a material financial interest, or (vii) for approving any of the following corporate actions: (1) the making of any distribution to its shareholders that would cause the corporation to be unable to meet its liabilities, (2) the making of any distribution to the corporation’s shareholders on any shares of its stock of any class or series that are junior to outstanding shares of any other class or series with respect to distribution of assets on liquidation if, after giving effect thereto, the excess of its assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) over its liabilities (not including deferred taxes, deferred income and other deferred credits) would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made; provided, however, that for the purpose of applying the aforementioned to a distribution by a corporation of cash or property in payment by the corporation in connection with the purchase of its shares, there shall be deducted from liabilities all amounts that had been previously added thereto with respect to obligations incurred in connection with the corporation’s repurchase of its shares and reflected on the corporation’s balance sheet, but not in excess of the principal of the obligations that will remain unpaid after the distribution; provided, further, that no deduction from liabilities shall occur on account of any obligation that is a distribution to the corporation’s shareholders at the time the obligation is incurred, (3) the distribution of assets to shareholders after institution of dissolution proceeding of the corporation, without paying or adequately providing for all known liabilities of the corporation, excluding any claims not filed by creditors within the time limit set by the court in a notice given to creditors under Chapters 18, 19 and 20, (4) the making of any loan to or guarantee the obligation of any director or officer, unless the transaction is approved by a majority of the shareholders to act thereon, or (5) the making of any loan to or guarantee the obligation of, any person upon the security of shares of the corporation or of its parent if the corporation’s recourse in the event of default is limited to the security for the loan or guaranty, unless the loan or guarantee is adequately secured without considering these shares, or the loan or guaranty is approved by a majority of the shareholders entitled to act thereon.

     Registrant is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws and it is anticipated that the Registrant will assume that policy on its and Registrant’s behalf.

     In October 2004, Registrant entered into Indemnification Agreements with each of its executive officers and directors pursuant to which Registrant agreed to indemnify each executive officer and director for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such director was an “agent” of Registrant to the fullest extent permissible under California law, subject to the terms and conditions of the Indemnification Agreements. The indemnification provisions also apply to liability under the Federal Securities Laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Registrant pursuant to the foregoing provisions, Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, Registrant is not aware of any pending or threatened litigation or proceeding involving its directors, officers, employees or agents in which indemnification would be required or permitted. Registrant believes that its Articles of Incorporation and Bylaw provisions and indemnification agreements with its directors are necessary to attract and retain qualified persons as directors and officers.

     The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates.

Commissions	$600,000
Marketing Expenses	10,000
Accounting Fees	80,000
Legal Fees	80,000
Printing, Postage and Mailing	8,000
Filing Fees	2,000
Underwriter Expenses	20,000
Total	$800,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.

ITEM 27. EXHIBITS

Exhibit No.	Description of Exhibit
1	Underwriting Agreement
2	Plan of Reorganization and Merger Agreement, dated October 20, 2004 by and between Discovery Bank and DB Merger Company(1)
3.1	Articles of Incorporation of Discovery Bancorp(1)
3.2	Bylaws of Discovery Bancorp(1)
4.1	Form of Discovery Bank Warrant(1)
4.2	Shareholder Agreement dated October 20, 2004(1)
5	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P., and Consent
10.1	Discovery Bancorp 2004 Stock Option Plan, as amended(2)
10.2	Form of Discovery Bancorp Stock Option Agreement(1)
10.3	Form of Discovery Bancorp Indemnity Agreement(1)
10.4	Lease Agreement (338 Via Vera Cruz) (1)
10.5	Employment Agreement dated January 1, 2005 with James P. Kelley, II(2)
10.6	Employment Agreement dated January 1, 2005 with Joseph C. Carona(2)
10.7	Employment Agreement dated January 1, 2005 with Lou Ellen Ficke(2)
10.8	Employment Agreement dated January 1, 2005 with Stanley Cruse(2)
10.9	Celtic Asset Purchase Agreement dated January 27, 2005(2)
21	Subsidiaries*
23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included as part of Exhibit 5)
23.2	Consent of Moss Adams, LLP
23.3	Consent of Good, Swartz, Brown & Berns, LLP
24	Power of Attorney (included with Signatures)

(1) These exhibits are incorporated by reference from the Registrant’s Registration Statement on Form S-4, filed January 18, 2005.

(2) These exhibits are incorporated by reference from the Registrant’s Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4, filed April 6, 2005.

*  To be filed by amendment.

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of San Marcos, State of California, on June 22, 2005.

Discovery Bancorp

By:	/s/ James P. Kelley, II

James P. Kelley, II, President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Kclley, II and S. Alan Rosen, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Cairns	Director and Corporate Secretary	June 22, 2005

Robert Cairns

/s/ Gabriel P. Castano	Vice Chairman	June 22, 2005

Gabriel P. Castano

/s/ Walter F. Cobb	Director	June 22, 2005

Walter F. Cobb

/s/ Lou Ellen Ficke	Executive Vice President and Chief Financial	June 22, 2005

Lou Ellen Ficke	Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ James P. Kelley, II	Director, President and Chief Executive officer	June 22, 2005

James P. Kelley, II	(Principal Executive Officer)

/s/ Michael A. Lenzner	Director	June 22, 2005

Michael A. Lenzner

/s/ Anthony J. Pitale	Director	June 22, 2005

Anthony J. Pitale

/s/ John R. Plavan	Chairman of the Board	June 22, 2005

John R. Plavan

/s/ Stuart Rubin	Director	June 22, 2005

Stuart Rubin

/s/ Mark W. Santar	Director	June 22, 2005

Mark W. Santar